Exhibit 99
SELECTED FINANCIAL DATA

The following tables set forth, for the periods indicated, selected consolidated financial and other data. You should read the selected consolidated financial and other data below in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included within this document. With the exception of the selected credit card data, we have derived the following selected financial data from our audited consolidated financial statements for the years ended December 31, 2008, 2007, 2006, 2005 and 2004. The tables have been updated to reflect discontinued operations for all periods presented.  The tables also reflect retrospective adjustments associated with new accounting pronouncements that became effective for us on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51,” which resulted in the reclassification of our prior liability for minority interests to a new noncontrolling interests component of total equity, and FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion,” which resulted in reclassifications of consolidated balance sheet balances from deferred loan costs and convertible senior notes to additional paid-in capital and associated reclassifications among retained earnings and deferred tax liabilities. Retrospective application of FSP APB 14-1 also had the effect of increasing interest expense and, accordingly, decreasing net income within our consolidated statements of operations for each of the three years in the period ended December 31, 2008. The tables also reflect our adoption of FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which effective January 1, 2009 required us to adjust the number of shares included in our weighted average share calculations when determining both basic and diluted net income attributable to controlling interests per common share to include unvested share-based payment awards. Note 2 to our consolidated financial statements describes the retrospective application of these new accounting methods in greater detail.

We generally securitize our credit card receivables in transactions that are treated as sales under GAAP. In these securitizations, we receive cash, retain an interest in the receivables that are securitized, retain the rights to receive cash in the future and retain the rights and obligations to service the accounts. As such, we remove the securitized receivables from our consolidated balance sheet. The performance of the underlying credit card receivables, however, will affect the future cash flows we actually receive. Various financial, operating and statistical data for the credit card receivables underlying the securitization structures for which we act as servicer are presented in the “Credit Cards Segment” discussion within “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the year ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Total interest income	$97,989	$462,766	$297,985	$125,599	$40,692
Interest expense	(52,878)	(91,027)	(61,155)	(39,672)	(4,676)
Net interest income before fees and related income on non- securitized earning assets and provision for loan losses	45,111	371,739	236,830	85,927	36,016
Fees and related income on non-securitized earning assets	196,366	790,929	581,493	458,973	231,781
Provision for loan losses	(72,262)	(958,858)	(506,118)	(130,338)	(58,952)
Net interest income, fees and related income on non-securitized earning assets	169,215	203,810	312,205	414,562	208,845
Other operating income:
Fees and related (loss) income on securitized earning assets	(107,034)	301,895	200,637	128,014	158,192
Servicing income	181,883	96,944	89,100	138,516	91,604
Ancillary and interchange revenues	55,283	67,840	43,293	28,954	24,271
Gain on extinguishment of debt	61,671	—	—	—	—
Equity in income of equity-method investees	22,319	34,360	106,883	45,627	1,987
Total other operating income	214,122	501,039	439,913	341,111	276,054
Total other operating expense	584,078	746,215	540,301	443,304	289,110
(Loss) income from continuing operations before income taxes	(200,741)	(41,366)	211,817	312,369	195,789
Income tax benefit (expense)	65,537	12,173	(71,219)	(108,649)	(62,081)
(Loss) income from continuing operations	(135,204)	(29,193)	140,598	203,720	133,708
Discontinued operations:
Loss from discontinued operations	(9,868)	(40,043)	(39,267)	(34,746)	(16,375)
Income tax benefit	3,454	14,015	13,743	12,161	5,731
Loss from discontinued operations	(6,414)	(26,028)	(25,524)	(22,585)	(10,644)
Net (loss) income	(141,618)	(55,221)	115,074	181,135	123,064
Net loss (income) attributable to noncontrolling interests	2,145	(1,600)	(12,898)	(13,349)	(22,345)
Net (loss) income attributable to controlling interests	$(139,473)	$(56,821)	$102,176	$167,786	$100,719
(Loss) income from continuing operations attributable to controlling interests per common share—diluted	$(2.80)	$(0.62)	$2.52	$3.71	$2.14
Loss from discontinued operations attributable to controlling interests per common share—diluted	$(0.13)	$(0.53)	$(0.50)	$(0.44)	$(0.21)
Net (loss) income attributable to controlling interests per common share—diluted	$(2.93)	$(1.15)	$2.02	$3.27	$1.93

	At December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Balance Sheet Data:
Securitized earning assets	$813,793	$1,015,579	$811,012	$786,983	$536,718
Non-securitized earning assets, net	393,088	399,264	858,821	468,311	158,430
Total assets	1,525,111	1,870,403	2,109,710	1,816,599	1,003,526
Notes payable and other borrowings	199,939	235,591	358,694	165,186	83,624
Convertible senior notes	299,834	399,307	389,796	381,113	—
Total equity	$746,857	$919,337	$1,024,358	$917,803	$738,198

The following tables contain unaudited quarterly results for the years ended December 31, 2008 and 2007 and have been updated to reflect discontinued operations and the retrospective adjustments to which we referred above for all periods presented.

Selected Quarterly Financial Data

	At or for the three months ended
	2008				2007
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
	(Unaudited, in thousands)
Summary of operations:
Net interest income, fees and related income on non-securitized earning assets	$34,942	$38,744	$48,662	$46,867	$38,698	$18,446	$45,391	$101,275
Fees and related (loss) income on securitized earning assets	(93,204)	4,238	(60,661)	42,593	180,257	29,744	72,090	19,804
Total other operating income	107,075	60,612	81,288	72,181	50,317	53,118	55,334	40,375
Total other operating expense	126,710	156,764	149,468	151,136	224,290	177,517	184,689	159,719
(Loss) income from continuing operations before income taxes	(77,897)	(53,170)	(80,179)	10,505	44,982	(76,209)	(11,874)	1,735
Income tax benefit (expense)	23,345	20,586	26,124	(4,518)	(20,126)	27,968	4,628	(297)
(Loss) income from continuing operations	(54,552)	(32,584)	(54,055)	5,987	24,856	(48,241)	(7,246)	1,438
Discontinued operations:
Loss from discontinued operations	—	(1,883)	(3,300)	(4,685)	(18,108)	(7,993)	(6,793)	(7,149)
Income tax benefit	—	659	1,155	1,640	6,338	2,797	2,378	2,502
Loss from discontinued operations	—	(1,224)	(2,145)	(3,045)	(11,770)	(5,196)	(4,415)	(4,647)
Net (loss) income	(54,552)	(33,808)	(56,200)	2,942	13,086	(53,437)	(11,661)	(3,209)
Net loss (income) attributable to noncontrolling interests	3,616	30	518	(2,019)	1,163	(1,257)	(794)	(712)
Net (loss) income attributable to controlling interests	$(50,936)	$(33,778)	$(55,682)	$923	$14,249	$(54,694)	$(12,455)	$(3,921)

	At or for the three months ended
	2008				2007
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
	(Unaudited)
(Loss) income from continuing operations attributable to controlling interests per common share:
Basic	$(1.07)	$(0.68)	$(1.12)	$0.08	$0.54	$(1.01)	$(0.16)	$0.01
Diluted	$(1.07)	$(0.68)	$(1.12)	$0.08	$0.54	$(1.01)	$(0.16)	$0.01
Loss from discontinued operations attributable to controlling interests per common share:
Basic	$0.00	$(0.03)	$(0.05)	$(0.07)	$(0.24)	$(0.11)	$(0.09)	$(0.09)
Diluted	$0.00	$(0.03)	$(0.05)	$(0.07)	$(0.24)	$(0.11)	$(0.09)	$(0.09)
Net (loss) income attributable to controlling interests per common share:
Basic	$(1.07)	$(0.71)	$(1.17)	$0.01	$0.30	$(1.12)	$(0.25)	$(0.08)
Diluted	$(1.07)	$(0.71)	$(1.17)	$0.01	$0.30	$(1.12)	$(0.25)	$(0.08)

	At or for the three months ended
	2008				2007
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
	(Unaudited, in thousands)
Balance sheet data:
Securitized earning assets	$813,793	$924,832	$936,799	$1,000,390	$1,015,579	$617,691	$597,793	$658,423
Non-securitized earning assets, net	393,088	400,248	414,449	405,161	399,264	1,102,284	1,051,264	1,047,483
Total assets	1,525,111	1,698,725	1,805,933	1,937,421	1,870,403	2,474,686	2,171,262	2,230,107
Notes payable and other borrowings	199,939	215,178	236,855	249,864	235,591	864,919	475,883	539,174
Convertible senior notes	299,834	371,574	369,094	401,823	399,307	396,848	394,443	392,093
Total equity	$746,857	$821,481	$865,805	$920,966	$919,337	$930,348	$980,206	$987,381

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Financial Data,” and our consolidated financial statements and the related notes included therein where certain terms have been defined. This discussion has been updated to consider the effects of retrospective adjustments associated with new accounting pronouncements that became effective for us on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51,” which resulted in the reclassification of our prior liability for minority interests to a new noncontrolling interests component of total equity, and FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion,” which resulted in reclassifications of consolidated balance sheet balances from deferred loan costs and convertible senior notes to additional paid-in capital and associated reclassifications among retained earnings and deferred tax liabilities. Retrospective application of FSP APB 14-1 also had the effect of increasing interest expense and, accordingly, decreasing net income within our consolidated statements of operations for each of the three years in the period ended December 31, 2008. Note 2 to our consolidated financial statements describes the retrospective application of these new accounting methods in greater detail.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements. We have based these forward-looking statements on our current plans, expectations and beliefs about future events. There are risks that our actual experience will differ materially from the expectations and beliefs reflected in the forward-looking statements in this section. See “Cautionary Notice Regarding Forward-Looking Statements.”

OVERVIEW

We are a provider of various credit and related financial services and products to or associated with the financially underserved consumer credit market—a market represented by credit risks that regulators classify as “sub-prime.” We traditionally have served this market principally through our marketing and solicitation of credit card accounts and other credit products and our servicing of various receivables underlying both originated and acquired accounts. We contract with third-party financial institutions pursuant to which the financial institutions issue general purpose consumer credit cards and we purchase the receivables relating to such accounts on a daily basis. We market to cardholders other ancillary products, including credit and identity theft monitoring, health discount programs, shopping discount programs, debt waivers and life insurance. Our product and service offerings also include small-balance, short-term cash advance loans—generally less than $500 (or the equivalent thereof in the British pound for pound-denominated loans) for 30 days or less and to which we refer as “micro-loans”; these loans are marketed through various channels, including retail branch locations and the Internet. We also originate auto loans through franchised and independent auto dealers, purchase and/or service auto loans from or for a pre-qualified network of dealers in the buy-here, pay-here used car business and sell used automobiles through our own buy-here, pay-here lots. Lastly, our licensed debt collections subsidiary purchases and collects previously charged-off receivables from us, the trusts that we service and third parties.

The most significant changes to our business during the year ended December 31, 2008 were:

•	the sale of our Texas retail micro-loan operations;

•
the ongoing difficulties in the liquidity markets that prevented us from raising new funds in order to originate loans, thereby causing us to reduce credit card marketing levels to test levels only, to reduce credit lines and close some accounts, and to continue with our expense paring efforts;

•
the decreases in our advance rates and increased pricing for debt facilities within our Auto Finance segment, thereby causing us to recognize a goodwill impairment charge of $29.2 million in the third quarter of 2008;

•
the September 2008 amendments to one of our lower-tier originated portfolio master trust facilities to decrease capacity and advance rates within the facility, increase pricing under the facility and extend the maturity date of the facility through October 2010;

•	our repurchases of convertible senior notes in the second and fourth quarters resulting in net gains of $13.7 million and $48.0 million, respectively, within those quarters;

•	Encore’s failure to purchase certain previously charged-off accounts under its forward flow contract with us, alleging our breaches of certain representations and warranties set forth in the contract;

•
the occurrence of significant adverse third and fourth quarter 2008 foreign currency transaction and translation adjustments due to the rise in the U.S. dollar against the British pound in those quarters; and

•	the commencement and settlement of litigation against us by the FDIC and FTC that is discussed elsewhere in this document.

The most critical of these developments is the disruption that we continue to see in global liquidity markets and the ongoing malaise in the world economy. As is customary in our industry, we finance most of our credit card receivables through the asset-backed securitization markets—markets that worsened significantly in 2008. While we extended our principal lower-tier credit card securitization facility out to October 2010 in the third quarter of 2008—albeit at a reduced advance rate with increased pricing—we are concerned that the traditional securitization markets may not return to any degree of efficient and effective functionality for us for the foreseeable future. As a result, we currently do not possess the financing capacity or liquidity necessary to grow our originated credit card receivables portfolios, and we are closely monitoring and managing our liquidity position by marketing only at test levels in very discrete areas and taking a variety of account management actions (including credit line reductions and account closures) and other actions (including reducing our overhead infrastructure, which was built to accommodate higher account originations and managed receivables levels) in an effort to preserve cash. Some of these actions, while prudent to preserve liquidity, have the effect of reducing our profitability. For example, in an environment in which funding is available, we ordinarily would be seeking to market new accounts and expand credit lines for our most profitable consumers, but in the current environment, our liquidity situation mandates that we reduce our credit lines and exposure—even to our most profitable customers.

Lower real estate and other asset values and higher rates of job loss and overall unemployment have resulted from the current global liquidity crisis and recently have begun to translate into reduced payment rates within the credit card industry generally and for us specifically. Should we experience an extended period of reduced or worsening payment rates, the cash flows to us from our securitization trusts could be significantly curtailed (e.g., the terms of our securitization facilities might require them to accumulate or retain cash or use it to repay investor notes on an accelerated basis, rather than distribute it to us). The curtailment of the cash that we receive, combined with the fact that we now are already accumulating cash within our upper-tier originated portfolio master trust for the September 2009 scheduled maturity of a term securitization facility, could require us to reduce our personnel, overhead and other costs to levels that could impact the values of our retained interests in our securitized credit card receivables and result in impairments.

Our credit card and other operations are heavily regulated, and over time we change how we conduct our operations either in response to regulation or in keeping with our goals of continuing to lead the industry in the application of consumer-friendly credit card practices. For example, during the third and fourth quarters of 2006 we discontinued billing finance charges and fees on credit card accounts that become ninety or more days delinquent. This change had significant adverse effects on our fourth quarter 2006 and first quarter 2007 managed receivables net interest margins and other income ratios. Also, throughout 2007, we made certain changes to our collections programs and practices and changes to our billing and fee crediting practices in connection with our efforts to address negative amortization regulatory requirements; those changes had the effect of increasing our delinquencies and charge-off levels and ratios and decreasing our net interest margins and other income ratios. Because our account management practices are evolutionary and dynamic, it is possible that we may make further changes to these practices, some of which may produce positive and some of which may produce adverse effects on our operating results and financial position.

Commencing in June 2006, the FDIC began investigating the policies, practices and procedures used in connection with our credit card originating financial institution relationships. In December 2006, the FTC commenced a related investigation. As a result of these investigations, on June 10, 2008, the FTC commenced an action against us and one of our subsidiaries in the United States District Court for the Northern District of Georgia, which was entitled Federal Trade Commission vs. CompuCredit et al., Case No. 1:08ev01976-BBM-RGV, and the FDIC commenced three administrative proceedings against us (each of which was assigned dual case numbers), Nos. FDIC-08-139b, FDIC-08-140k, FDIC-07-256b, FDIC-07-257k, FDIC 07-228b and FDIC-07-260k, two of which also were against issuing banks that did not reach agreement with the FDIC. One of these two issuing banks has settled its dispute with the FDIC. In general, the actions alleged that we and our bank partners overstated the amount of available credit and inadequately disclosed up-front fees and that one of our subsidiaries misrepresented when certain new credit cards would be issued and certain previously charged-off balances would be reported to the credit bureaus as “paid in full” and utilized prohibited telephone collection practices.

In December 2008, we entered into a settlement agreement with the FDIC and the FTC to resolve their asserted litigation claims regarding our credit card marketing practices.  The settlement covers customers throughout the United States and provides that we will credit approximately $114 million to certain customer accounts that were opened between 2001 and 2005 and subsequently charged off or were closed with no purchase activity.  This amount involves mostly non-cash credits—in effect, reversals of amounts for which payments were never received. Cash refunds to consumers are estimated to be approximately $3.7 million, and we also paid $2.4 million to the U.S. Treasury. Exclusive of the $2.4 million paid to the U.S. Treasury (the income effects of which are included in the accompanying consolidated statement of operations), we currently have $7.5 million accrued to cover the remaining expected fee reversals, cash refunds and additional related costs.

Subject to the availability of liquidity to us at attractive terms and pricing, which is difficult if not impossible to obtain in the current market, our shareholders should expect us to continue to evaluate and pursue for acquisition additional credit card receivables portfolios, and potentially other financial assets that are complementary to our financially underserved credit card business. Additionally, given that financing for growth and acquisitions currently is constrained, our shareholders should expect us to pursue less capital intensive activities, like servicing credit card receivables and other assets for third parties (and in which we have limited or no equity interests), that allow us to leverage our expertise and infrastructure. Our focus is on making good economic decisions that will result in high returns on equity to our shareholders over a long-term horizon, even if these decisions may result in volatile earnings under GAAP—such as in the case of incurring significant marketing expenses in one particular quarter to facilitate expected future long-term growth and profitability or in the case of the current gain-on-sale accounting requirements for securitizations under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” (“Statement No. 140”). For further discussion of our historic results and the impact of securitization accounting on our results, see the “Results of Operations” and “Liquidity, Funding and Capital Resources” sections below, as well as our consolidated financial statements and the notes thereto included herein.

CONSOLIDATED RESULTS OF OPERATIONS

(In thousands)	2008	2007	2006	Income increases (decreases) from 2007 to 2008	Income increases (decreases) from 2006 to 2007
Earnings:
Total interest income	$97,989	$462,766	$297,985	$(364,777)	$164,781
Interest expense	(52,878)	(91,027)	(61,155)	38,149	(29,872)
Fees and related income on non-securitized earning assets:
Retail micro-loan fees	76,678	96,323	86,422	(19,645)	9,901
Internet micro-loan fees	42,623	9,772	—	32,851	9,772
Fees on non-securitized credit card receivables	6,367	673,916	436,697	(667,549)	237,219
Income on investments in previously charged-off receivables	38,816	57,613	41,811	(18,797)	15,802
Gross profit on auto sales	32,389	10,754	—	21,635	10,754
(Losses) gains on investments in securities	(6,622)	(70,042)	6,674	63,420	(76,716)
Other	6,115	12,593	9,889	(6,478)	2,704
Other operating income:
Securitization gains	—	106,489	6,193	(106,489)	100,296
(Loss) income from retained interest in credit card receivables securitized	(135,561)	176,449	174,075	(312,010)	2,374
Fees on securitized receivables	28,527	18,957	20,369	9,570	(1,412)
Servicing income	181,883	96,944	89,100	84,939	7,844
Ancillary and interchange revenues	55,283	67,840	43,293	(12,557)	24,547
Gain on repurchase of convertible senior notes	61,671	—	—	61,671	—
Equity in income of equity-method investees	22,319	34,360	106,883	(12,041)	(72,523)
Total	$455,599	$1,663,707	$1,258,236	$(1,208,108)	$405,471
Provision for loan losses	72,262	958,858	506,118	886,596	(452,740)
Operating expenses:
Salaries and benefits	67,434	74,371	49,564	6,937	(24,807)
Card and loan servicing	281,774	307,842	234,963	26,068	(72,879)
Marketing and solicitation	46,376	141,635	109,748	95,259	(31,887)
Depreciation	32,667	42,433	25,964	9,766	(16,469)
Goodwill impairment	30,868	48,449	10,546	17,581	(37,903)
Other	124,959	131,485	109,516	6,526	(21,969)

Year Ended December 31, 2008, Compared to Year Ended December 31, 2007

Total interest income. Total interest income consists primarily of finance charges and late fees earned on loans and fees receivable we have not securitized in off-balance-sheet securitization transactions—principally from our lower-tier credit card receivables until our securitization of them in December 2007 and from our Auto Finance segment. The decreases are primarily due to our December 2007 securitization of our lower-tier credit card receivables. We reported $358.8 million of total interest income on these receivables during the twelve months ended December 31, 2007, while income associated with our retained interest in the securitization trust underlying these receivables now is reported exclusively within fees and related income on securitized earning assets on our consolidated statements of operations.

Also included within total interest income (under the other category on our consolidated statements of operations) is interest income we earned on our various investments in debt securities, including interest earned on bonds distributed to us from our equity-method investees and on our subordinated, certificated interest in the Embarcadero Trust. Principal amortization caused a reduction in interest income levels associated with some of our bonds and the Embarcadero Trust interest. Moreover, our reduced holdings of bonds issued by other third-party asset-backed securitizations contributed further to our reduced other interest income levels compared to those experienced in 2007. Subsequent to the end of our second quarter of 2008, we liquidated our remaining investments in third-party asset-backed securities in response to margin calls; as such, we do not have any continuing interest income associated with these investments.

For the above-noted reasons, our ongoing total interest income is expected to be lower than experienced in prior years. Additionally, due to tightening liquidity, we significantly restricted growth within our Auto Finance segment during the third quarter of 2008, and absent our obtaining additional financing at attractive terms and pricing, we expect interest income within our Auto Finance segment to decline with net liquidations in its receivables levels for the foreseeable future.

Interest expense. The decreases are primarily due to our December 2007 securitization of our lower-tier credit card receivables. Interest expense associated with these receivables was $32.3 million (including deferred loan costs) for the year ended December 31, 2007; whereas, all interest costs associated with these receivables now are borne by our lower-tier originated portfolio master trust. Income associated with our retained interest in this securitization trust (net of interest costs) is reported exclusively within fees and related income on securitized earning assets on our consolidated statements of operations. Another significant contributor to our declining interest expense levels is the reduced levels of collateralized financing associated with our investments in third-party asset-backed securitizations. With our disposition of these investments immediately after the close of our second quarter of 2008, we will not incur any further interest costs associated with the financing of these investments.

We did, however, experience higher interest costs within our MEM, U.K.-based, Internet, micro-loan operations, reflecting our ownership of these operations for just over two quarters during 2007 and the subsequent funding of receivables growth within these operations through draws against available credit lines. Because MEM’s cash flows at moderate growth levels should allow it to de-lever in 2009 and pay down its outstanding debt, we expect it to incur lower 2009 interest costs.

Notwithstanding increases in pricing on debt facilities within our Auto Finance segment in the third quarter of 2008, we expect a gradual reduction in interest costs within this segment over time, reflecting both lower advance rates, and hence lower relative outstanding debt balances, and expected contractions in this segment’s receivables as we have significantly curtailed marketing within this segment.

Fees and related income on non-securitized earning assets. The factors affecting our levels of fees and related income on non-securitized earning assets include:

•
lower 2008 retail micro-loan fees due to (1) our substantial termination in late 2007 of a loan program in which we were the lender for micro-loans arranged by three different U.S. credit service organizations, (2) temporarily diminished consumer demand for retail micro-loans in the second quarter of 2008 possibly as a result of tax stimulus payments received by consumers, and (3) our conservative second quarter 2008 approach to loan generation in Ohio while we awaited regulatory approvals (obtained in August 2008)  for alternative loan products due to legislative changes enacted in that state during that quarter;

•	increases in Internet micro-loan fees for the year ended December 31, 2008, reflecting our acquisition of MEM in the second quarter of 2007 and subsequent growth of its operations;

•
the securitization of our lower-tier credit card receivables in December 2007, which caused a decrease of $672.7 million for the year ended December 31, 2008 in fees on non-securitized credit card receivables, offset slightly by modest growth in our balance transfer card program;

•
decreases in income on investments in previously charged-off receivables principally reflecting (1) the dispute with Encore based on its failure to continue purchases of previously charged-off receivables under our forward flow contract as discussed in detail within the Investment in Previously Charged-Off Receivables Segment section below and (2) increased pricing paid by this segment upon the expiration of one of its more favorably priced forward flow agreements for previously charged-off paper purchases—offset somewhat by (1) growth in the segment’s balance transfer program and Chapter 13 bankruptcy activities and (2) heightened levels of previously charged-off receivables sales during the first half of 2008 under our forward flow contract with Encore with correspondingly greater accretion of deferred revenue (in part due to the release of a portion of the $10.0 million related escrow) prior to the onset of our dispute with Encore;

•	higher gross profits on automotive vehicle sales for the year ended December 31, 2008 relating to our JRAS operations, which we acquired during the first quarter of 2007 and subsequently expanded; and

•
lowers levels of losses associated with our investments in securities primarily due to our cessation of the majority of these activities as we liquidated our remaining investments in third-party asset-backed securities in response to margin calls in the second quarter of 2008.

As we have now disposed of all of our investments in third-party asset-backed securities, we expect no further losses on these investments.

Prospects for near-term profits and revenue growth within our Investments in Previously Charged-off Receivables segment are uncertain due to the factors cited above (and discussed further in the Investment in Previously Charged-Off Receivables Segment section below), as well as an anticipated reduction in the volume of charge offs that the segment is expected to purchase from our lower-tier originated portfolio master trust relative to recent quarters. In the first and second quarters of 2008, the Investments in Previously Charged-off Receivables segment acquired substantial volumes from the large vintages of second and third quarter 2007 lower-tier credit card receivables originations that reached peak charge-off levels in the first and second quarters of 2008.

Additionally, we expect Auto Finance segment gross profits to remain relatively flat during 2009 given our decision to close four of JRAS’s twelve locations during the first quarter of 2009; growth in per lot sales at the eight remaining locations are expected to offset the effects of sales losses at the four closed lots.

Lastly, we currently expect continued, but limited, growth in fees from our U.K.-based Internet micro-loan operations within MEM as this entity continues to execute on its modest growth plan. Moreover, with the re-commencement of loan generation within our Ohio retail micro-loan storefronts, we expect increases in retail micro-loan fees for 2009, tempered somewhat however by uncertainties around the liquidity benefit of U.S. government economic stimulus legislation for our consumers.

Fees and related income on securitized earning assets. Fees and related income on securitized earning assets include (1) securitization gains, (2) income from retained interests in credit card receivables securitized and (3) returned-check, cash advance and other fees associated with our securitized credit card receivables.

We acquired our U.K. Portfolio of approximately £490 million ($970 million) of gross face amount of credit card receivables in the second quarter of 2007 and immediately securitized the portfolio, generating a $100.4 million securitization gain in that period. Given the current net liquidating status of each of our credit card receivables portfolios within their respective securitization trusts, we have not recognized any securitization gains during 2008, and absent portfolio additions we do not anticipate any securitization gains in 2009.

We experienced losses on retained interests in credit card receivables securitized during 2008. The U.K. Portfolio acquisition and its subsequent securitization in the second quarter of 2007 resulted in the large securitization gain noted above, but also generated $48.6 million of losses on our retained interests in that same period. Our other securitized portfolios generated income in the 2007 periods partially offsetting the losses in the U.K. Portfolio. In contrast, the 2008 periods reflect much lower losses on our retained interests in the U.K. Portfolio, but large losses resulting in part from charge offs associated with our lower-tier credit card receivables that we securitized in December 2007. This portfolio generated high levels of charge offs associated with the record number of new accounts originated in the second and third quarters of 2007, which negatively impacted our income from retained interests principally during the first and second quarters of 2008. Our 2008 losses also resulted from (1) our inability to re-price accounts owned by CB&T at market-appropriate pricing (a matter that is the subject of litigation between us and CB&T), (2) the continued effects on fee billings of the fourth quarter 2007 changes made to our billing practices in response to regulatory guidance and comments regarding negative amortization, (3) certain adverse changes to our retained interest valuation assumptions given current negative trends in the U.S. economy; and (4) certain account actions (including reductions in credit lines and account closures) which have negatively affected the fair value of our interest-only strips embedded within our income from retained interests in credit card receivables securitized computations.

Fees on securitized receivables increased in 2008 due to our December 2007 securitization of our lower-tier credit card receivables.

In the Credit Cards Segment section below, we provide further details concerning delinquency and credit quality trends, which affect the level of our income from retained interests in credit card receivables securitized and fees on securitized receivables.

Servicing income. Servicing income increased relative to 2007 levels due to the December 2007 securitization of our lower-tier credit card portfolio and the April 2007 acquisition and securitization of our U.K. Portfolio for which we have been engaged as servicer, partially offset, however, by the effects on our servicing compensation of liquidations in our credit card receivables portfolios and those of our equity-method investees for which we have been engaged as servicer. Relative to the servicing income we generated in 2008, in the absence of portfolio acquisitions and given currently planned originations at only test levels, we anticipate decreases in our servicing income levels in 2009 and beyond due to our currently liquidating portfolios.

Ancillary and interchange revenues. Ancillary and interchange revenues decreased in 2008, when compared to 2007. This decrease resulted from fewer new credit card account additions in 2008 and net liquidations that we have experienced in all of our credit card receivables portfolios. These decreases were partially offset in 2008 due to our April 2007 U.K. Portfolio acquisition, as we earned revenues from this portfolio for twelve months in 2008 but for only nine months in 2007. Absent portfolio acquisitions, we expect further reductions in our ancillary and interchange revenues in 2009 principally because we are currently originating only a small number of new credit card accounts, thereby resulting in a gradual liquidation of our portfolios.

Gain on repurchase of convertible senior notes. In 2008, we repurchased $18.2 million in face amount of our $250.0 million aggregate principal amount of 3.625% convertible senior notes due 2025 and $141.9 million in face amount of our $300.0 million aggregate principal amount of 5.875% convertible senior notes due 2035. The purchase price for these notes totaled $47.2 million (including accrued interest) and resulted in a gain of $61.7 million (net of the notes’ applicable portion of deferred costs that we wrote off upon their repurchase).  Per FSP APB 14-1, upon a repurchase of an outstanding instrument, the consideration transferred should be allocated between the related liability and equity components.  Because we determined that only de minimis value could be ascribed to the repurchase of the equity component, we used the total consideration given to calculate gain on the repurchase of the liability component.

        Equity in income of equity-method investees. Equity in income of equity-method investees decreased primarily due to diminished earnings over time as we continue to liquidate the receivables balances associated with these equity-method investees.

Provision for loan losses. Our provision for loan losses covers aggregate loss exposures on (1) principal receivable balances, (2) finance charges and late fees receivable underlying income amounts included within our total interest income category, and (3) other fees receivable. Our December 2007 securitization of our lower-tier credit card receivables is the principal reason for the reduction in our provision for loan losses; credit losses underlying our retained interests in our securitized lower-tier credit card receivables now are reflected exclusively within fees and related income on securitized earning assets on our consolidated statements of operations. Partially offsetting the reduction in our provision for loan losses are provisions made associated with receivables growth within our Auto Finance segment relating to the additions of ACC and JRAS in 2007 and subsequent growth in these operations, as well as receivables growth within our MEM, U.K.-based, Internet, micro-loan operations, tempered, however, by slower receivables growth within our Retail Micro-Loans segment. We currently expect our 2009 provision for loan losses to be relatively comparable to that in 2008. We should experience increased 2009 loan losses associated with our plans to continue modestly growing our retail and Internet micro-loans and given potential degradation in credit quality based on weakness in the U.S. and U.K. economies. These increases are expected to be offset, however, by net liquidations within our Auto Finance segment receivables.

Total other operating expense. Total other operating expense decreased in 2008, reflecting the following:

•
decreases in marketing and solicitation costs due to our desire to preserve capital given the current dislocation of the liquidity markets and our corresponding scale back in our credit card marketing efforts (whereby, for example, we grossed approximately 468,000 new credit card accounts during 2008 compared to approximately 2.1 million in new credit card accounts during 2007);

•
diminished salaries and benefits costs resulting from our ongoing cost-cutting efforts and our fourth quarter 2007 decision to discontinue several businesses and initiatives, partially offset however by slight increases within salaries and benefits primarily due to personnel additions in connection with our first quarter 2007 Auto Finance segment acquisitions of JRAS and ACC and our second quarter 2007 acquisitions of our MEM, U.K.-based, Internet, micro-loan operations and the U.K. Portfolio;

•
decreases within card and loan servicing expenses, primarily as a result of credit card portfolio liquidations—such decreases being partially offset by increased costs associated with (1) our first quarter 2007 JRAS and ACC acquisitions within our Auto Finance segment, (2) the second quarter 2007 acquisition of our U.K. Portfolio,  (3) the conversion of U.K. Portfolio servicing relationships from BarclayCard to us in the first quarter of 2008—costs that are not expected to continue in future periods, and (4) our MEM, U.K.-based, Internet, micro-loan operations that we acquired in the second quarter of 2007 and subsequently expanded;

•
decreases in depreciation expense and other expenses due to cost containment measures and diminished costs resulting from our fourth quarter 2007 decision to discontinue several businesses and initiatives and natural liquidations and corresponding cost declines in our existing portfolios; and

•	decreases in goodwill impairment charges of $17.6 million—such charges in 2007 relating to our Retail Micro-Loans segment and such charges in 2008 principally relating to our Auto Finance segment;

partially offset by:

•
higher legal expenses associated with now-settled litigation with the FTC and FDIC, our contractual disputes and litigation with Encore and CB&T, and a purported class action securities case that was filed against us and several of our officers.

While we incur certain base levels of fixed costs, the majority of our operating costs are variable based on the levels of accounts we market and receivables we service (both for our own account and for others) and the pace and breadth of our search for, acquisition of and introduction of new business lines, products and services. We have substantially reduced our exploration of new products and services and research and development efforts pending improvements in the liquidity markets. In addition, we have terminated various operations that were start-up in nature and were not individually meeting our current capital allocation requirements. Given our current focus on cost-cutting and capital preservation in light of the continuing dislocation in the liquidity markets and significant uncertainties as to when and if these markets will improve, we expect further reductions in marketing efforts and expense levels and in most other cost categories discussed above over the next several quarters. We continue to perform extensive reviews of all areas of our businesses for cost savings opportunities so as to align our costs with our currently liquidating portfolio of managed receivables.

Notwithstanding the above, we continue to incur heightened legal costs and will continue to incur these costs at heightened levels until we resolve outstanding litigation. Additionally, while it is relatively easy for us to scale back our variable expenses, it is much more difficult for us to appreciably reduce our fixed and other costs associated with an infrastructure (particularly within our Credit Cards segment) that was built to support growing managed receivables and levels of managed receivables that are significantly higher than both our current levels and the levels that we expect to see given our liquidity-related receivables contraction efforts. Our inability to reduce these costs as rapidly as our receivables reductions is expected to put continuing pressure on our ability to be profitable.

Income taxes. Our overall effective tax benefit rate (computed considering both continuing and discontinued operations in the aggregate) was 32.8% in 2008, versus 32.2% in 2007. The variance in the effective tax benefit rates between these two years is substantially related to differing ratios of our permanent differences to pre-tax GAAP loss levels. We have experienced no material changes in effective tax benefit rates associated with differences in filing jurisdictions and changes in law between these two years.

Noncontrolling interests. We reflect the ownership interests of noncontrolling holders of equity in our majority-owned subsidiaries (including management team holders of shares in our subsidiary entities; see Note 19, “Stock-Based Compensation”) as net loss (income) attributable to noncontrolling interests in our consolidated statements of operations. Generally, the income associated with noncontrolling interests is declining, which is consistent with (1) liquidations of acquired credit card portfolios within securitization trusts, the retained interests of which are owned by our majority-owned subsidiaries and (2) the resulting relative decline in contributions of our majority-owned subsidiaries (as discussed in “Fees and related income on securitized earning assets,” above) to income from retained interests in credit card receivables securitized as noted above. However, this general trend reversed in 2008, and we recorded a loss from our noncontrolling interests in 2008 given (1) net losses incurred by our majority-owned subsidiaries during that year—such losses stemming from reduced income on our retained interests in securitized credit card receivables within these subsidiaries in part associated with more conservative valuation assumptions used with respect to their retained interest valuations, (2) second quarter 2008 losses associated with our MEM, U.K.-based, Internet, micro-loan operations prior to its attaining scale and modest profitability in the third and fourth quarters of 2008, and (3) reduced income contributions during the second quarter of 2008 and losses incurred during the third and fourth quarters of 2008 within the majority-owned subsidiary that is a holding company within our Investments in Previously Charged-off Receivables segment for reasons explained throughout this document.

Year Ended December 31, 2007, Compared to Year Ended December 31, 2006

Total interest income. Total interest income consists primarily of finance charges and late fees earned on loans and fees receivable we have not securitized in off-balance-sheet securitization transactions—principally from our lower-tier credit card receivables until our securitization of them in December 2007 and our Auto Finance segment. The increase is primarily due to growth in our lower-tier credit card receivables. In addition, our newly acquired ACC and JRAS subsidiaries contributed $36.6 million of total interest income 2007.

Also included within total interest income (under the other category on our consolidated statements of operations) is interest income we earned on our various investments in debt securities, including interest earned on bonds distributed to us from our equity-method investees and on our subordinated, certificated interest in the Embarcadero Trust. Principal amortization caused reductions in interest income levels associated with some of our bonds and our Embarcadero Trust interest. Nevertheless, our other interest income levels for 2007 increased $3.6 million relative to 2006 as interest paid on our investments in debt securities (including bonds issued by other third-party, asset-backed securitizations) increased with our additional investments in these securities.

Interest expense. The increase is principally due to interest expense on (1) new and expanded debt facilities associated with our lower-tier credit card receivables prior to our securitization of these receivables in December 2007, and (2) debt of our newly acquired ACC and JRAS operations, which contributed an additional $10.6 million in interest expense during 2007.

Fees and related income on non-securitized earning assets. The increase in fees and related income on non-securitized earning assets was largely attributable to:

•	growth in fees on our lower-tier credit card receivables, principally due to increased originations;

•
growth within our Retail Micro-Loans segment, primarily due to our expansion into Michigan, Texas, Nevada and the U.K. and our conversion of operations in Arkansas and Florida from bank-model servicing operations to direct-lending operations in the second half of 2006;

•
an increase in income within our Investments in Previously Charged-Off Receivables segment, which relates to growth in the segment’s balance transfer program and Chapter 13 bankruptcy activities and to heightened levels of previously charged-off receivables sales under our forward flow contract with Encore and correspondingly greater accretion of deferred revenue;

•	$9.7 million of fee income in the other category from our MEM operations, which we acquired in the second quarter of 2007; and

•	$10.8 million of gross profits in the other category on automotive vehicle sales within our JRAS operations, which we acquired during the first quarter of 2007;

partially offset, however, by:

•	significant net realized and unrealized losses on our portfolio of investments in debt and equity securities.

 Losses associated with our investment portfolio parallel losses experienced throughout 2007 by many other investors in mortgage-backed bonds issued by asset-based securitization structures. We originally allocated $52.1 million of capital to these investments between the fourth quarter of 2004 and late 2006, and the 2007 losses we experienced within these investments reflect the significant dislocation that arose in 2007 in the market for mortgage-related and other asset-backed securities caused, in part, by leverage and liquidity constraints faced by many market participants.

Fees and related income on securitized earning assets. Fees and related income on securitized earning assets include (1) securitization gains, (2) income from retained interests in credit card receivables securitized and (3) returned-check, cash advance and other fees associated with our securitized credit card receivables. The increase in total fees and related income on securitized earning assets reflects:

•	a securitization gain of $100.4 million related to our U.K. Portfolio, which we acquired and securitized during the second quarter of 2007;

•
$211.1 million of income from our retained interest in our securitized lower-tier credit card receivables based on our securitization of these receivables in December 2007—such income being attributable to our December 31, 2007 write-up of these retained interests to their fair market value;

 partially offset, however, by:

•
$77.8 million of losses on our retained interest in the securitization trust underlying our U.K. Portfolio, which we acquired and securitized during the second quarter of 2007—such losses being principally attributable to our mark-to-market of these retained interests at various reporting period ends throughout 2007;

•
a first quarter 2007 reduction in the income from retained interests in credit card receivables securitized attributable to the fourth quarter 2006 implementation of our billing practice change to no longer bill finance charges and fees on credit card accounts that become ninety or more days delinquent;

•	a reduction in income from retained interests in credit card receivables securitized associated with the de-securitization of the Fingerhut Trust III receivables in the fourth quarter of 2006; and

•
contraction in income from retained interests in and fees associated with our purchased portfolios of securitized credit card receivables due in part to continued reductions in managed receivables levels within their respective securitization trusts in 2007.

In our Credit Cards segment discussion below, we provide further details concerning delinquency and credit quality trends, which affect the level of our income from retained interests in credit card receivables securitized and fees on securitized receivables.

Servicing income. Servicing income increased due to the April 2007 acquisition and securitization of our U.K. Portfolio for which we have been engaged as servicer, partially offset, however, by the effects on our servicing compensation of liquidations in our purchased credit card receivables portfolios and those of our equity-method investees for which we have been engaged as servicer.

Also offsetting the 2007 U.K. Portfolio servicing income increases was the elimination of servicing income within our Retail Micro-Loans segment during 2007. In February 2006, the FDIC effectively asked FDIC-insured financial institutions to cease cash advance and installment micro-loan activities conducted through processing and servicing agents such as our Retail Micro-Loans segment subsidiaries. As such, we did not earn any servicing income within our Retail Micro-Loans segment during 2007, while we earned $4.2 million of servicing income in this segment during 2006. We subsequently converted the Retail Micro-Loans segment’s operations in two of the four states affected by this FDIC action to a direct lending model; as such, this lost servicing income has been partially replaced by lending fees, which are reported within fees and related income on non-securitized earning assets.

Ancillary and interchange revenues. Ancillary and interchange revenues increased correlating with both growth in our managed receivables levels based on our origination of new credit card accounts and a commensurate mix change in our cardholder account base for which a greater percentage of our cardholder account base now is comprised of newer credit card accounts for which we typically experience higher ancillary revenues and higher purchasing volumes and associated interchange fees than for more mature cardholder accounts.

Equity in income of equity-method investees. Notwithstanding our July 2006 purchase of an additional 11.25% interest in CSG and a correspondingly higher income allocation from CSG, equity in income of equity-method investees decreased primarily due to (1) diminished earnings over time as we continue to liquidate the receivables balances associated with these equity-method investees and (2) the fact that one of our equity-method investees experienced a sizable gain upon the securitization of its portfolio of credit card receivables in the third quarter of 2006.

 Provision for loan losses. Our provision for loan losses covers aggregate loss exposures on (1) principal receivable balances, (2) finance charges and late fees receivable underlying income amounts included within our total interest income category, and (3) other fees receivable. The 2007 increase in our provision for loan losses corresponds with our significant year-over-year growth in on-balance-sheet loans and fees receivable principally related to our lower-tier credit card offerings. It also reflects the building of allowances for uncollectible loans and fees receivables associated with growth in our Retail Micro-Loans and Auto Finance segment receivables, as well as heightened levels of charge offs within both of these segments.

Total other operating expense. Total other operating expense increased by $211.6 million between 2006 and 2007, due principally to:

•
an increase in salaries and benefits primarily due to (1) growth in originated receivables within both our upper-tier and “lower-tier” originated portfolio master trusts, (2) personnel additions in connection with our acquisitions of JRAS in January 2007, ACC in February 2007, MEM in April 2007 and the U.K. Portfolio in April 2007, (3) additional information technology and other management personnel that we hired in 2006 and through the third quarter of 2007 associated with new product and systems launches within our Credit Cards, Retail Micro-Loans, Auto Finance and Other segments and (4) a $2.5 million increase in salaries and benefits expense associated with the amortization of restricted stock and stock option grants based in large part on grants to our President in May 2006;

•
an increase in card and loan servicing expense due to (1) servicing costs for our newly acquired JRAS, ACC and MEM operations, (2) servicing costs related to growth in originated receivables associated with our upper-tier and lower-tier originated portfolio master trusts, (3) higher servicing costs associated with our expanded number of issuing bank relationships and product lines and (4) servicing costs associated with the acquisition of our U.K. Portfolio, all such increases being offset partially by diminished servicing costs associated with our credit card portfolios acquired in prior years given their continuing liquidations during 2006 and 2007;

•
an increase in marketing and solicitation costs (including significantly higher advertising costs through television and the Internet during the first half of 2007, which represented significantly expanded marketing channels for us in the second and third quarters of 2007) aimed at growing credit card account originations and micro-loan receivables originated over the Internet;

•
increased intangibles, other asset and goodwill impairment charges, which are reflected within card and loan servicing expense, depreciation expense and goodwill impairment, associated with the various operations and initiatives that we ceased in the fourth quarter of 2007; and

•
an increase in other expenses, including depreciation and occupancy and related expenses, due primarily to (1) increased costs associated with infrastructure build-out to handle heightened 2007 growth in originated receivables (along with associated customer service enhancements), (2) heightened legal, regulatory and compliance efforts and costs associated with FDIC and FTC investigations and our establishment of an expanded number of issuing bank relationships and product offerings, (3) new product and systems launches within our Credit Cards, Retail Micro-Loans, Auto Finance and Other segments, (4) added expense related to our newly acquired JRAS, ACC and MEM operations, (5) the addition of our U.K. Portfolio and its associated infrastructure costs, (6) accelerated depreciation in primarily the first and second quarters of 2007 associated with shortened useful lives of our leasehold improvements within our former Atlanta, Georgia headquarters office facilities given our mid-2007 move from those facilities, (7) additional rent expense related to our new Atlanta, Georgia headquarters office lease, and (8) additional operating costs associated with the move of our Atlanta, Georgia corporate headquarters, including the physical costs of moving, heightened levels of technology spending associated with the move, $0.8 million of lease termination costs that we incurred in the second quarter of 2007 associated with the termination of one of our Atlanta-area office leases to facilitate movement of personnel to our new headquarters office, $4.8 million of loss recognition in the third quarter of 2007 given our realization of sublease rates below the costs of our leases underlying our former Atlanta, Georgia headquarters office space, and additional depreciation for leasehold improvements and furniture and fixtures related to the new Atlanta, Georgia headquarters office space.

Income taxes. Our effective tax benefit rate was 32.2% for 2007, compared to an effective tax expense rate of 33.3% for 2006. The decrease of 1.1% in our effective tax rate between 2007 and 2006 is principally due the fact that the absolute value of our 2007 pre-tax loss is substantially less than our 2006 pre-tax earnings. As such, the effects of lower benefit rates for foreign losses, unfavorable state income tax effects in certain jurisdictions and unfavorable permanent differences, including the effects of accruals pursuant to FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes,” on our effective tax rate calculation were more pronounced in 2007 than in 2006.

Noncontrolling interests. We reflect the ownership interests of noncontrolling holders of equity in our majority-owned subsidiaries (including management team holders of shares in our subsidiary entities; see Note 19, “Stock-Based Compensation”) as net loss (income) attributable to noncontrolling interests in our consolidated statements of operations. The decline in income attributable to noncontrolling interests is consistent with (1) liquidations of acquired credit card portfolios within securitization trusts, the retained interests of which are owned by our majority-owned subsidiaries and (2) the resulting relative decline in contributions of our majority-owned subsidiaries (as discussed in “Fees and related income on securitized earning assets,” above) to income from retained interests in credit card receivables securitized as noted above.

Credit Cards Segment

Included at the end of this “Credit Cards Segment” section under the heading “Definitions of Financial, Operating and Statistical Measures” are definitions for various terms we use throughout our discussion of the Credit Cards segment.

Our Credit Cards segment includes our activities relating to investments in and servicing of our various credit card portfolios as well as the performance associated with various investments in asset-backed debt and equity securities. The revenues we earn from credit card activities primarily include finance charges, late fees, over-limit fees, annual fees, activation fees, monthly maintenance fees, returned-check fees and cash advance fees. We also sell ancillary products such as memberships, insurance products, subscription services and debt waiver. Additionally, we earn interchange fees, which represent a portion of the merchant fee assessed by card associations based on cardholder purchase volumes underlying credit card receivables.

 The way we record these receivables in our consolidated balance sheets and in our consolidated statements of operations depends on the form of our ownership. While the underlying activities are similar between each of our portfolios, there are differences, and how we reflect these activities in our consolidated financial statements differs dramatically depending on our ownership form. These forms include:

•	originated or purchased;

•	securitized or non-securitized; and

•	consolidated or non-consolidated.

Our originated portfolios include the credit card receivables of customers obtained through our own marketing efforts, whereas our purchased portfolios include the credit card receivables of customer accounts that were originated by others prior to our acquisitions of the portfolios at varying but generally significant purchase discounts. We historically have spent a substantial amount on marketing to originate new cardholder accounts, although the level of our marketing efforts depends upon the state of the economy and our available liquidity and has declined significantly in recent periods. We expense the majority of these marketing costs when we incur them. New cardholders also require greater servicing efforts than established accounts. Originated accounts generally do not charge off until after the account is open for at least six months. During periods of rapid growth in originated cardholder accounts, we likely will reflect high relative servicing and marketing expenses but low relative charge offs of delinquent accounts. On the other hand, when we purchase credit card portfolios from others we historically have purchased them at substantial discounts. We generally earn fees from the cardholders immediately after the purchase and do not have to bear the high marketing costs associated with originated accounts. The receivables we purchase are in various stages of delinquency, and some will charge off, for example, in the first month after we purchase them. In computing our managed receivables statistics (see discussion below), we apply a portion of our purchase discount to offset the face amount of charge offs of all receivables in existence on the date of our acquisitions, and, therefore, we generally do not incur any negative and non-economic effects associated with these charge offs.

With our December 2007 securitization of our lower-tier credit card receivables, we now have securitized substantially all of our credit card receivables through off-balance-sheet securitizations. In these securitizations, we sell the receivables to a trust, and generally recognize a gain on this sale that we refer to as a securitization gain. Because we have sold these receivables in accordance with Statement No. 140, we remove them from our consolidated balance sheets. We record the operating activities associated with our securitized credit card receivables in the fees and related income on securitized earning assets category in our consolidated statements of operations. The sub-categories of income on these securitized receivables include: (1) the securitization gains noted above; (2) income from retained interests in credit card receivables securitized, which generally includes finance charges, late fees, over-limit fees, annual fees, and monthly maintenance fees; and (3) fees on securitized receivables, which includes activation fees, returned-check fees, cash advance fees and other fees. We record fee charge offs for securitized receivables as an offset to their related revenues, and we account for net principal charge offs as an offset in determining income from retained interests in credit card receivables securitized.

During any periods in which we hold credit card receivables on our balance sheet (e.g., prior to our securitization or after our de-securitization of them), we record the finance charges and late fees in the consumer loans, including past due fees category on our consolidated statements of operations, and we include the over-limit, annual, monthly maintenance, returned-check, cash advance and other fees in the fees and other income on non-securitized earning assets category on our consolidated statements of operations. We reflect the charge offs of non-securitized receivables within our provision for loan losses, and we account for the charge offs of securitized receivables as an offset in determining income from retained interests in credit card receivables securitized (within fees and related income on securitized earning assets on our consolidated statements of operations).

We routinely originate or purchase our credit card portfolios through subsidiary entities. Generally, if we control through direct ownership or exert a controlling interest in the entity, we consolidate it and reflect its operations as noted above. If we exert significant influence but do not control the entity, we record our share of its net operating results in the equity in income of equity-method investees category on our consolidated statements of operations.

We also earn servicing income from the trusts underlying our securitizations and the securitizations of our equity-method investees. For both the securitized and non-securitized credit card receivables of our consolidated entities, we record the ancillary and interchange revenues in a separate line in our consolidated statements of operations.

Background

We make various references within our discussion of the Credit Cards segment to our managed receivables. In calculating managed receivables data, we assume that none of the credit card receivables underlying our off-balance-sheet securitization facilities was ever transferred to a securitization trust, and we present our credit card receivables as if we still owned them. We reflect the portion of the receivables that we own within our managed receivables data, whether or not we consolidate the entity in which the receivables are held. Therefore, managed receivables data include both our securitized and non-securitized credit card receivables. They include the receivables we manage for our consolidated subsidiaries, except for the noncontrolling interest holders’ shares of the receivables, and they also include only our share of the receivables that we manage for our equity-method investees.

Financial, operating and statistical data based on these aggregate managed receivables are vital to any evaluation of our performance in managing our credit card portfolios, including our underwriting, servicing and collecting activities and our valuing of purchased receivables. In allocating our resources and managing our business, management relies heavily upon financial data and results prepared on this “managed basis.” Analysts, investors and others also consider it important that we provide selected financial, operating and statistical data on a managed basis because this allows a comparison of us to others within the specialty finance industry. Moreover, our management, analysts, investors and others believe it is critical that they understand the credit performance of the entire portfolio of our managed receivables because it reveals information concerning the quality of loan originations and the related credit risks inherent within the securitized portfolios and our retained interests in their underlying securitization trusts.

Reconciliation of the managed receivables data to our GAAP consolidated financial statements requires: (1) recognition that, with our securitization of our lower-tier credit card receivables in December 2007, we now sell substantially all of our credit card receivables in securitization transactions; (2) an understanding that our managed receivables data are based on billings and actual charge offs as they occur, without regard to any changes in our allowance for uncollectible loans and fees receivable; (3) inclusion of our economic share of (or equity interest in) the receivables that we manage for our equity-method investees;

and (4) removal of our noncontrolling interest holders’ shares of the managed receivables underlying our GAAP consolidated results.

We typically have purchased credit card receivables portfolios at substantial discounts. A portion of these discounts is applied against receivables acquired for which charge off is considered likely, including accounts in late stages of delinquency at the date of acquisition; this portion is measured based on our acquisition date estimate of the shortfall of cash flows expected to be collected on the acquired portfolios relative to the face amount of receivables represented within the acquired portfolios. We refer to the balance of the discount for each purchase not needed for credit quality as accretable yield, which we accrete into net interest margin using the interest method over the estimated life of each acquired portfolio. As of the close of each financial reporting period, we evaluate the appropriateness of the credit quality discount component of our acquisition discount and the accretable yield component of our acquisition discount based on actual and projected future results.

 The following table summarizes (in millions), for acquisitions occurring in 2006 through 2008, the discount components associated with our economic interests in the acquired portfolios.

	Purchases occurring in
	2008	2007	2006
Total face value acquired	$—	$970.0	$—
Total discount	—	203.6	—
Portion needed for credit quality	—	203.6	—
Portion reflecting accretable yield	—	—	—

Zero balances for 2006 and 2008 reflect the fact that we did not acquire any credit card receivables portfolios during those periods. The 2007 balances are those associated with our April 2007 U.K. Portfolio purchase.

Asset Quality

Our delinquency and charge-off data at any point in time reflect the credit performance of our managed receivables. The average age of the credit card accounts underlying our receivables, the timing of portfolio purchases, the success of our collection and recovery efforts and general economic conditions all affect our delinquency and charge-off rates. The average age of the accounts underlying our credit card receivables portfolio also affects the stability of our delinquency and loss rates. We consider this delinquency and charge-off data in the valuation of our retained interests in credit card receivables securitized which is a component of securitized earning assets on our consolidated balance sheets.

 Our strategy for managing delinquency and receivables losses consists of account management throughout the customer relationship. This strategy includes credit line management and pricing based on the risks of the credit card accounts. See also our discussion of collection strategies under the heading “How Do We Collect from Our Customers?” in Item 1, “Business,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The following table presents the delinquency trends of the credit card receivables that we manage, as well as charge-off data and other managed loan statistics (in thousands; percentages of total):

	At or for the three months ended
	2008				2007
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Period-end managed receivables	$2,714,375	$3,041,877	$3,126,936	$3,378,827	$3,717,050	$3,722,373	$3,501,468	$2,512,566
Period-end managed accounts	3,801	4,171	4,358	4,775	5,105	5,268	4,756	3,755
Percent 30 or more days past due	23.8%	18.8%	18.0%	21.4%	24.9%	21.0%	18.6%	18.0%
Percent 60 or more days past due	17.4%	13.9%	13.4%	17.8%	19.6%	15.5%	14.0%	13.9%
Percent 90 or more days past due	12.7%	9.8%	9.7%	14.3%	14.2%	11.0%	9.6%	10.3%

Average managed receivables	$2,903,953	$3,079,867	$3,227,006	$3,558,518	$3,731,286	$3,613,924	$3,419,306	$2,563,581
Combined gross charge-off ratio	33.9%	33.0%	50.6%	50.2%	37.4%	29.8%	34.6%	34.6%
Net charge-off ratio	14.8%	15.4%	21.5%	20.6%	15.8%	13.9%	16.9%	13.4%
Adjusted charge-off ratio	14.2%	14.5%	20.3%	19.1%	13.9%	10.5%	9.6%	13.1%
Total yield ratio	46.4%	44.4%	45.3%	47.4%	56.1%	53.0%	49.3%	53.0%
Gross yield ratio	25.3%	24.8%	23.1%	24.3%	29.2%	29.2%	28.6%	28.8%
Net interest margin	13.6%	14.8%	12.3%	13.2%	18.0%	19.1%	19.0%	17.9%
Other income ratio	9.8%	7.7%	(0.8)%	(0.8)%	11.9%	13.1%	8.4%	10.8%
Operating ratio	8.6%	9.1%	9.8%	9.4%	11.9%	10.5%	10.6%	12.1%

Managed receivables. Our individual purchased portfolios are always in a state of liquidation due to the absence of new cardholders to replace those who either pay off their balances or become delinquent and charge off. As a result, to maintain or increase our managed receivables, we generally must either add new accounts in our originated portfolios or acquire additional portfolios. The general trend-line increase in our managed receivables through the third quarter of 2007 principally was due to growth in our lower-tier credit card receivables. The general trend-line decrease beginning in the fourth quarter of 2007 principally was due to reductions in originations midway through the third quarter of 2007 in response to tightened liquidity markets, combined with significant charge-offs, primarily of accounts originated in the second and third quarters of 2007. Additionally, like other credit card issuers, we experienced lower than expected cardholder purchases beginning in the fourth quarter of 2007, which also contributed to the trend-line decrease in our managed receivables.

Our U.K. Portfolio acquisition in the second quarter of 2007 also added a significant number of accounts, thereby contributing to our significant overall growth in receivables in that quarter; this is the only credit card portfolio that we have acquired over the past eight quarters.

Absent portfolio acquisitions, we expect our 2008 trend of reductions in our managed receivables levels to continue for the foreseeable future as we have substantially curtailed our credit card marketing efforts in light of dislocation in the liquidity markets and our uncertainty as to when and if these markets will rebound sufficiently to facilitate organic growth in our credit card receivables operations.

Delinquencies. Delinquencies have the potential to impact net income in the form of net credit losses. Delinquencies also are costly in terms of the personnel and resources dedicated to resolving them. We intend for the account management strategies we use on our portfolio to manage and, to the extent possible, reduce the higher delinquency rates that can be expected in a more mature managed portfolio such as ours. These account management strategies include conservative credit line management, purging of inactive accounts and collection strategies intended to optimize the effective account-to-collector ratio across delinquency categories. We further describe these collection strategies under the heading “How Do We Collect from Our Customers?” in Item 1, “Business,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We measure the success of these efforts by measuring delinquency rates. These rates exclude accounts that have been charged off.

We experienced an increasing trend in our 30-plus, 60-plus and 90-plus day delinquencies through December 31, 2007, excluding slight seasonal declines in the first and second quarters of 2007. These increases predominantly are attributable to a mix change reflecting disproportionate receivables growth rates in our lower-tier credit card portfolios relative to those of our other credit card receivables. Our lower-tier credit card receivables typically experience substantially higher delinquency rates and charge-off levels than those of our other originated and purchased portfolios. Since December 31, 2007, however, our delinquency statistics have benefited from a mix change in the other direction whereby disproportionate charge-off levels for our lower-tier credit card portfolios relative to those of our other credit card receivables have caused a decline in lower-tier credit card receivables as a percentage of our aggregate managed credit card receivables.

The accounts underlying our lower-tier credit card receivables generally have a shorter life cycle than our other accounts, with peak charge offs occurring approximately eight to nine months after activation. Our lower-tier credit card account growth recently has fluctuated significantly. After significant account originations in 2006, we experienced slower account originations in the first quarter of 2007, record account growth in the second and third quarters of 2007, moderate account originations in the fourth quarter of 2007 and significantly lower and trending lower account originations throughout 2008. This “marketing volume-based volatility” results in increasing delinquencies in the months shortly following periods of high growth, followed by high charge offs generally in the third quarter following activation. Despite these fluctuations, we believe that the heightened delinquency and charge-off levels and greater volatility in our delinquency statistics associated with our lower-tier credit card offerings are reasonable based on the relative returns offered.

The 2007 mix change toward a greater percentage of our receivables being comprised of lower-tier credit card receivables would have resulted in even greater 2007 delinquencies (as a percentage of managed receivables) but for our U.K. Portfolio acquisition in the second quarter of 2007; our U.K. Portfolio’s delinquencies are significantly below those of our lower-tier credit card receivables.

In the first quarter of 2008, we experienced the initial charge-offs from the record 1.5 million aggregate originations of the second and third quarters of 2007. A portion of these accounts underlying our lower-tier credit card offerings was significantly delinquent at the end of the fourth quarter of 2007, and many accounts charged off in the first two quarters of 2008. Compounding the impacts on delinquency rates is the fact that we had significantly reduced new originations in the fourth quarter of 2007 and thereafter and as such did not receive any benefit of adding new current (i.e., non-delinquent) receivables, which would serve to suppress delinquency rates somewhat (“denominator effect”). Generally offsetting the so-called denominator effect in recent quarters, however, is the relative maturity of all of our credit card receivables portfolios. Given our significantly reduced marketing and origination activities, most of our credit card accounts have now passed through peak delinquency and charge-off stages of their vintage cycles. Supporting this observation is the fact that substantially all of our individual credit card receivables portfolios had a lower percentage of 60-plus day delinquencies at September 30, 2008 than they did at September 30, 2007.

Notwithstanding the above and the general observation that our delinquencies and charge offs are lower in more mature portfolios that have passed through their peak delinquency and charge-off stages, we took account actions that caused a rise in delinquencies in the fourth quarter of 2008—namely credit line reductions and account closures. We know from our long history of purchasing credit card portfolios from others that when we reduce credit lines and close accounts, we cause an acceleration of delinquencies and charge offs for those cardholders who ultimately would have charged off after a longer period of account utility. We do not believe, however, that credit line reductions and account closures cause good-performing cardholders to charge off at higher levels. This is to say that we believe credit line reductions and account closures cause an accelerating shift forward in our credit card charge-off curves, rather than causing a lift in these curves.

We do note, however, that our fourth quarter credit line reductions and account closures certainly did not account for all of the increase in delinquencies at December 31, 2008. We saw a significant downward shift in payments rates generally beginning in November 2008, and our delinquency statistics reflect this and the effects of continued and worsening economic weakness on the ability of our cardholders to make their required minimum payments. Higher delinquencies at December 31, 2008 will translate into higher charge-off rates in the first couple quarters of 2009. Once the wave of account reduction and account closure-related charge offs cycle through in the first two quarters of 2009, we should again begin to see the lower delinquency and charge-off benefits of our more mature portfolios. However, with growing unemployment levels and continuing economic weakness in both of our U.S. and U.K. credit card receivables markets, we could see further deterioration in payment rates and higher delinquencies and charge offs even for our generally better performing cardholders who remain with us after credit line reduction and account closure actions.

Charge offs. We generally charge off credit card receivables when they become contractually 180 days past due or within thirty days of notification and confirmation of a customer’s bankruptcy or death. However, if a cardholder makes a payment greater than or equal to two minimum payments within a month of the charge-off date, we may reconsider whether charge-off status remains appropriate. Additionally, in some cases of death, receivables are not charged off if, with respect to the deceased customer’s account, there is a surviving, contractually liable individual or an estate large enough to pay the debt in full.

Our combined gross charge-off ratio and our net charge-off ratio trended upwards through the second quarter of 2007, principally due to the effects of growth in our lower-tier credit card offerings, which have higher charge offs relative to their average managed receivables balances, than do our other portfolios. The growth in these receivables changed the mix of our receivables by weighting the lower-tier credit card portfolio more heavily than in prior years. Based on this mix change, we generally would expect our charge-off ratios to increase during periods of disproportionate growth in our lower-tier credit card receivables. We saw the same mix change effect given our record lower-tier credit card originations through the third quarter of 2007 which adversely impacted our combined gross charge-off ratio and our net charge-off ratio through the second quarter of 2008. All things being equal, we would expect reduced charge-off ratios in future quarters due to a mix change in the other direction whereby recent disproportionate charge-off levels for our lower-tier credit card portfolios relative to those of our other credit card receivables have caused a decline in lower-tier credit card receivables as a percentage of our aggregate managed credit card receivables. As previously mentioned, however, recent credit line reduction and account closure actions we have undertaken will result in higher charge-offs in the first two quarters of 2009.

In addition to the generally increasing trend in charge offs through the end of the second quarter of this year, we also generally had experienced seasonal trends in which the first and fourth quarters incur higher levels of charge offs than do the second and third quarters. This tendency results from the cash flow patterns impacting our cardholders. Typically, because of tax refunds, we experience greater remittances by cardholders late in the first quarter of each year, improving their delinquency status and reducing charge offs in the second and third quarters. This trend was muted somewhat by the effects of our U.K. portfolio acquisition in the second quarter of 2007 and is not evident at all in the second quarter of 2008 due to the peak vintage charge-off effects of our third quarter 2007 lower-tier credit card originations. Moreover, our recent credit line reduction and account closure actions are expected to disrupt general season patterns in the second quarter of 2009 and contribute to higher than typical charge-off rates.

Combined gross charge-off ratio. Seasonal fluctuations contributed to the increase in the combined gross charge-off ratio in the first and fourth quarters of 2007. In the second quarter of 2007, the combined gross charge-off ratio was consistent with the first quarter, which is contrary to the seasonality trend we would anticipate. This variation resulted partially from growth in our lower-tier credit card receivables, which partially offset the effects of our normal seasonality trends. In addition and most significantly, we acquired our U.K. Portfolio in April 2007. A significant number of receivables within the U.K. Portfolio were in a late stage of delinquency at the time of our acquisition and charged off in the months following the close of our acquisition. These higher charge offs increased our combined gross charge-off ratio in the second quarter. Since that time, the U.K. Portfolio addition has had a positive impact on our overall combined gross charge-off ratio as this portfolio has a lower average charge-off rate than our other portfolios.

Our combined gross charge-off ratio increased in the fourth quarter of 2007 due primarily to marketing volume-based fluctuations caused by greater volumes of our lower-tier credit card accounts originated in prior quarters that reached their peak charge-off levels in the fourth quarter. In addition, we experienced seasonal increases that were amplified somewhat by the broader economic pressures felt by our cardholders. These two factors carried over into the first two quarters of 2008, with the marketing volume-based fluctuations having a far greater impact than in the fourth quarter of 2007. Because we had incurred the peak charge offs associated with our record lower-tier credit card account originations of the second and third quarters of 2007, the third and fourth quarter 2008 combined gross charge-off ratios dropped dramatically from the first half of 2008 to below the average combined gross charge-off ratio we experienced in 2007.

As noted previously, we expect higher combined gross charge-off ratios in the first and second quarters of 2009 associated with recent credit line reduction and account closure actions. Notwithstanding an adverse economic environment and the adverse denominator effect discussed previously, we expect the combined gross charge-off ratio to begin trending down after the second quarter of 2009 given that our recent credit line reduction and account closure actions will result in a well seasoned base of more stable cardholders after the effects of the actions are realized within our charge-off statistics.

Net charge-off ratio. The net charge-off ratio measures principal charge offs, net of recoveries. The seasonal trends discussed above apply to this ratio in a manner similar to their effects on the combined gross charge-off ratio. The increasing trend due to the shift in our mix toward a greater percentage of our receivables being comprised of lower-tier credit card receivables also affected our net charge-off ratio over the past several quarters, but to a lesser degree than it affected our combined gross charge-off ratio. Our lower-tier credit card portfolio has a significantly lower principal to total receivables ratio than do our other portfolios, so growth in this portfolio has less of an effect on our net charge-off ratio than it does on our combined gross charge-off ratio.

The net charge-off ratio increased in the second quarter of 2007 in excess of the typical trend line. This change is due to our U.K. Portfolio acquisition in that quarter. As noted above, this portfolio had a significant number of receivables that were in a late stage of delinquency and that charged off in the months following our acquisition. Without this U.K. Portfolio acquisition, our net charge-off ratio would have fallen to 13.1% in the second quarter of 2007, in line with our seasonal trend. The ratio also would have fallen in the third quarter of 2007, but to a lesser degree than it did, as the incremental charge offs from the U.K. Portfolio were much greater in the second quarter than in the third. In the fourth quarter of 2007, our net charge-off ratio was lower than it otherwise would have been without the U.K. Portfolio acquisition, as the U.K. Portfolio’s receivables have a lower ongoing net charge-off ratio than the receivables of our other portfolios. In the first quarter of 2008, the net charge-off ratio increased at a slightly lesser rate than our combined gross charge-off ratio, which is consistent with our expectations that our lower-tier credit card portfolio will influence net charge offs less than it will affect combined gross charge offs due to the relative mix of a cardholder’s balance between principal and finance charge and fee receivables. However, the net charge-off ratio increased at a greater rate than the gross charge-off ratio in the second quarter of 2008 because peak vintage charge offs of our lower-tier credit card receivables reversed recently experienced trending changes in mix toward a greater percentage of our portfolio being comprised of lower-tier credit card receivables. As the peak vintage charge-offs have now been fully incurred, we saw a trending decline in the net charge-off ratio in the last two quarters of 2008.  This trending decline will be abated during the first two quarters of 2009, however, given previously discussed effects of our recent credit line reduction and account closure actions.

Adjusted charge-off ratio. This ratio reflects our net charge offs, less credit quality discount accretion with respect to our acquired portfolios. Therefore, its trend line should follow that of our net charge-off ratio, adjusted for the diminishing impact of past portfolio acquisitions and for the additional impact of new portfolio acquisitions. Prior to our second quarter 2007 U.K. Portfolio acquisition, our most recent credit card receivables portfolio acquisition was in the first quarter of 2005. Generally, we saw an expected decline in the gap between the net charge-off ratio and the adjusted charge-off ratio with each passing quarter subsequent to that first quarter 2005 acquisition and into the first quarter of 2007. Our U.K. Portfolio acquisition in the second quarter of 2007 caused this gap to widen in that quarter, with consistent declines in the gap throughout the remainder of 2007 and into 2008. We expect the gap between the net charge-off ratio and the adjusted charge-off ratio to continue to decline absent the purchase of another portfolio at a discount to the face amount of its receivables.

Total yield ratio and gross yield ratio. As noted previously, the mix of our managed receivables generally shifted throughout 2007 toward those receivables of our lower-tier credit card offerings. These receivables have higher delinquency rates and late and over-limit assessments than do our other portfolios, and thus have higher total yield and gross yield ratios as well. Accordingly, we generally would expect these ratios to increase with disproportionate growth in and to decrease with disproportionate reductions in our lower-tier credit card receivables.

Our total and gross yield ratios were adversely affected  in the second quarter of 2007 due to the addition of our acquired U.K. Portfolio. Its total yield and gross yield are below average as compared to our other portfolios, and the addition of the U.K. Portfolio negatively impacted our total yield and gross yield ratios by 4.8% and 1.7%, respectively, in the second quarter of 2007 and by 8.0% and 3.0%, respectively, in the second half of 2007. The effects of the U.K. Portfolio on these measures likewise continued into 2008.

Our total and gross yield ratios bear the effects throughout the final two quarters of 2007 and 2008 of changes we made to our billing practices in keeping with our goals of ensuring that our practices continue to be among the most consumer-friendly practices in the credit card industry and to address evolving negative amortization industry guidance. As an example of these changes, in November 2007, we began to reverse fees and finance charges on the accounts of cardholders who made their 3% or 4% (depending upon the product offering) contractual payments to us so that those accounts would not be in negative amortization. These changes reduced our gross yield ratio in the fourth quarter of 2007, and because only two months of the effects of these changes are reflected in the fourth quarter, they had a greater impact throughout 2008.

Significant declines in our total yield and gross yield ratios are noted in the first and second quarters of 2008 primarily related to the relative delinquency status of our lower-tier credit card receivables portfolio. We note that we do not bill finance charges and fees on accounts ninety or more days delinquent. Late in the fourth quarter of 2007, the initial wave of accounts from our record 1.5 million of predominantly lower-tier credit card originations in the second and third quarters of 2007 became ninety or more days delinquent, and we stopped charging finance charges and fees to these accounts. In the first and second quarters of 2008, we did not bill finance charges and fees to a significant portion of the accounts within our lower-tier credit card receivables portfolio as the accounts remained ninety or more days delinquent. We included these accounts in our average managed receivables, but generated no yield from them, and our total and gross yield ratios declined as a result. Many of these accounts charged off during these quarters, meaning that the effects of this phenomenon should be much less significant for the foreseeable future.

Partially offsetting the beneficial effects in the third quarter of 2008 of reduced levels of accounts in late stages of delinquency (for which we do not bill finance charges and fees) were reduced early stage delinquency rates we experienced at the end of the second quarter of 2008, which resulted in lower finance charge and late fee billings in the third quarter of 2008. This trend reversed in the fourth quarter of 2008 with rising delinquency levels. Also favorably affecting our fourth quarter 2008 total and gross yield ratios were changes to terms and re-pricings for many of our credit card accounts to reflect the higher risks and costs we face in the current economic climate. In fact, these ratios suffered somewhat in 2008 prior to these changes to terms and re-pricings as we were effectively prohibited against making such changes by one of our issuing bank partners—a matter that currently is subject to our claims against this issuing bank partner in litigation. We expect our recent changes to terms and re-pricings to positively affect our total and gross yield ratios going forward; however, they are not expected to offset the first and second quarter of 2009 adverse effects on these ratios of the wave of later stage delinquencies (for which we do not bill finance charges or fees) that will result from our fourth quarter credit line reduction and account closure actions as discussed above.

Net interest margin. Because of the significance of the late fees charged on our lower-tier credit card receivables as a percentage of outstanding receivables balances, we generally would expect our net interest margin to increase as our lower-tier credit card receivables become a larger percentage and to decrease as they become a smaller percentage of our overall managed receivables. Principally by reason of peak lower-tier credit card receivables charge-off vintage levels in the first and second quarters of 2008, we have experienced reductions in our lower-tier credit card receivables levels as a percentage of our managed credit card receivables over the past several quarters. Accordingly, this is the principal factor that has contributed to the general declining trend in our net interest margins relative to 2007 levels.

Our net interest margin also has experienced reductions given the effects of our acquired U.K. Portfolio in the second quarter of 2007. The net interest margin for this portfolio is below the weighted average rate of our other portfolios, and while the U.K. Portfolio offset had only a slight impact to our net interest margin in the second quarter of 2007, it had a much greater impact in the third and fourth quarters of 2007.

Our net interest margin declined in the fourth quarter of 2007 due in part to higher charge offs, which resulted from seasonal increases that were amplified somewhat by economic pressures felt by our cardholders stemming from tightened liquidity markets. Also contributing to trending contractions in our net interest margins are the effects of negative-amortization-related changes to our billing practices that we implemented beginning in November 2007—whereby to ensure against negative amortization, we now reverse certain fees and finance charges on the accounts of cardholders who make only their 3% or 4% (depending upon the product offering) contractual payments to us.

Our net interest margins in the first and second quarters of 2008 were particularly depressed due to changes within our lower-tier credit card receivables portfolio. This portfolio generated lower finance charge and late fee billings in the first two quarters of 2008 due to the significant portion of the accounts within that portfolio that were in late stages of delinquency—stages for which we do not bill finance charges or late fees. Further, many accounts within that portfolio reached peak charge-off vintage levels and charged off during those quarters, resulting in higher finance charge and late fee charge offs netting against yields in the determination of our net interest margin for the quarters. Because large volumes of second and third quarter of 2007 lower-tier credit card receivables had rolled through their peak charge-off vintage levels by the end of the second quarter of 2008, the net interest margin increased for the third quarter of 2008. It declined in the fourth quarter of 2008, however, because of continued reductions in our lower-tier credit card receivables as a percentage of our total managed receivables and because of a heightened level of negative amortization-related credits issued in the fourth quarter. Given our credit line reduction and account closure actions undertaken in the fourth quarter of 2008, we expect further trending reductions in our net interest margins in the first and second quarters of 2009, with recoveries of net interest margin levels in the latter half of 2009.

Other income ratio. We generally expect our other income ratio to increase as our lower-tier receivables become a larger percentage and to decrease as our lower-tier receivables become a smaller percentage of our overall managed receivables. These receivables generate higher membership, over-limit, monthly maintenance and other fees than do our other portfolios.

Adversely affecting our other income ratio principally beginning in the second quarter of 2007 was the performance of our then-held portfolio of investments in debt and equity securities, which principally consisted of investments in CDOs and CMOs backed by mortgages as well as trading positions in an ABX index and the activities of which are reflected within our Credit Cards segment’s other income ratio. We generated income from these investments of $2.8 million in the first quarter of 2007, but then incurred losses of $28.5 million, $37.4 million, $6.9 million, $5.2 million and $1.1 million in the second, third and fourth quarters of 2007 and the first and second quarters of 2008, respectively. Excluding these investment activities, our other income ratio would have increased from 10.3% in the first quarter of 2007 to 11.8% and 17.2% in the second and third quarters of 2007, respectively, before declining again to 12.7% in the fourth quarter of 2007 and -0.2% and 1.2% in the first and second quarters of 2008, respectively. Because these investment activities were completely discontinued by the end of the second quarter of 2008, we do not expect any further effects from these activities in future periods.

The addition of our acquired U.K. Portfolio in the second quarter of 2007 negatively impacted our other income ratios for the last three quarters of 2007. The other income ratio for this portfolio is well below the ratio for our lower-tier credit card offerings and is slightly below that of our traditional upper-tier originated portfolio. Adding the performance of these receivables to the overall mix of our managed receivables resulted in a decrease of approximately 200 basis points in the other income ratio in 2007. In the first and second quarters of 2008, however, the U.K. Portfolio was accretive in comparison to our lower-tier credit card receivables as they experienced negative other income ratios in those quarters as the record 1.5 million of predominantly lower-tier credit card originations in the second and third quarters of 2007 reached peak charge-off vintage levels.

Excluding investment activities, our other income ratio increased quarter over quarter in the first three quarters of 2007 before declining in the fourth quarter of 2007 and declining significantly the first and second quarters of 2008. The declines are due primarily to higher charge offs in those quarters resulting from the marketing volume-based volatility in our lower-tier credit card receivables portfolios and from seasonal increases in charge offs that were amplified somewhat by economic pressures felt by our cardholders. Our aforementioned negative amortization-related finance charge and fee reversal changes to our billing practices also negatively impacted our other income ratio in these quarters and in the third and fourth quarters of 2008.

In the first two quarters of 2008, our lower-tier credit card receivables’ fee charge offs within the other income ratio exceeded the fee income from these receivables, resulting in a negative other income ratio for this portfolio. The same lower-tier credit card receivables-related factors mentioned in our discussion of our first and second quarter 2008 net interest margins are at play in the determination of our first and second quarter 2008 other income ratios—such factors including the effects of significantly higher late stage delinquency levels for which we do not bill over-limit and other fees and the large proportion of lower-tier credit card accounts that reached peak charge-off vintage levels and charged off during the quarters, resulting in higher fee charge offs netting against billed fees in the determination of our other income ratio. Our  second quarter of 2008 other income ratio reflects the favorable effects of a $13.7 million gain on the repurchase of our convertible senior notes; excluding this gain, the ratio declined to -2.5%, consistent with the trend from the first quarter of 2008. Repurchases of our convertible senior notes also served to positively impact our other income ratio in the fourth quarter of 2008. As computed without regard to a $48.0 million gain related to these fourth quarter repurchases, our other income ratio would have been 3.2%, lower than the 7.7% experienced in the third quarter primarily due to the effects of account closure actions and annual and other fee reversals associated therewith, heightened levels of negative amortization-related fee reversals, and credits provided within our originated portfolios under collection programs aimed at stimulating cardholder payments. Our credit line reduction and account closure actions undertaken in the fourth quarter of 2008 are expected to keep our other income ratio at depressed levels in first and second quarters of 2009.

Operating ratio. We have experienced trending reductions in our operating ratio over the past several quarters as our receivables mix has shifted from lower-tier credit card receivables comprising a larger percentage of our managed receivables to lower-tier credit card receivables comprising a smaller percentage of our managed receivables. Our lower-tier credit card receivables are comprised of accounts with smaller receivables balances than those accounts underlying our upper-tier originated portfolio master trust and acquired portfolios. Smaller receivable balance accounts require many more customer service interactions per average dollar of outstanding balance (relative to our upper-tier originated portfolio and acquired portfolios), and hence result in higher costs as a percentage of average managed receivables than we historically have experienced with our upper-tier originated portfolio master trust and acquired portfolios’ receivables. Our decline in account origination levels over the past several quarters also has contributed to reductions in our quarterly operating ratios; as our originated accounts mature, the level of interactions with the customer declines, contributing to lower overall operating ratios.

Our operating ratios in the second and third quarters of 2007 declined due to our U.K. Portfolio acquisition. This portfolio is comprised of accounts with relatively large receivables balances, and therefore, it bears a lower operating ratio than that of our lower-tier credit card receivables portfolio. The fourth quarter of 2007 operating ratio increased due to our $6.0 million charitable contribution in that quarter in addition to our incurrence of higher legal and related costs associated with now-settled FDIC and FTC investigations. In the first, second and third quarters of 2008, we had lower operating expenses, primarily due to our slow-down in originations (customer interactions and related costs are higher in the first few months after card activation than they are for more mature credit card accounts as noted above) and to the specific expense reduction initiatives we undertook in the latter half of 2007 in response to the tightened liquidity markets. But for a $5.5 million impairment charge in the second quarter of 2008 associated with a sublease of 183,461 square feet of office space at our corporate headquarters, we would have experienced a slight reduction in our second quarter 2008 operating ratio relative to its first quarter 2008 level. The operating ratio in the third quarter was further reduced below that of the second quarter (as adjusted for the lease impairment charge mentioned above) primarily due to our continued expense reduction efforts. While expense reductions continued into the fourth quarter, we expect a reversal of our operating ratio reduction trends in 2009 as our managed receivables levels are expected to drop at faster rates than the rates at which we can reduce our costs (particularly when considering our fixed infrastructure costs).

Future Expectations

Because of our reduced levels of marketing spend, our fourth quarter 2008 credit line reduction and account closure actions and our expected liquidations within each of our credit card receivables portfolios, we generally do not expect our yield-oriented managed receivables statistics to return to levels experienced in 2007 and prior for the foreseeable future. There are significant economic factors that could adversely affect our future Credit Cards segment performance, including further potential slow-downs in the U.S. and U.K. economies and rising unemployment rates within both countries as the ability of our customers to make timely required payments on their credit cards is significantly affected by their employment levels. Unemployment rates in the U.S. have been rising over the past year, and we have seen somewhat lower payment rates—the effects of which could include yield compression, higher charge offs, reductions in receivables levels and reductions in the cash flows we receive from our portfolios. It is also possible that heightened levels of litigation as noted throughout this document may result in higher legal expenses for us that could offset other cost-cutting measures that we currently expect to experience within our operating ratios.

Definitions of Financial, Operating and Statistical Measures

Combined gross charge-off ratio. Represents an annualized fraction the numerator of which is the aggregate amounts of finance charge, fee and principal losses from customers unwilling or unable to pay their receivables balances, as well as from bankrupt and deceased customers, less current-period recoveries, and the denominator of which is average managed receivables. Recoveries on managed receivables represent all amounts received related to managed receivables that previously have been charged off, including payments received directly from customers and proceeds received from the sale of those charged off receivables. Recoveries typically have represented less than 2% of average managed receivables.

Net charge-off ratio. Represents an annualized fraction the numerator of which is the principal amount of losses, net of recoveries, and the denominator of which is average managed receivables. (The numerator excludes finance charge and fee charge offs, which are charged against the related income item at the time of charge off, as well as losses from fraudulent activity in accounts, which are included separately in other operating expenses.)

Adjusted charge-off ratio. Represents an annualized fraction the numerator of which is principal net charge offs as adjusted to apply discount accretion related to the credit quality of acquired portfolios to offset a portion of the actual face amount of net charge offs, and the denominator of which is average managed receivables. (Historically, upon our acquisitions of credit card receivables, a portion of the discount reflected within our acquisition prices has related to the credit quality of the acquired receivables—that portion representing the excess of the face amount of the receivables acquired over the future cash flows expected to be collected from the receivables. Because we treat the credit quality discount component of our acquisition discount as related exclusively to acquired principal balances, the difference between our net charge offs and our adjusted charge offs for each respective reporting period represents the total dollar amount of our charge offs that were charged against our credit quality discount during each respective reporting period.)

Total yield ratio. Represents an annualized fraction, the numerator of which includes all finance charge and late fee income billed on all outstanding receivables, plus credit card fees (including over-limit fees, cash advance fees, returned check fees and interchange income), plus earned, amortized amounts of annual membership fees and activation fees with respect to certain of our credit card products, plus ancillary product income, plus amortization of the accretable yield component of our acquisition discounts for portfolio purchases, and the denominator of which is average managed receivables.

Gross yield ratio. Represents an annualized fraction, the numerator of which is finance charges and late fees, and the denominator of which is average managed receivables.

Net interest margin. Represents an annualized fraction, the numerator of which includes finance charge and late fee income billed on all outstanding receivables, plus amortization of the accretable yield component of our acquisition discounts for portfolio purchases, less interest expense associated with portfolio-specific debt and securitization facilities and finance charge and late fee charge offs, and the denominator of which is average managed receivables. (Net interest margins are influenced by a number of factors, including (1) the level of finance charges and late fees, (2) the weighted average cost of funds underlying portfolio-specific debt or within our securitization structures, (3) amortization of the accretable yield component of our acquisition discounts for portfolio purchases and (4) the level of our finance charge and late fee charge offs. On a routine basis, generally no less frequently than quarterly, we re-underwrite our portfolio to price our products to appropriately reflect the level of each customer’s credit risk. As part of this underwriting process, existing customers may be offered increased or decreased pricing depending on their credit risk, as well as their supply of and demand for credit. Increases in pricing may increase our net interest margin, while decreases in pricing may reduce our net interest margin.)

Other income ratio. Represents an annualized fraction, the numerator of which includes credit card fees (including over-limit fees, cash advance fees, returned check fees and interchange income), plus earned, amortized amounts of annual membership fees and activation fees with respect to certain of our credit card products, plus ancillary product income, less all fee charge offs (with the exception of late fee charge offs, which are netted against the net interest margin) plus gains and losses on investments in securities and convertible senior note repurchase gains, and the denominator of which is average managed receivables.

Operating ratio. Represents an annualized fraction, the numerator of which includes all expenses (other than marketing and solicitation and ancillary product expenses) associated with our Credit Cards segment, net of any servicing income we receive from third parties associated with our role as servicer, and the denominator of which is average managed receivables.

Investments in Previously Charged-Off Receivables Segment

For 2008 and 2007, the following table shows a roll-forward of our investments in previously charged-off receivables activities (in thousands of dollars):

	2008	2007
Unrecovered balance at beginning of period	$14,523	$12,871
Acquisitions of defaulted accounts	77,436	45,770
Cash collections	(71,778)	(85,144)
Accretion of deferred revenue associated with forward flow contract	(11,321)	(16,587)
Cost-recovery method income recognized on defaulted accounts (included as a component of fees and related income on non-securitized earning assets on our consolidated statements of operations)	38,816	57,613
Unrecovered balance at December 31	$47,676	$14,523
Estimated remaining collections (“ERC”)	$104,761	$67,903

The above table reflects our use of the cost recovery method of accounting for our investments in previously charged-off receivables. Under this method, we establish static pools consisting of homogenous accounts and receivables for each portfolio acquisition. Once we establish a static pool, we do not change the receivables within the pool. We record each static pool at cost and account for it as a single unit for payment application and income recognition purposes. Under the cost recovery method, we do not recognize income associated with a particular portfolio until cash collections have exceeded the investment. Additionally, until such time as cash collected for a particular portfolio exceeds our investment in the portfolio, we will incur commission costs and other internal and external servicing costs associated with the cash collections on the portfolio investment that we will charge as an operating expense without any offsetting income amounts.

Previously charged-off receivables held as of December 31, 2008 are principally comprised of normal delinquency charged-off accounts purchased from the securitization trusts that we service, accounts associated with Chapter 13 Bankruptcies and accounts acquired through this segment’s balance transfer program prior to such time as credit cards are issued relating to the program’s underlying accounts.

We generally estimate the life of each pool of charged-off receivables that we typically acquire to be between twenty-four and thirty-six months for normal delinquency charged-off accounts (including balance transfer program accounts) and approximately sixty months for Chapter 13 Bankruptcies. We anticipate collecting 49.4% of the ERC of the existing accounts over the next twelve months, with the balance to be collected thereafter. Our acquisition of charged-off accounts through our balance transfer program results in receivables with a higher than typical expected collectible balance. At times when the composition of our defaulted accounts includes more of this type of receivable, the resulting estimated remaining collectible portion per dollar invested is expected to increase. We saw this trend until our dispute with Encore arose this year, the result of which is our having to now hold significant investments in normal delinquency charged-off accounts purchased from the securitization trusts that we service—investments which prior to the dispute were purchased and sold contemporaneously under the Encore forward flow contract. Compounding this trend reversal is the fact that our Investments in Previously Charged-Off Receivables segment’s balance transfer program has experienced lower overall placement volumes primarily due to Encore Capital’s decision to discontinue balance transfer program placements to us. It is unknown at this time if and when placement volumes will return to the record volume placed in the first half of 2008.

Most of our Investments in Previously Charged-Off Receivables segment’s acquisitions of normal delinquency charge offs recently have been comprised of previously charged-off receivables from the securitization trusts that we service. Until a dispute arose with Encore this year, the segment had, almost simultaneously with each of its purchases from these securitization trusts, sold these charge offs for a fixed sales price under its five-year forward flow contract with Encore rather than retained them on its balance sheet. With these essentially simultaneous pass-through transactions, the segment had not previously experienced any substantial mismatch between the timing of its collections expenses and the production of revenues under its cost recovery method of accounting. This changed in the third quarter, however, as a result of Encore’s refusal to purchase receivables under the forward flow contract. Pending the resolution of this dispute, our Investment in Previously Charged-Off receivables segment will either have to find another buyer for its purchased charge offs or retain its purchased charge offs on its balance sheet and undertake collection activities to maximize its return on these purchases. The retention of these receivables will cause significant reductions in its earnings given the mismatching of cost recovery method collection expenses with their associated revenues as collection expenses will be incurred up front, while revenue recognition will be delayed until complete recovery of the acquired portfolio’s investment as noted above. Once the investments are completely recovered, the segment will begin to recognize the profitability associated with these purchases. The expected time to recover investments in portfolios varies by portfolio but generally is estimated to occur within twelve to eighteen months after purchase.  Alternatively, if the segment sells these receivables, we do not expect another buyer to pay as much as Encore was paying under its fixed-price commitment—a price that was reflective of the high valuations being place on charged-off paper in the market generally in 2005, rather than in today’s environment in which the relative supply of charged off paper is greater. The increasing supply of charged off paper is, however, likely to result in increased opportunities to acquire charged off portfolios at prices under which the segment can generate significant returns, and we expect to increase our purchases of charged off portfolios from third parties in the coming year.

Our Investments in Previously Charged-off Receivables segment’s pre-tax results for 2008 were appreciably lower than in 2007. This primarily reflects (1) the effects of Encore’s refusal to purchase receivables, which has resulted in a longer earnings recognition period for purchased charged off paper and the commensurate expense and revenues mismatch mentioned above and our inability to recognize as income the remaining escrowed funds owed to us under the Encore forward flow agreement, and (2) increased pricing paid by this segment upon the expiration of one of its more favorably priced forward flow agreements for previously charged-off paper purchases. Results for 2008 when compared to the prior year were positively impacted by a significant increase in the volume of charge offs that the segment purchased from our lower-tier originated portfolio master trust and then sold under its forward flow agreement with Encore prior to Encore’s refusal to purchase these charge offs; this volume increase relates to the large vintages of second and third quarter 2007 lower-tier credit card receivables originations that realized peak charge-off levels in the first and second quarters of 2008.  Also positively affecting 2008 results relative to 2007 are the continued growth and profitability of our Chapter 13 bankruptcy and balance transfer programs; the success of these programs is masked, however, by the cost-recovery-method expense and revenue mismatches associated with charged-off receivables that we must now purchase and hold given Encore’s refusal to purchase them as required under its forward flow contract.

In 2008 we reclassified results associated with credit cards issued under our balance transfer program into our Credit Cards segment for all periods presented. This reclassification caused a reduction in the Investments in Previously Charged-off Receivables segment’s revenues and expenses for all periods presented. In the second quarter of 2008, we began exploring a balance transfer program in the U.K., and we anticipate that this program will generate modest revenues commencing in early 2009.

Retail Micro-Loans Segment

The Retail Micro-Loans segment consists of a network of storefront locations that, depending on the location, provide some or all of the following products or services:  (1) small-denomination, short-term, unsecured cash advances that are typically due on the customer’s next payday; (2) installment loan and other credit products; and (3) money transfer and other financial services. The assets associated with our retail micro-loan operations were principally acquired during 2004 and early 2005. As of December 31, 2008, our Retail Micro-Loans segment subsidiaries operated 350 storefront locations in ten states as well as the U.K.

The micro-loan market emerged in the early 1990s in response to a shortage of available short-term consumer credit alternatives from traditional banking institutions. We believe customers seek cash advance micro-loans as a simple, quick and confidential way to meet short-term cash needs between paydays while avoiding the potentially higher costs and negative credit consequences of other financing alternatives, which include overdraft privileges or bounced-check protection, late bill payments, checks returned for insufficient funds and short-term collateralized loans.

From the inception of our retail micro-loan operations through mid-2007, we embarked on a strategy of converting our mono-line micro-loan storefronts into neighborhood financial centers offering a wide array of financial products and services, including auto insurance, stored-value cards, check cashing, money transfer, money order, bill payment, auto title loans and tax preparation service assistance. These new products had some success in improving foot traffic within our storefronts and increasing our revenues on a per store basis. In certain states, however, we saw increasingly stringent lending regulations (which in many cases precluded the execution of our multi-product line strategy) and possible evidence of market saturation, both of which resulted in revenue growth that did not meet our expectations. At the same time, we saw rising delinquencies and charge offs in almost all of the states where we had retail micro-loan operations. After evaluating the operations of our Retail Micro-Loans segment on a state-by-state basis, it became evident during 2007 that the potential risk-adjusted returns expected in certain states did not justify the ongoing required investment in the operations of those states. As a result, during the fourth quarter of 2007, we decided to pursue a sale of our Retail Micro-Loans segment’s operations in six states:  Florida; Oklahoma; Colorado; Arizona; Louisiana; and Michigan. Through a series of staged closings with a single buyer, the first of which was completed July 31, 2008, we completed the sale of operations in three states (Florida, Louisiana, and Arizona) in the third quarter of 2008. By September 30, 2008, we had closed all remaining storefronts in Michigan and our unprofitable storefronts in Colorado and Oklahoma. For a limited number of profitable storefronts in Colorado and Oklahoma, however, we elected to continue operations, and we have removed these storefronts from discontinued operations in our consolidated statements of operations for all periods presented. Our various discontinued operations within these six states were classified as assets held for sale on our December 31, 2007, March 31, 2008 and June 30, 2008 consolidated balance sheets and are included in the discontinued operations category in our consolidated statements of operations for all periods presented.

Additionally, during the first quarter of 2008, after reevaluating the capital required for sustaining start-up losses associated with our eighty-one store locations in Texas, we decided to pursue a sale of our Texas store locations—a sale that was completed in April 2008. We have included our Texas results in the discontinued operations category in our consolidated statements of operations for all periods presented.

During 2008, we closed ten locations (other than those closed as part of our discontinued operations) and did not open any new locations. We are not planning to expand the current number of locations in any new or existing markets; instead, we likely will continue to look at closing individual locations that do not meet our profitability thresholds. In addition, we will continue to evaluate our risk-adjusted returns in the states comprising the continuing operations of our Retail Micro-Loans segment.

The operations and associated overhead related to our remaining 350 retail micro-loans storefront locations in ten states (plus the U.K.) are included as continuing operations within our consolidated financial statements.

Financial, operating and statistical metrics for our Retail Micro-Loans segment (including both U.S. and U.K. locations) are detailed (dollars in thousands) in the following tables.

	For the year ended December 31,
	2008	2007
Beginning number of locations (excluding locations discontinued and held for sale as of December 31, 2007)	410	475
Opened locations	—	66
Locations reclassified from discontinued operations	31	—
Closed locations	(10)	(26)
Locations sold	(81)
Locations held for sale	—	(105)
Ending continuing locations	350	410

	For the year ended December 31,
	2008	2007
Gross retail micro-loans fees (for continuing operations)	$76,678	$96,323
Total gross revenues	$76,678	$96,323
Income (loss) from continuing operations before income taxes	$9,775	$(28,240)
Loss from discontinued operations before income taxes	$(8,622)	$(25,242)
Period end loans and fees receivable, gross	$40,099	$49,464

Our 2007 pre-tax losses from continuing operations include goodwill impairment charges associated with continuing operations of $48.4 million (pre-tax). The 2007 goodwill impairment charge was based in large part on valuation multiple contraction for comparable companies to our Retail Micro-Loans segment and the effects of this contraction on our assessment of the value of this segment at our required testing date.

Our 2008 and 2007 losses from discontinued operations reflect losses incurred within the storefronts that we were holding for sale at December 31, 2007 and that we sold or closed during second and third quarters of 2008, including $8.8 million (pre-tax) of goodwill and other impairment charges associated with these discontinued operations in 2007 and an additional $1.1 million impairment to goodwill associated with the decision to sell our Texas storefronts in the first quarter of 2008.

  The reduction in period end loans and fees receivable, gross and income from continuing operations before income taxes (adjusting for the $48.4 million impairment charge incurred during 2007) in the above table reflect repayments that we received on a unique category of profitable loans and fees receivable throughout 2007—loans under which we were the lender but that were arranged by three different U.S. credit services organizations. We had substantially terminated these particular lending activities prior the beginning of the 2008 year. The reductions also principally reflect temporarily diminished consumer demand for retail micro-loans due, we believe, to tax stimulus payments received by consumers in the second quarter of 2008 and our conservative second quarter 2008 approach to loan generation in Ohio while we awaited now-obtained (in August 2008) regulatory approval for alternative loan products in that state due to legislative changes enacted in that state during the second quarter. With the re-commencement of loan generation in Ohio, we expect increases in Retail Micro-Loan segment fees and profits for 2009, tempered somewhat however by uncertainties around the liquidity effects of U.S. government economic stimulus legislation on our consumers.

Auto Finance Segment

Our Auto Finance segment now includes a variety of auto sales and lending activities.

Our original platform, CAR Financial Services (“CAR”), acquired in April 2005, consists of a nationwide network of pre-qualified auto dealers in the buy-here, pay-here used car business, from which our Auto Finance segment purchases auto loans at a discount or for which we service auto loans for a fee. We generate revenues on purchased loans through interest earned on the face value of the installment agreements combined with discounts on loans purchased. We earn discount income over the life of the applicable loan. Additionally, we generate revenues from servicing loans on behalf of dealers for a portion of actual collections and by providing back-up servicing for similar quality securitized assets. We offer a number of other products to our network of buy-here, pay-here dealers (including a product under which we lend directly to the dealers), but the vast majority of our activities are represented by our purchases of auto loans at discounts and our servicing of auto loans for a fee.

In January 2007, we acquired a 75% ownership interest in JRAS, a buy-here, pay-here dealer, for $3.3 million, and our ownership interest in JRAS has increased to 90% since acquisition through our capital contributions to its operations. Through the JRAS platform, we sell vehicles to consumers and provide the underlying financing associated with the vehicle sales. Customer purchases are financed for periods of time between twenty-four and forty-two months, and credit is approved and payments are received in each storefront. We currently retain all loans and the servicing rights and obligations for all contracts. At the time of acquisition, our JRAS platform operated four retail locations in Georgia. As of December 31, 2008, JRAS had twelve retail locations in four states. Subsequent to year end we have undertaken steps to close four locations in two states. The capital requirements to bring JRAS’s sales for its twelve locations at December 31, 2008 to a level necessary to completely cover fixed overhead costs and consistently generate profits were more than we are willing to undertake given dislocations in the current liquidity environment.

During the third quarter of 2008, we completed an extension and expansion of JRAS’s receivables-based lending arrangement. As extended and renewed, the facility allows for increased borrowing capacity (up to $30.0 million), an expanded borrowing base definition, and an extended term through January 2010. Notwithstanding our completion of this facility in the third quarter of 2008, bringing JRAS’s sales for its eight locations to a level necessary to completely cover fixed overhead costs and consistently generate profits will require additional equity capital contributions from us. Given this reality combined with dislocations in the current liquidity environment, we do not intend to expand JRAS’s operations for the foreseeable future and may take further actions to limit the amount of capital required to fund ongoing operations.

In February 2007, we acquired the assets of San Diego, California-based ACC. In conjunction with this purchase, we also acquired a $189.0 million auto loan portfolio from Patelco. These assets were originated and serviced by ACC on behalf of Patelco. The total purchase price paid for the two acquisitions was $168.5 million. ACC purchases retail installment contracts from franchised car dealers. From a credit quality perspective, the ACC borrower base is slightly above the niche historically served by our Auto Finance segment.

Collectively, we serve 1,018 dealers through our Auto Finance segment in forty-two states and the District of Columbia.  Selected financial, operating and statistical data (in thousands except for percentages) for our Auto Finance segment are provided in the following two tables; where terms used within these tables are identical to the terms used within our Credit Cards segment discussion above (albeit with appropriate substitution of Auto Finance receivables and activities for the Credit Card receivables and activities described within those definitions).

We were required to make a determination of the fair value of goodwill and intangible assets associated with one of the reporting units within our Auto Finance segment in the third quarter of 2008 because our refinancing of certain debt facilities within the reporting unit in September 2008 under higher pricing and reduced leverage (i.e., advance rates against underlying asset values) is expected to cause both lower profit margins and higher capital requirements for us (and hence diminished profit and growth potential relative to our acquisition date expectations). We concluded that this Auto Finance segment reporting unit’s goodwill had no continuing value as of September 30, 2008, and we recorded a non-cash goodwill impairment charge of $29.2 million in the third quarter of 2008. Additionally, based on current expectations, this reporting unit (consisting of our CAR and ACC operations) is expected to continue to decline in total receivables as we do not anticipate significant acquisitions or originations of new receivables absent additional financing that would allow for growth at return levels we would find attractive. Also, as part of our annual goodwill impairment testing for JRAS in the fourth quarter of 2008, we determined that its entire goodwill balance of $1.7 million was impaired, and we charged it off.  These valuation analyses were based on current internal projections and existing market data supporting valuation prices of similar companies.

Analysis of statistical data
	At or for the three months ended
	2008				2007
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Period-end managed receivables	$349,212	$372,313	$382,168	$367,228	$347,585
Period-end managed accounts	45	47	49	48	47
Receivables delinquent as % of period-end loans:
30 to 59 days past due	11.00%	10.60%	9.00%	8.10%	10.40%
60 to 89 days past due	5.00%	4.50%	4.30%	3.10%	4.50%
90 or more days past due	5.40%	4.40%	3.70%	3.50%	4.90%
Total 30 or more days past due	21.40%	19.50%	17.00%	14.70%	19.80%
Total 60 or more days past due	10.40%	8.90%	8.00%	6.60%	9.40%

Average managed receivables	$361,696	$378,178	$376,767	$358,823	$336,289
Gross yield ratio	24.80%	25.20%	25.70%	25.00%	25.60%
Combined gross charge-off ratio	15.10%	13.30%	12.10%	13.90%	12.20%
Net charge-off ratio	13.40%	11.70%	10.50%	12.30%	10.70%
Adjusted charge-off ratio	11.70%	9.50%	7.80%	8.70%	4.50%
Recoveries as % of average managed receivables	1.61%	1.30%	1.40%	1.20%	1.30%
Net interest margin	17.50%	19.30%	20.30%	18.90%	18.40%
Other income ratio	6.80%	7.50%	9.20%	10.00%	5.00%
Operating ratio	21.40%	50.20%	20.40%	20.60%	23.20%

	Retail sales data at or for the three months ended
	2008				2007
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Retail sales	$15,505	$15,930	$19,333	$19,577	$11,872
Gross profit	$7,027	$7,355	$8,909	$9,098	$5,465
Retail units sold	1,312	1,383	1,908	1,844	1,253
Average stores in operation	12	12	12	12	10
Period-end stores in operation	12	12	12	12	10

Managed receivables. Period end managed receivables increased during the first half of 2008 as we continued to originate and purchase new loans, primarily within ACC and JRAS.  Beginning in the second quarter of 2008, however, we slowed the purchase growth at ACC and CAR in order to preserve capital. As of December 31, 2008, only CAR and JRAS continue to originate loans—albeit at significantly reduced levels than those experienced in prior periods.

Delinquencies. Delinquency rates at December 31, 2008 are slightly above those experienced during the same period of the prior year and reflect generally worsening economic conditions. However, given the segment’s improved underwriting, better use of technology and improved collections, management believes that this slight degradation in delinquencies is also meaningful when contrasted with a substantially weaker economy and significant industry-wide delinquency increases.

Gross yield ratio, net interest margin and other income ratio. Variations in our gross yield ratio and net interest margins reflect the effects of the timing and magnitude of our various Auto Finance segment acquisitions and subsequent growth patterns for our acquired operations. The Patelco portfolio acquisition, for example, has caused the gross yield ratio and net interest margins to fall since our acquisition of ACC because the gross yields on its existing loans are not as high as those of our two buy-here, pay-here-oriented operations within CAR and JRAS. This decline has been offset somewhat (although not completely) by increased margins realized in our CAR operations as newly acquired and originated loans are being underwritten with higher interest rates and fees. The effects of higher delinquencies and charge offs have served to depress our net interest margins in recent quarters and are expected to depress our net interest margins into 2009.

The principal component of our other income ratio is the gross income that our JRAS buy-here, pay-here operations have generated from their auto sales. The general trend-line of improvements (excluding the fourth quarter of 2008) in our other income ratio generally corresponds with growth in the number of autos sold as set forth in the above table. We note, however, that we experienced a modest reduction in gross profit on auto sales between the first, second and third quarters of 2008 as (1) seasonal demand for autos on JRAS’s lots is typically the highest when its consumers receive their tax refunds during the first quarter and (2) we temporarily reduced inventory purchases within JRAS for a few weeks late in the second quarter in connection with our evaluation of its liquidity position and borrowing base under its lending facilities, leaving JRAS with a mix of autos available for sale on its lots at that time that attracted lower gross margins. The reduction in our other income ratio in the fourth quarter of 2008 is largely driven by a decline in consumer auto purchases on JRAS’s lots and by severe reductions in inventory purchases as we sought to conserve capital. As mentioned above, subsequent to year end we closed four locations in two states.  Future growth in our Auto Finance segment’s other income ratio will depend upon relative growth rates for JRAS versus CAR and ACC. As previously mentioned, we currently anticipate contractions in ACC’s and JRAS’ operations until such time that additional liquidity is available to us at rates that would allow for acceptable returns.

Net charge-off ratio, adjusted charge-off ratio and recoveries. We generally charge off auto receivables when they are between 120 and 180 days past due, unless the collateral is repossessed and sold before that point, in which case we will record a charge off when the proceeds are received. The adjusted charge-off ratio in the fourth quarter of 2008 was 11.7% compared to 8.7%, 7.8% and 9.5%, in the first, second and third quarters of 2008, respectively 4.5% in the fourth quarter of 2007. The adjusted charge-off ratio reflects our net charge offs, less credit quality discount accretion with respect to our acquired portfolios. Therefore, its trend line should follow that of our net charge-off ratio, adjusted for the diminishing impact of past portfolio acquisitions and for the additional impact of new portfolio acquisitions. We acquired this portfolio at a significant purchase price discount to the face amount of the acquired receivables and a significant portion of this purchase price discount (which related entirely to credit quality) was absorbed in 2007 as accounts that were severely delinquent at acquisition date charged off immediately after our purchase. With each passing quarter, the percentage of our portfolio (and hence charge offs within the portfolio) that is comprised of new loans that we fund dollar for dollar increases relative to the size of our total auto finance receivables portfolio and the percentage of our charge offs that are comprised of accounts purchased at a discount in the Patelco acquisition decreases. We expect the gap between the net charge-off ratio and the adjusted charge-off ratio to continue to decline absent the purchase of another portfolio at a discount to the face amount of its receivables. Evident within our net charge-off ratio statistics are the adverse macro-economic effects being seen throughout the auto finance industry. We believe we are fortunate, however, as our underwriting and pricing efforts have kept our increases in our charge offs lower than throughout the industry generally.

Operating ratio. The large increase in the third quarter operating ratio resulted from the CAR and ACC goodwill impairment charges during that quarter. Excluding goodwill impairment charges, the operating ratio in the third quarter would have been 19.4% compared to 20.4% in the second quarter of 2008 and 22.7% in the third quarter of 2007.  Removing the additional $1.7 million of JRAS goodwill impairment charges during the fourth quarter would result in an operating ratio of 19.5%, consistent with the adjusted rate for the third quarter. The operating ratio in the Auto Finance segment continued to improve from the first and second quarter of 2008 primarily due to higher average receivables supporting a fixed cost base and continued cost-cutting initiatives to better reflect existing portfolio balances primarily within our CAR operations.

Future Expectations

Given our expectation of modest contractions in our auto finance receivables over the coming quarters, we should see overall reductions in our allowance for uncollectible loans and fees receivable under GAAP, offset somewhat by increases in reserve rates reflecting generally worse economic conditions. We also expect to experience higher costs of funds under our renegotiated auto finance facilities which will put pressure on our Auto Finance segment’s GAAP profitability. Moreover, despite the improved pricing power that we now possess as a result of the reduction in lending by our auto finance competitors, which allows us to price all new acquisitions and originations for higher risks of defaults, we could experience further erosion in our delinquencies and higher charge offs against earnings. Considering all of these factors, we expect our Auto Finance segment to perform at approximately break-even GAAP earnings levels over the next few quarters.

Other Segment

Our Other segment recently has encompassed various operations that were start-up in nature and did not individually meet separate reportable operating segment disclosure criteria. In the fourth quarter of 2007, we discontinued most of these operations. Our discontinued operations include our stored-value card operations, our U.S.-based installment loan and cash advance micro-loan offerings marketed through the Internet and our investment and servicing activities with respect to consumer finance receivables secured by motorcycles, all-terrain vehicles, personal watercraft and the like. The operations of MEM, our U.K.-based, Internet, micro-loans provider, represent the only significant continuing operations within the Other segment, and its operations are not yet material to our consolidated results of operations. We have, however, experienced positive impacts from our MEM operations thus far and we expect to continue to grow this business at a modest pace in future quarters. As of December 31, 2008, we had $15.0 million in net receivables associated with our MEM operations, and for the six months ended December 31, 2008, our MEM operations generated a small GAAP profit. Similar to our auto finance operations, we provide an allowance for uncollectible loans and fees receivable under GAAP on all new extensions of credit. Consequently, as we grow our U.K.-based on-line micro-loan originations, we expect that our current and planned pace of modest loan originations and growth will not allow us to earn material GAAP profits from our MEM operations for the next few quarters.

Liquidity, Funding and Capital Resources

During 2007, primarily toward the end of the second quarter and the beginning of the third quarter, broad investor interest in providing liquidity to originators of sub-prime loans, including credit card receivables, declined substantially. This decline in interest was precipitated by the well-publicized problems in the sub-prime mortgage lending business and the related secondary markets and the global liquidity dislocation that resulted from these problems. Since that time, the global credit markets have experienced significant disruptions, requiring intervention from central banks and governments throughout the world. All of these adverse developments have resulted in significant reluctance—the duration of which is not known—by many investors to invest in sub-prime asset classes, at least at the levels at which, or with the terms under which, they previously invested. This, in turn, has resulted in a decline in liquidity available to sub-prime market participants, including CompuCredit, a widening of the spreads above the underlying interest indices (typically LIBOR for our borrowings) for the loans that lenders are willing to make, and a decrease in advance rates for those loans as well.

Although we are optimistic that the liquidity markets ultimately will return to more traditional levels, we are not able to predict when that will occur, and we are managing our business with the assumption that the liquidity markets will not return to more traditional levels at any time in the foreseeable future. Specifically, we have curtailed or limited growth in many parts of our business and are managing our receivables portfolios with a view toward ensuring that, as a whole over the next several quarters, they are generating positive cash flows for us to use in de-leveraging our business—which we believe to be prudent in this environment. Our efforts are necessary to protect us from the potential that our lenders may be willing to renew or replace existing financing and securitization facilities only at reduced advance rates, if at all. We saw this in the third quarter of 2008 as we were able to renew our Auto Finance segment financing facilities only at reduced advance rates, reduced lending capacity, and higher pricing. We also experienced a decline in advance rates for one of the securitization facilities within our lower-tier credit card portfolio master trust in connection with our extension of that facility (albeit at increased pricing and lower capacity) through October 2010. Fortunately, our cost control efforts and other self-imposed constraints on growth and investment have helped us thus far to cope with these reductions in our debt financing and securitization advance rates. However, we have material Auto Finance segment facilities that come up for renewal or replacement in September 2009, and we cannot be sure that these facilities will be renewed under favorable terms and pricing, or at all.

Our current emphasis on de-leveraging our business in the current environment will result in growth and profitability trade-offs. For example, as noted throughout this document, we have substantially reduced credit card receivables marketing and we have reduced credit lines and closed accounts. Consequently, each of our managed credit card receivables portfolios is expected to show net liquidations in balances for the foreseeable future. Similarly, the reduction in debt facility advance rates within our Auto Finance segment has caused us to limit capital deployment to this business, which will cause contraction in its receivables and revenues over the coming months. Furthermore, in our MEM, U.K.-based, Internet, micro-loan operations, where we currently are continuing to selectively deploy capital specifically aimed at growing the business, the levels of capital that we plan to deploy are expected to allow for only modest growth. More aggressive growth would, over time, require additional liquidity beyond what is available under our current facilities. Once enhanced liquidity is again available to us on attractive terms, we expect to increase our marketing efforts across our businesses and thereby our growth and profitability.

At December 31, 2008, we had $74.5 million in unrestricted cash. Because the characteristics of our assets and liabilities change, liquidity management is a dynamic process affected by the pricing and maturity of our assets and liabilities. We finance our business through cash flows from operations, asset-backed securitizations and the issuance of debt and equity. Details concerning our cash flows follow:

•
During 2008, we generated $568.9 million in cash flows from operations, compared to $766.9 million of cash flows from operations generated during 2007. The $198.0 million decrease principally reflects: (1) lower collections of credit card finance charge receivables in 2008 relative to 2007 given the record level of mid-2007 lower-tier credit card originations that experienced their peak charge-off period during 2008; (2) diminished originations and the effects on our margins of changes we have made in response to ongoing discussions with regulators; (3) generally lower payment rates, and consequently lower collections of credit card finance charge receivables, across our credit card portfolios in 2008 relative to 2007, which reflect the economic stress we believe some of our customers are experiencing; (4) the inclusion of a full twelve months of expenses in 2008 associated with acquisitions  made at various points in time during 2007, which have not yet reached the scale necessary to achieve profitability; (5) higher cash flows associated with our investments in trading securities during 2007 relative to 2008; (6) growth in 2008 in deposits required to be maintained with our third-party issuing bank partners and retail electronic payment network providers associated with our ongoing origination and servicing efforts in the U.K.; (7) growth in 2008 in inventory balances associated with our JRAS subsidiary; and (8) greater use of cash to reduce accounts payable and accrued expenses in 2008 than in 2007; offset by (1) the receipt of $91.5 million in tax refunds during 2008, versus our payment of $17.5 million in taxes during 2007; and (2) lower marketing expenses in 2008 than in 2007.

•
During 2007, we generated $766.9 million in cash flow from operations, compared to generating $328.6 million in cash flow from operations during 2006. Major factors associated with the $438.3 million increase were (1) the cash flows that we experienced with respect to our portfolio of lower-tier credit card receivables, which grew substantially in 2007, (2) servicing compensation-related cash flows associated with our U.K. Portfolio purchase, and (3) increased income and cash flows recognized with respect to our Investment in Previously Charged-Off Receivables segment based on increased sales under its 5-year forward flow agreement with Encore Capital and with respect to its growing balance transfer and Chapter 13 Bankruptcy portfolios. Partially offsetting these increases are reductions in cash flows associated with our prior years’ purchased credit card portfolios as the receivables underlying these portfolios continue to liquidate.

•
During 2008, we used $524.8 million of cash in investing activities, compared to using $1.0 billion of cash in investing activities in 2007. This $516.8 million decrease in cash used in investing activities reflects (1) the fact that we had no acquisitions of assets in 2008, versus our acquisitions of U.K. Portfolio, ACC, JRAS and MEM for an aggregate $192.1 million during 2007, and (2) lower net investments in our securitized and non-securitized earning assets in 2008 relative to 2007, which is consistent with liquidations of our purchased portfolios and a decline in originations over the past year. We expect further declines in net cash used in investing activities as we currently do not anticipate meaningful originations of new credit card accounts or substantial growth in our other business lines, thus reducing the amount of cash used to fund purchases.

•
During 2007, we used $1.0 billion of cash in investing activities, compared to using $607.1 million of cash in investing activities during 2006. This $434.5 million increase in cash used in investing activities reflects net investments in our securitized earning assets and our non-securitized earning assets as well as our use of $192.1 million related to our 2007 acquisitions of our U.K. Portfolio, ACC, MEM and JRAS.

•
During 2008, our financing activities used $84.2 million of cash, compared to providing $298.5 million of cash in 2007. We experienced a number of financing-related transactions in 2007 that were not repeated in 2008, including our receipt of proceeds ($53.9 million) from the exercise of warrants, draws ($500.0 million) on our two structured financing facilities underlying our lower-tier credit card receivables while we were growing at a significant pace in the first through third quarters of 2007 and prior to our securitization of these receivables in December 2007 and borrowings ($146.0 million) related to our acquisition of ACC offset by our purchase of treasury stock. Additionally offsetting the net effects of these 2007 financing activities is our use of $47.2 million in cash to repurchase $160.1 million (face amount) of convertible senior notes during 2008.

•
During 2007, we generated $298.5 million in cash from financing activities, compared to generating $148.3 million in cash from financing activities during 2006. Our financing activities in 2007 and 2006 were varied. As mentioned above, our receipt of proceeds included $53.9 million from the exercise of warrants, draws ($500.0 million) on our two structured financing facilities underlying our lower-tier credit card receivables while we were growing at a significant pace in the first through third quarters of 2007 and prior to our securitization of these receivables in December 2007 and borrowings ($146.0 million) related to our acquisition of ACC, offset by $111.5 million used to purchase treasury stock, the repayment of $97.5 million of debt associated with our investments in debt and equity securities, and the scheduled net pay down of $75.0 million on our ACC and CAR facilities during 2007.

After giving effect to the advance rate reductions discussed above and the implications of those reductions to our cash position, we had approximately $150 million in aggregate unrestricted cash and available liquidity under our debt and securitization facilities as of the end of 2008. Our available liquidity under our debt and securitization facilities is represented by draw potential against our collateral base both within our securitization trusts and supporting our structured financing facilities. We continue to aggressively pursue a number of new financing facilities and liquidity sources that, if ultimately available to us at attractive pricing and terms, will support investment opportunities that could include repurchases of our convertible senior securities and stock, portfolio acquisitions, and marketing and originations within our various businesses. However, the liquidity environment worsened significantly in 2008 and continues to be particularly challenging in general and more specifically for sub-prime asset classes such as ours.

While we extended our principal lower-tier credit card securitization facility in the third quarter of 2008 out to October 2010—albeit at a reduced advance rate with increased pricing—we are concerned that the traditional securitization markets may not return to any degree of efficient and effective functionality for us for the foreseeable future. As a result, we are closely monitoring and managing our liquidity position by marketing only at test levels in very discrete areas and taking a variety of account management actions (including credit line reductions and account closures) and other actions (including reducing our overhead infrastructure, which was built to accommodate higher account originations and managed receivables levels) in an effort to preserve cash. Some of these actions, while prudent to preserve liquidity, have the effect of reducing our profitability. For example, in an environment in which funding is available, we ordinarily would be seeking to market new accounts and expand credit lines for our most profitable consumers, but in the current environment, our liquidity situation mandates that we reduce our credit lines and exposure—even to our most profitable customers.

The current global financial crisis differs in key respects from our experiences during other down economic and financing cycles. First, while we had difficulty obtaining asset-backed securitization financing for our originated portfolio activities at attractive advance rates in the last down cycle, the credit spreads (above base pricing indices like LIBOR) at that time were not as wide (expensive) as they now are. Additionally, while we were quite successful during that down cycle in obtaining asset-backed securitization financing for portfolio acquisitions at attractive advance rates, pricing and other terms, that financing is currently not available from traditional market participants. Last and most significant is the adverse impact that the current global liquidity crises is having on the U.S. and worldwide economies (including real estate and other asset values and the labor markets). Unemployment is significantly higher than during 2001 through 2003 and is forecasted by many economists to further increase. Lower assets values and higher rates of job loss and levels of unemployment have recently begun to translate into reduced payment rates within the credit card industry generally and for us specifically.

While substantially all of our asset-based financing and securitization facilities are non-recourse to assets beyond those specific pools of assets backing each respective facility, our failure to renew or replace a maturing financing or securitization facility (except where the facility may represent excess and unneeded capacity) could potentially result in (1) asset seizures by our lenders or investors, which in turn would result in impairments to the book value of our equity, and/or (2) accelerated repayment amortization schedules, including early amortization, which over time could impair the profitability of the assets underlying the facility. Under some circumstances, we would receive only servicing compensation, rather than the significantly higher proceeds that we currently receive from our facilities. Any reduction in cash flows would negatively impact other parts of our operations that normally depend upon those funds. Moreover, should we experience an extended term period of reduced payment rates, the cash flows to us from our securitization trusts could be significantly curtailed (e.g., the terms of our securitization facilities might require them to accumulate or retain cash or use it to repay investor notes on an accelerated basis, rather than distribute it to us). The curtailment of the cash that we receive, combined with the fact that we already are accumulating cash within our upper-tier originated portfolio master trust for the September 2009 scheduled maturity of a term securitization facility, could require us to reduce our personnel, overhead and other costs to levels that could impact the values of our retained interests in our securitized credit card receivables and result in impairments that could be material to our operating results and financial position.

Beyond our immediate financing efforts discussed throughout this document, shareholders should expect us to evaluate debt and equity issuances as a means to fund our investment opportunities. We expect to take advantage of any opportunities to raise additional capital if terms and pricing are attractive to us. We also may use cash flows generated from the net liquidations in our credit card portfolios and other cost control measures to fund both (1) further repurchases of our convertible senior securities and stock, which at current prices we believe provide returns that on a risk-adjusted basis are far superior to our potential returns from organic growth in the current environment, and (2) potential portfolio acquisitions, which may represent attractive opportunities for us in the current liquidity environment. As of December 31, 2008, we are authorized to repurchase 10,000,000 common shares under our share repurchase program that our board of directors authorized in May 2008, and this authorization extends through June 30, 2010.

Securitization Facilities

Our most significant source of liquidity is the securitization of our credit card receivables. At December 31, 2008, we had committed total securitization facilities of $2.3 billion, of which we had drawn $1.7 billion. The weighted-average borrowing rate on our securitization facilities was 3.7% at December 31, 2008, and the maturity terms of our securitizations vary.

In the table below, we have noted the securitization facilities (in millions) with respect to which substantially all of our managed credit card receivables serve as collateral as of December 31, 2008. Following the table are further details concerning each of the facilities.

Maturity date	Facility Limit(1)
October 2009(2)	$299.5
December 2009(3)	137.5
January 2010(4)	750.0
October 2010(2)	299.5
October 2010(5)	400.0
January 2014(6)	83.7
September 2014(7)	16.3
April 2014(8)	310.3
Total	$2,296.8

(1)
Excludes securitization facilities related to receivables managed by our equity-method investees because such receivables and their related securitization facilities are appropriately excluded from direct presentation in our consolidated statements of operations or consolidated balance sheet items included herein.

(2)
In October 2004, we completed two term securitization facilities that we issued out of our upper-tier originated portfolio master trust, a 5-year facility represented by $299.5 million aggregate principal notes and a 6-year facility also represented by $299.5 million aggregate principal notes. To date, we have elected to sell only $287.0 million of the principal notes underlying the 5-year facility and $264.0 million of the principal notes underlying the 6-year facility. We expect to begin accumulating the principal necessary to repay these facilities within twelve months of their respective expected principal repayment dates.

(3)
Represents the anticipated final scheduled monthly payment date for a $300.0 million facility issued out of our lower-tier originated portfolio master trust; through December 31, 2008, amortization payments aggregating $162.5 million had been made against the outstanding balance of this facility.

(4)
This two-year variable funding note facility issued out of our upper-tier originated portfolio master trust provides for continued funding of all cardholder purchases on all accounts in existence upon expiration of the facility with any remaining cash flows after funding all such purchases, servicing costs and debt service costs to be applied toward repayment of the investor.

(5)	Represents the end of the revolving period for a $400.0 million conduit facility issued out of our lower-tier originated portfolio master trust.

(6)	Represents a ten-year amortizing term series issued out of the Embarcadero Trust.

(7)
Represents the conduit notes associated with our 75.1% membership interest in our majority-owned subsidiary that securitized the $92.0 million (face amount) of receivables it acquired in the third quarter of 2004 and the $72.1 million (face amount) of receivables it acquired in the first quarter of 2005.

(8)	In April 2007, we closed an amortizing securitization facility in connection with our U.K. Portfolio acquisition; this facility is denominated in U.K. sterling.

Covenants under our securitization and financing facilities vary, but generally include asset performance covenants (such as maximum permitted delinquency and charge-off rates, minimum excess spread levels, etc.) and in some cases include corporate-level covenants (including minimum equity levels, minimum tangible equity levels, maximum permitted quarterly reductions in equity levels, and minimum  liquidity levels), the violation of which at varying levels could result in (1) curtailed future draws on the facilities, (2) “cash trapping” (e.g., the accumulation of cash within the facility to fund a reserve) within the structures or (3) early amortization of the facilities within the structures. We closely monitor the covenants and we exercise the discretion that is afforded to us under the facilities with a view toward ensuring that these events are not triggered. Nevertheless, if we experience a prolonged period of substantially reduced consumer payment rates, we may trigger one of these events with respect to one or more of our outstanding facilities.

Each of our securitization facilities and structured financing facilities is recourse only to the specific financial assets underlying each respective securitization or structured financing trust.  However, cash trapping or early amortization for any of our outstanding securitization or structured financing facilities would have adverse effects on our liquidity during the early amortization period, as well as adverse effects on the book value of our equity to the extent of our net equity investment in each particular securitization or structured financing trust. Moreover, an early amortization event could have potential long-term adverse effects on our liquidity because potential investors could elect to abstain from future CompuCredit-backed facility issuances.

Contractual Obligations, Commitments and Off-Balance-Sheet Arrangements

We have various contractual obligations that are recorded as liabilities in our consolidated financial statements. Other items, such as certain debt underlying securitization facilities and purchase commitments, are not recognized as liabilities in our consolidated financial statements but are required to be disclosed. For example, we are contractually committed to make certain minimum lease payments for the use of property and equipment under operating lease agreements and arrangements we classify as capital leases.

The following table summarizes (in millions) our significant contractual obligations and commercial commitments at December 31, 2008 and the future periods in which such obligations and commitments are expected to be settled in cash. In addition, the table reflects the timing of principal payments on outstanding borrowings. This table does not reflect regular recurring trade payables incurred in the normal course of business and generally due within 30 days of service. Additional details regarding these obligations are provided in notes to the consolidated financial statements also included herein, as referenced in the table:

	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Notes payable & other borrowings	$154.6	$44.4	$0.8	$0.1	$199.9
Convertible senior notes	—	—	—	389.9	389.9
Securitization facilities(1)	424.1	894.5	—	410.4	1,729.0
Operating leases	24.1	32.8	20.3	53.8	131.0
Purchase and other commitments(2)(3)	17.6	20.9	8.3	—	46.8
Total	$620.4	$992.6	$29.4	$854.2	$2,496.6

(1)
As discussed above and in Note 10, “Securitizations and Structured Financings,” to our consolidated financial statements included herein, substantially all of the credit card receivables that we manage have been transferred to off-balance-sheet securitization structures. Accordingly, there is no association of these amounts with any borrowings recorded on our balance sheet as these securitization facilities are the obligations of the trusts to which the receivables that we manage have been sold. For purposes of this table, however, we have included the debt of the trusts because we service the underlying receivables used to repay the debt facilities, even though we have no fiscal exposure related to the debt other than the assets reflected on our consolidated balance sheets as securitized earning assets. Consistent with other information related to our securitization facilities presented herein, this information is as of December 31, 2008.

(2)	This principally includes long-term purchase and various maintenance contracts.

(3)
Includes purchase commitments and various commitments under employment contracts. Certain purchase commitments are subject to performance criteria and generally renewable on a monthly basis after their initial term. As such, similar amounts can be anticipated to occur in future periods, but will not necessarily occur depending on a variety of factors including performance and mutual agreement to terms.

See Note 10, “Securitizations and Structured Financings,” to our consolidated financial statements included herein for discussion of our off-balance-sheet arrangements.

Commitments and Contingencies

We also have certain contractual arrangements that would require us to make payments or provide funding if certain circumstances occur (“contingent commitments”). We do not currently expect that these contingent commitments will result in any material amounts being paid by us. See Note 16, “Commitments and Contingencies,” to our consolidated financial statements included herein for further discussion of these matters.

Recent Accounting Pronouncements

See Note 2, “Significant Accounting Policies and Consolidated Financial Statement Components,” to our consolidated financial statements included herein for a discussion of recent accounting pronouncements.

Critical Accounting Estimates

We have prepared our consolidated financial statements in accordance with GAAP. These principles are numerous and complex. We have summarized our significant accounting policies in the notes to our consolidated financial statements. In many instances, the application of GAAP requires management to make estimates or to apply subjective principles to particular facts and circumstances. A variance in the estimates used or a variance in the application or interpretation of GAAP could yield a materially different accounting result. It is impracticable for us to summarize every accounting principle that requires us to use judgment or estimates in our application. Nevertheless, we described below the areas for which we believe that the estimations, judgments or interpretations that we have made, if different, would have yielded the most significant differences in our consolidated financial statements.

Valuation of Retained Interests

The most significant aspect of our business is the credit card receivables we service for off-balance-sheet securitization structures. As of December 31, 2008, there were $2.6 billion of credit card receivables underlying our securitization programs (excluding those receivables securitized under our equity-method investees). We reflect our retained interests in these credit card receivables as a component of our securitized earning assets balance on our consolidated balance sheets. The value of this asset is critical to our financial performance and condition. We account for the portfolios we have securitized in accordance with Statement No. 140. See Note 2, “Significant Accounting Policies and Consolidated Financial Statement

    Components,” and Note 10, “Securitizations and Structured Financings,” to our consolidated financial statements included herein for further discussion. In valuing this asset, we have to estimate several key factors with respect to the underlying credit card receivables, including yields, payment rates, credit loss rates and appropriate discount rates. Another significant component of our retained interests valuation for those retained interests accounted for under Statement No. 140 is the valuation of our retained interests in finance charge receivables and our accrued interest and fees, both of which we also reflect within securitized earnings assets on our consolidated balance sheets. We present these components of our overall retained interest valuation at fair value, which we estimate based principally upon payment and charge-off histories. To the extent that actual results differ from these estimates, our results of operations and liquidity could be materially affected.

The valuation of our securitized earning assets is highly sensitive to changes in the residual cash flows discount rate assumption used to value our I/O strips and retained interests. Our Statement No. 140 models recognize in computing the residual cash flows discount rate that variations in collateral enhancement levels affect the returns that investors require within securitization structures. Our residual cash flows discount rates are highly sensitive to changes in what is typically a LIBOR base rate underlying our securitization facilities, as well as changes in the spreads above LIBOR that investors demand on various tranches of bonds depending upon the level of collateral enhancement that supports each such tranche. In recent months, the LIBOR base rate has fallen significantly, while the spreads demanded by investors above LIBOR have widened significantly; taken in tandem, these offsetting factors have caused increases in our residual cash flows discount rates.

At December 31, 2008, the following illustrates the hypothetical adverse effect of a 20 percent adverse change in key economic assumptions on the valuation of our retained interests in credit card receivables securitized (in thousands):

Effects of changes in assumptions
Net collected yield (annualized)	$(119,529)
Payment rate (monthly)	$(26,277)
Expected principal credit loss rate (annualized)	$(76,232)
Residual cash flows discount rate	$(21,502)
Servicing discount rate	$(552)

These sensitivities are hypothetical and should be used with caution. For instance, changes in fair value assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Further, in this table, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumptions; in reality, changes in one assumption may result in changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which could magnify or counteract the sensitivities.

Investments in Previously Charged-Off Receivables

We account for our investments in previously charged-off receivables using the “cost recovery method” of accounting in accordance with the provisions of Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” and the AICPA’s Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans.” We establish static pools consisting of homogenous accounts and receivables for each acquisition. Once we establish a static pool, we do not change the receivables within the pool.

We record each static pool at cost and account for it as a single unit for the economic life of the pool (similar to one loan) for recovery of our basis, recognition of revenue and impairment testing. We earn revenue from previously charged-off receivables after we have recovered the original cost for each pool. Each quarter, we perform an impairment test on each static pool. If the remaining forecasted collections are less than our current carrying value, we record an impairment charge.

Non-Consolidation of Qualifying Special Purpose Entities

As described above, we have securitized a substantial majority of the credit card receivables we manage. In general, these securitizations involve our sale of credit card receivables to “qualifying special purpose entities” (“QSPEs”). QSPEs are governed by complex documentation, and we have filed the significant documentation for the QSPEs that we have established as exhibits to our SEC filings. Statement No. 140 governs how we account for the QSPEs that we have established. In general, Statement No. 140 requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred—that is, the entity is required to “consolidate” those assets and liabilities and any related transactions and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the statement. Although Statement No. 140 provides guidance as to whether control has been surrendered, the ultimate determination is subjective in nature and requires considerable judgment.

 Statement No. 140 states that the transferor has surrendered control over transferred assets if, and only if, all of the following conditions are met:

1.	The transferred assets have been isolated from the transferor, put presumptively beyond the reach of the transferor and its creditors.

2.
Each transferee has the right to pledge or exchange the assets it has received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor.

3.
The transferor does not maintain effective control over the transferred assets through either (i) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity, or (ii) the ability to unilaterally cause the holder to return specific assets, other than through a clean-up call.

We treat our transferred credit card receivables as having been sold under Statement No. 140. However, because the application of Statement No. 140 requires subjective judgments, it is possible that someone viewing our facts and circumstances might conclude that we had not surrendered control and, as such, that our transfers do not qualify as sales of the receivables. In that event, the credit card receivables that we have transferred to QSPEs ($2.6 billion in face amount as of December 31, 2008) and any cash balances within the QSPEs would be treated as assets on our consolidated balance sheet, the securities issued (proceeds raised totaling $1.7 billion in face amount as of December 31, 2008) would be treated as liabilities on our consolidated balance sheet (as secured borrowings) and no gain or loss would have been recognized on the sale of the receivables. In addition, our securitized credit card receivables would be recorded on our consolidated balance sheet at fair value based on our 2008 election with respect to such receivables under Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities.”  This would result in a different capital structure for us, although we do not believe it would have a materially adverse effect on our consolidated results of operations, financial position or cash flows. We believe this in part because we have no debt covenants based on leverage ratios or on-balance-sheet debt levels. Moreover, the cash flows used to determine the fair value of our credit card receivables upon consolidation of our QSPEs would not be offset by debt repayments and costs of funds as they are in determining the fair value of our retained interests in our securitizations. As such, assuming otherwise similar valuation assumptions, we believe that consolidation of our QSPEs would be accretive to our equity.

Allowance for Uncollectible Loans and Fees

Through our analysis of loan performance, delinquency data, charge-off data, economic trends and the potential effects of those economic trends on our customers, we establish an allowance for uncollectible loans and fees receivable as an estimate of the probable losses inherent within our portfolio of on-balance-sheet loans and fees receivable. Given the addition of our micro-loan operations during 2004 and our auto-finance operations during 2005, our allowance for uncollectible loans and fees receivable has become much more material to our consolidated financial statements. To the extent that actual results differ from our estimates of uncollectible loans and fees receivable, our results of operations and liquidity could be materially affected.

Goodwill and Identifiable Intangible Assets and Impairment Analyses

Management uses judgment in assessing goodwill and other long-lived assets for impairment. Goodwill totaled $59.1 million at December 31, 2008 and represented 3.9% of our total assets. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we annually assess the recoverability of our goodwill. We review the recorded value of our goodwill annually at the beginning of the fourth quarter of each year, or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value. We determine recoverability by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit. We use the present value of expected net cash flows to determine the estimated fair value of our reporting units. This present value model requires us to estimate future net cash flows, the timing of these cash flows and a discount rate representing the time value of money and the inherent risk and uncertainty of the future cash flows. The discount rate applied is the estimated weighted average cost of capital based on the reporting units’ current cost of debt and an estimated cost of equity derived from market betas of the reporting units’ public market peers. The assumptions used to estimate future cash flows are consistent with each reporting unit’s internal planning. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired. If the carrying amount of the reporting unit exceeds its estimated fair value, the implied fair value of the reporting unit’s goodwill is compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

We assess our long-lived assets other than goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, we project undiscounted net future cash flows over the remaining life of the assets. If these projected cash flows are less than the carrying amount, we recognize an impairment, which results in a write-down of assets with a corresponding charge to earnings. We measure the impairment loss based upon the difference between the carrying amount and the fair value of the assets.

On a quarterly basis, we review our significant accounting policies and the related assumptions, in particular, those mentioned above, with the audit committee of the board of directors.

Report of Independent Registered Public Accounting Firm

The Board of Directors

CompuCredit Corporation

We have audited the accompanying consolidated balance sheets of CompuCredit Corporation as of December 31, 2008 and 2007 and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements (pages 39 to 87) present fairly, in all material respects, the financial position of CompuCredit Corporation at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements include retrospective adjustments associated with new accounting pronouncements that became effective for the Company on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51,” which resulted in the reclassification of the Company’s prior liability for minority interests to a new noncontrolling interests component of total equity, and FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion,” which resulted in reclassifications of consolidated balance sheet balances from deferred loan costs and convertible senior notes to additional paid-in capital and associated reclassifications among retained earnings and deferred tax liabilities. Retrospective application of FSP APB 14-1 also had the effect of increasing interest expense and, accordingly, decreasing net income within the Company’s consolidated statements of operations for each of the three years in the period ended December 31, 2008. The consolidated financial statements also reflect the Company’s adoption of FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which effective January 1, 2009 required the Company to adjust the number of shares included in its weighted average share calculations when determining both basic and diluted net income attributable to controlling interests per common share to include unvested share-based payment awards. Note 2 to the consolidated financial statements describes the retrospective application of these new accounting methods in greater detail.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CompuCredit Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 25, 2009 expressed an unqualified opinion thereon.

/s/ BDO Seidman, LLP

Atlanta, Georgia

February 25, 2009
(May 22, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160,  FASB Staff Position APB 14-1, and FASB Staff Position No. EITF 03-6-1 as described in Note 2 to the consolidated financial statements)

CompuCredit Corporation and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2008	2007
	(as adjusted)	(as adjusted)
Assets
Cash and cash equivalents (including restricted cash of $19,913 and $29,128 at December 31, 2008 and 2007, respectively)	$94,428	$137,526
Securitized earning assets	813,793	1,015,579
Non-securitized earning assets, net:
Loans and fees receivable, net (of $24,757 and $27,199 in deferred revenue and $55,753 and $51,489 in allowances for uncollectible loans and fees receivable at December 31, 2008 and 2007, respectively)	340,734	357,027
Investments in previously charged-off receivables	47,676	14,523
Investments in securities	4,678	27,714
Deferred costs, net	6,161	11,146
Property at cost, net of depreciation	48,297	84,466
Investments in equity-method investees	53,093	63,023
Intangibles, net	4,547	8,248
Goodwill	59,129	97,169
Prepaid expenses and other assets	52,575	45,247
Assets held for sale	—	8,735
Total assets	$1,525,111	$1,870,403
Liabilities
Accounts payable and accrued expenses	$120,235	$159,396
Notes payable and other borrowings	199,939	235,591
Convertible senior notes	299,834	399,307
Deferred revenue primarily from forward flow agreement	23,492	33,277
Current and deferred income tax liabilities	134,754	123,122

Liabilities related to assets held for sale	—	373
Total liabilities	778,254	951,066

Commitments and contingencies (Note 16)

Equity
Common stock, no par value, 150,000,000 shares authorized: 60,379,613 shares issued and 51,645,697 shares outstanding at December 31, 2008 (including 3,651,069 loaned shares to be returned); and 61,938,533 shares issued and 53,055,505 shares outstanding at December 31, 2007 (including 5,677,950 loaned shares to be returned)	—	—
Additional paid-in capital	522,571	518,678
Treasury stock, at cost, 8,733,916 and 8,883,028 shares at December 31, 2008 and 2007, respectively	(222,310)	(225,457)
Accumulated other comprehensive (loss) income	(31,431)	1,637
Retained earnings	453,149	591,747
Total shareholders’ equity	721,979	886,605
Noncontrolling interests	24,878	32,732
Total equity	746,857	919,337
Total liabilities and equity	$1,525,111	$1,870,403

See accompanying notes.

CompuCredit Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	For the year ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Interest income:
Consumer loans, including past due fees	$92,918	$440,084	$278,894
Other	5,071	22,682	19,091
Total interest income	97,989	462,766	297,985
Interest expense	(52,878)	(91,027)	(61,155)
Net interest income before fees and related income on non-securitized earning assets and provision for loan losses	45,111	371,739	236,830
Fees and related income on non-securitized earning assets	196,366	790,929	581,493
Provision for loan losses	(72,262)	(958,858)	(506,118)
Net interest income, fees and related income on non-securitized earning assets	169,215	203,810	312,205
Other operating income:
Fees and related (loss) income on securitized earning assets	(107,034)	301,895	200,637
Servicing income	181,883	96,944	89,100
Ancillary and interchange revenues	55,283	67,840	43,293
Gain on repurchase of convertible senior notes	61,671	—	—
Equity in income of equity-method investees	22,319	34,360	106,883
Total other operating income	214,122	501,039	439,913
Other operating expense:
Salaries and benefits	67,434	74,371	49,564
Card and loan servicing	281,774	307,842	234,963
Marketing and solicitation	46,376	141,635	109,748
Depreciation	32,667	42,433	25,964
Goodwill impairment	30,868	48,449	10,546
Other	124,959	131,485	109,516
Total other operating expense	584,078	746,215	540,301
(Loss) income from continuing operations before income taxes	(200,741)	(41,366)	211,817
Income tax benefit (expense)	65,537	12,173	(71,219)
(Loss) income from continuing operations	(135,204)	(29,193)	140,598
Discontinued operations:
Loss from discontinued operations before income taxes	(9,868)	(40,043)	(39,267)
Income tax benefit	3,454	14,015	13,743
Loss from discontinued operations	(6,414)	(26,028)	(25,524)
Net (loss) income	(141,618)	(55,221)	115,074
Net loss (income) attributable to noncontrolling interests	2,145	(1,600)	(12,898)
Net (loss) income attributable to controlling interests	$(139,473)	$(56,821)	$102,176
(Loss) income from continuing operations attributable to controlling interests per common share—basic	$(2.80)	$(0.62)	$2.59
(Loss) income from continuing operations attributable to controlling interests per common share—diluted	$(2.80)	$(0.62)	$2.52
Loss from discontinued operations attributable to controlling interests per common share—basic	$(0.13)	$(0.53)	$(0.52)
Loss from discontinued operations attributable to controlling interests per common share—diluted	$(0.13)	$(0.53)	$(0.50)
Net (loss) income attributable to controlling interests per common share—basic	$(2.93)	$(1.15)	$2.07
Net (loss) income attributable to controlling interests per common share—diluted	$(2.93)	$(1.15)	$2.02

See accompanying notes.

CompuCredit Corporation and Subsidiaries
Consolidated Statements of Equity
For the years ended December 31, 2008, 2007 and 2006
(Dollars in thousands)

	Common stock
	Shares issued	Amount	Additional paid-in capital	Treasury stock	Warrants	Accumulated other comprehensive (loss) income	Retained earnings	Noncontrolling interests	Comprehensive loss	Total equity
Balance at December 31, 2005	59,080,610	$-	$312,740	$(125,068)	$25,610	$12	$553,917	$-		$767,211
Cumulative effect of accounting changes discussed in Note 2, “Significant Accounting Policies and Consolidated Financial Statement Components”	-	-	108,714	-	-	-	(3,564)	45,442		150,592
Stock options exercises and proceeds related thereto	74,550	-	716	-	-	-	-	-		716
Use of treasury stock for stock-based compensation plans	(82,060)	-	(984)	984	-	-	-	-		-
Issuance of restricted stock	391,116	-	-	-	-	-	-	-		-
Amortization of deferred stock-based compensation costs	-	-	8,308	-	-	-	-	-		8,308
Tax benefit related to stock-based compensation plans	-	-	230	-	-	-	-	-		230
Distributions to owners of noncontrolling interests	-	-	-	-	-	-	-	(17,842)		(17,842)
Contributions from owners of noncontrolling interests	-	-	-	-	-	-	-	69		69
Net income	-	-	-	-	-	-	102,176	12,898	$115,074	115,074
Comprehensive loss	-	-	-	-	-	-	-	-	$115,074	-
Balance at December 31, 2006 (as adjusted)	59,464,216	-	429,724	(124,084)	25,610	12	652,529	40,567		1,024,358
Stock options exercises and proceeds related thereto	462,625	-	2,955	-	-	-	-	-		2,955
Warrant exercises and proceeds related thereto, including tax benefit of $2,484	2,400,000	-	81,974	-	(25,610)	-	-	-		56,364
Use of treasury stock for stock-based compensation plans	(598,724)	-	(9,300)	10,177	-	-	(877)	-		-
Issuance of restricted stock	210,416	-	-	-	-	-	-	-		-
Amortization of deferred stock-based compensation costs	-	-	10,869	-	-	-	-	-		10,869
Tax benefit related to stock-based compensation plans	-	-	2,456	-	-	-	-	-		2,456
Purchase of treasury stock	-	-	-	(111,550)	-	-	-	-		(111,550)
Cumulative effect of adopting FASB Interpretation Number 48	-	-	-	-	-	-	(3,084)	-		(3,084)
Distributions to owners of noncontrolling interests	-	-	-	-	-	-	-	(10,905)		(10,905)
Contributions from owners of noncontrolling interests	-	-	-	-	-	-	-	1,434		1,434
Net loss	-	-	-	-	-	-	(56,821)	1,600	$(55,221)	(55,221)
Foreign currency translation adjustment, net of tax	-	-	-	-	-	1,625	-	36	1,661	1,661
Comprehensive loss	-	-	-	-	-	-	-	-	$(53,560)	-
Balance at December 31, 2007 (as adjusted)	61,938,533	-	518,678	(225,457)	-	1,637	591,747	32,732		919,337
Stock options exercises and proceeds related thereto	29,334	-	74	-	-	-	-	-		74
Use of treasury stock for stock-based compensation plans	(207,125)	-	(4,586)	3,711	-	-	875	-		-
Issuance of restricted stock	645,752	-	-	-	-	-	-	-		-
Amortization of deferred stock-based compensation costs	-	-	9,839	-	-	-	-	-		9,839
Tax effects of stock-based compensation plans	-	-	(1,434)	-	-	-	-	-		(1,434)
Purchase of treasury stock	-	-	-	(564)	-	-	-	-		(564)
Retired shares	(2,026,881)	-	-	-	-	-	-	-		-
Distributions to owners of noncontrolling interests	-	-	-	-	-	-	-	(5,688)		(5,688)
Net loss	-	-	-	-	-	-	(139,473)	(2,145)	$(141,618)	(141,618)
Foreign currency translation adjustment, net of tax	-	-	-	-	-	(33,068)	-	(21)	(33,089)	(33,089)
Comprehensive loss	-	-	-	-	-	-	-	-	$(174,707)	-
Balance at December 31, 2008 (as adjusted)	60,379,613	$-	$522,571	$(222,310)	$-	$(31,431)	$453,149	$24,878		$746,857
See accompanying notes.

CompuCredit Corporation and Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income
(Dollars in thousands)

	For the year ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Net (loss) income	$(141,618)	$(55,221)	$115,074
Other comprehensive (loss) income:
Foreign currency translation adjustment	(45,429)	2,096	—
Income tax benefit (expense) related to other comprehensive income	12,340	(435)	—
Comprehensive (loss) income	(174,707)	(53,560)	115,074
Comprehensive loss (income) attributable to noncontrolling interests	2,166	(1,636)	(12,898)
Comprehensive (loss) income attributable to controlling interests	$(172,541)	$(55,196)	$102,176

See accompanying notes.

CompuCredit Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
	For the year ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Operating activities
Net (loss) income	$(141,618)	$(55,221)	$115,074
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation expense	32,667	45,604	32,843
Impairment of goodwill	32,000	53,609	10,546
Provision for loan losses	72,262	976,981	512,579
Amortization of intangibles	3,701	6,515	5,016
Accretion of deferred revenue	(11,699)	(27,296)	(25,606)
Accretion of discount on convertible senior notes	10,106	9,511	8,683
Stock-based compensation expense	9,839	10,869	8,308
Retained interests adjustments, net	598,240	(341,801)	100,457
Unrealized loss (gain) on debt and equity securities classified as trading securities	1,950	21,869	(4,201)
Provision (benefit) for deferred taxes	(51,484)	31,554	30,082
Gain on repurchase of convertible senior notes	(61,671)	—	—
Income in excess of distributions from equity-method investments	(600)	—	(2,369)
Changes in assets and liabilities, exclusive of business acquisitions:
Net decrease (increase) in debt, equity and U.S. government securities classified as trading securities	18,312	138,243	(113,873)
Decrease (increase) in uncollected fees on non-securitized earning assets	6,767	(69,183)	(335,131)
Decrease (increase) in deferred costs	1,725	(3,953)	4,845
Increase (decrease) in current income tax liability	74,224	(75,242)	(49,132)
Increase in deferred revenue	1,914	9,471	13,281
Increase in prepaid expenses	(11,942)	(4,439)	(8,942)
(Decrease) increase in accounts payable and accrued expenses	(24,385)	40,330	20,278
Other	8,571	(563)	5,840
Net cash provided by operating activities	568,879	766,858	328,578
Investing activities
Investments in equity-method investees	—	—	(16,678)
Proceeds from equity-method investees	10,530	20,015	5,352
Investments in securitized earning assets	(1,627,237)	(1,381,654)	(1,394,754)
Proceeds from securitized earning assets	1,225,111	1,205,602	1,268,790
Investments in non-securitized earning assets	(1,219,110)	(2,378,089)	(2,097,689)
Proceeds from non-securitized earning assets	1,095,773	1,750,276	1,658,565
Acquisitions of assets	—	(192,211)	(2,643)
Purchases and development of buildings, software, furniture, fixtures and equipment, net of disposals	(9,872)	(65,543)	(28,039)
Net cash used in investing activities	(524,805)	(1,041,604)	(607,096)
Financing activities
Noncontrolling interests distribution, net	(5,709)	(10,699)	(17,773)
Proceeds from exercise of stock options	74	2,955	716
Purchase of treasury stock	(564)	(111,550)	—
Proceeds from exercise of warrants	—	53,880	—
Proceeds from borrowings	115,444	750,896	248,577
Repayment of borrowings	(193,442)	(386,972)	(83,245)
Net cash (used in) provided by financing activities	(84,197)	298,510	148,275
Effect of exchange rate changes on cash	(2,975)	3,350	—
Net (decrease) increase in cash	(43,098)	27,114	(130,243)
Cash and cash equivalents at beginning of year	137,526	110,412	240,655
Cash and cash equivalents at end of year	$94,428	$137,526	$110,412
Supplemental cash flow information
Cash paid for interest	$45,163	$78,197	$44,280
Net cash (refunded) paid for income taxes	$(91,520)	$17,497	$76,525
Supplemental non-cash information
Notes payable associated with capital leases	$3,433	$11,771	$16,486
Notes payable associated with investments in securities	$—	$13,595	$111,063
Issuance of stock options and restricted stock	$7,291	$7,379	$23,991
See accompanying notes.

Supplemental schedule of non-cash investing and financing activities

In 2007, we transferred assets and liabilities associated with our investments in lower-tier credit card receivables in exchange for a retained interest in credit card receivables securitized as follows:

Net carrying value of receivables	$666,865
Notes payable	(493,000)
Retained interest in credit card receivables securitized	$173,865

See accompanying notes.

CompuCredit Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

1.	Description of Our Business

Our accompanying consolidated financial statements include the accounts of CompuCredit Corporation and those entities we control, principally our majority-owned subsidiaries. We provide various credit and related financial services and products to, or associated with, financially underserved consumer markets—markets represented by credit risks that regulators classify as “sub-prime.” We serve these markets principally through our marketing and solicitation of credit card accounts and our servicing of various credit card receivables underlying both originated and acquired accounts. Because only financial institutions can issue general-purpose credit cards, we contract with third-party financial institutions pursuant to which the financial institutions issue general purpose credit cards, and we purchase the receivables relating to such accounts on a daily basis. We market to cardholders other ancillary products, including card registration, memberships in preferred buying clubs, travel services, debt waiver and credit life, disability and unemployment insurance. Our product and service offerings also include small-balance, short-term cash advance loans (generally averaging less than $500 for less than 30 days and to which we refer as “micro-loans”) marketed through various channels, including retail branch locations and the Internet. We also originate auto loans through franchised and independent auto dealers, purchase and/or service auto loans from or for a pre-qualified network of dealers in the buy-here, pay-here used car business and sell used automobiles through our own buy-here, pay-here lots. Lastly, our licensed debt collections subsidiary purchases and collects previously charged-off receivables from us, the securitization trusts that we service and third parties.

2.	Significant Accounting Policies and Consolidated Financial Statement Components

The following is a summary of significant accounting policies we follow in preparing our consolidated financial statements, as well as a description of significant components of our consolidated financial statements.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and these principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated financial statements, as well as the reported amounts of revenues and expenses during each reporting period. We base these estimates on information available to us as of the date of the consolidated financial statements. Actual results could differ materially from these estimates. Certain estimates, such as credit losses, payment rates, costs of funds, discount rates and the yields earned on securitized receivables, significantly affect our gains recorded on our securitizations and our income from retained interests in credit card receivables securitized (both of which are components of fees and related income on securitized earning assets on our consolidated statements of operations), as well as the amount of securitized earning assets on our consolidated balance sheets. Additionally, estimates of future credit losses on our non-securitized loans and fees receivable have a significant effect on both the provisions for loan losses within our consolidated statements of operations and loans and fees receivable, net, which is a component of non-securitized earning assets, net on our consolidated balance sheets.

We have reclassified certain amounts in prior period consolidated financial statements to conform to the current period presentation, and we have eliminated all significant intercompany balances and transactions.  These reclassifications did not have a material effect on our consolidated financial statements.

The consolidated financial statements also reflect adjustments required for the retrospective application of two new accounting pronouncements that became effective for us on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“Statement No. 160”), which resulted in the reclassification of our prior liability for minority interests to a new noncontrolling interests component of total equity, and FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion” (“FSP APB 14-1”), which resulted in reclassifications of consolidated balance sheet balances from deferred loan costs and convertible senior notes to additional paid-in capital and associated reclassifications among retained earnings and deferred tax liabilities. Retrospective application of FSP APB 14-1 also had the effect of increasing interest expense and, accordingly, decreasing net income within our consolidated statement of operations for all periods presented. We also adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which required us to retrospectively adjust the number of shares included in our weighted average share calculations when determining both basic and diluted net income attributable to controlling interests per common share to include unvested share-based payment awards.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, money market investments and overnight deposits. We consider all highly liquid cash investments with low interest rate risk and original maturities of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market.

Restricted Cash

Restricted cash as of December 31, 2008 and 2007 includes $8.7 million and $11.1 million, respectively, of escrowed gross proceeds (including interest earned thereon) associated with a forward flow contract between one of our subsidiaries and a subsidiary of Encore Capital Group, Inc (collectively with all other subsidiaries or affiliates of Encore Capital Group, Inc. to which we refer, “Encore”), certain collections on receivables within our Auto Finance segment, the cash balances of which are required to be distributed to note holders under our debt facilities, and cash collateral balances underlying standby letters of credit that have been issued in favor of certain regulators in connection with our retail micro-loan activities.

On July 10, 2008, Encore did not purchase certain accounts as contemplated by the forward flow contract, alleging that we breached certain representations and warranties set forth in the contract (based upon then outstanding allegations made by the Federal Trade Commission (“FTC”) as discussed further in Note 16, “Commitments and Contingencies”). Subsequently, both our subsidiary and Encore advised one another that they were in default of various obligations under the contract and various related agreements among them, and the parties currently are endeavoring to resolve these disputes through arbitration. Notwithstanding our settlement in December 2008 of all outstanding matters with the FTC, because of these ongoing disputes with Encore, we have not recognized subsequent to July 10, 2008 any income representing escrowed funds classified within restricted cash that we believed we earned after that date but that Encore has not released from the escrowed funds.

 Asset Securitization

As of December 31, 2008, we had transferred substantially all of our credit card receivables to securitization trusts. Throughout our notes to our consolidated financial statements, we refer to such transfers to off-balance-sheet securitization trusts (qualifying special purposes entities, or “QSPEs”) as “securitizations,” as contrasted with our use of the term “structured financings,” which refers to non-recourse, asset-backed, on-balance-sheet debt financings.

When we sell receivables in securitizations, we retain certain undivided ownership interests, interest-only (“I/O”) strips and servicing rights. Although we continue to service the underlying credit card accounts and the customer relationships, we treat these securitizations as sales, and the securitized receivables are not reflected on our consolidated balance sheets. The retained ownership interests and I/O strips associated with receivables sold in our securitizations are included in securitized earning assets on the face of our consolidated balance sheets.

Under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” (“Statement No. 140”), we recognize gains at the time of each receivable (or “financial asset”) sale. These gains depend on the previous carrying amount of the financial assets sold and the fair value of the assets and cash proceeds received. The cash flows used to measure the gains represent estimates of payment rates, collectible finance charges and fees, credit losses, servicing fees and interest costs payable out of the securitization trusts and any required amortizing principal payments to investors.

We initially record a servicing asset or servicing liability within a securitization structure when the servicing fees we expect to receive do not represent adequate compensation for servicing the receivables. We record these initial servicing assets and servicing liabilities at estimated fair market value, and then we evaluate and update our estimates of the fair values at the end of each financial reporting period. We include changes in these fair values within fees and related income on securitized earning assets on our consolidated statements of operations (and more specifically as a component of income from retained interests in credit card receivables securitized as scheduled in Note 10, “Securitizations and Structured Financings”), with our recording of our actual servicing expenses into operations as they are incurred. Because quoted market prices generally are not available for our servicing assets and servicing liabilities, we estimate fair values based on the estimated present value of future cash flows using our best estimates of key assumptions as outlined in Note 10, “Securitizations and Structured Financings.” We net our servicing assets and servicing liabilities together in our determination of securitized earning assets on our consolidated balance sheets. In accordance with Statement No. 140 and Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities,” we do not consolidate any of the QSPEs that participate in our securitizations.

We account for our retained interests in securitized credit card receivables as trading securities and have elected under  Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities,”

(“Statement No. 159”) to report them at estimated fair values, with changes in fair values included in our statements of operations in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“Statement No. 115”). The estimates we use to determine the gains and losses and the related fair values of I/O strips and retained interests are influenced by factors outside of our control, and such estimates could materially change from period to period. We include the income effects of I/O strip and retained interest valuations within fees and related income on securitized earning assets on our consolidated statements of operations (and more specifically as a component of income from retained interests in credit card receivables securitized as scheduled in Note 10, “Securitizations and Structured Financings”).

At each reporting period end, we reflect “accrued interest and fees” on securitized receivables at fair value within securitized earning assets on our consolidated balance sheet; these accrued interest and fees represent the estimated collectible portion of fees earned but not billed to the cardholders underlying the credit card receivables portfolios we have securitized. We also include at fair value within our securitized earning assets the estimated collectible portion of finance charges and fees billed to cardholders within the securitized portfolios but not yet collected (our “retained interests in finance charge receivables”) at each reporting period end.

Foreign Currency Translation

We translate the financial statements of our foreign subsidiaries into U.S. currency in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation.” We translate assets and liabilities at period-end exchange rates and income and expense items at average rates of exchange prevailing during each respective reporting period. We include translation adjustments in accumulated other comprehensive income within equity on our consolidated balance sheets. We also include gains and losses resulting from foreign currency transactions in our accompanying consolidated statements of operations.

Non-Securitized Earning Assets, Net

We include loans and fees receivable, net, investments in previously charged-off receivables, and investments in securities and U.S. government securities resale agreements within non-securitized earning assets, net, on our consolidated balance sheets.

Loans and Fees Receivable, Net. Loans and fees receivable, net, currently consist principally of receivables associated with our retail and Internet micro-loan activities and our auto finance business.

As applicable, we show loans and fees receivable net of both an allowance for uncollectible loans and fees receivable and unearned fees (or “deferred revenue”) in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Receivables and Initial Direct Costs of Leases.”

 We account for the loans and fees receivable associated with our acquisition of a $189.0 million auto loan portfolio from Patelco Credit Union (“Patelco”) under the guidance of Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” (“SOP 03-3”) which limits the yield that may be accreted (accretable yield) to the excess of our estimate of undiscounted expected principal, interest, and other cash flows (including the effects of prepayments) expected to be collected on the date of acquisition over our initial investment in the loans and fees receivable. The excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) is not recognized as an adjustment of yield, loss accrual or valuation allowance. The following tables show (in thousands) a roll-forward of accretable yield for our loans for which we apply SOP 03-3, as well as the carrying amounts of and gross loans and fees receivable balances of our loans for which we apply SOP 03-3.

	For the year ended December 31, 2008	For the year ended December 31, 2007
Roll-forward of Accretable Yield:
Balance at beginning of period	$(28,737)	$—
Accretable yield at acquisition date	—	(66,868)
(Recovery) impairment of accretable	(2,199)	15,028
Accretion of yield	15,002	23,103
Balance at end of period	$(15,934)	$(28,737)

SOP 03-3 loans and fees receivable:
Carrying amount of loans and fees receivable at acquisition date	$160,592
Carrying amount of loans and fees receivable at December 31, 2008	$61,688
Gross loans and fees receivable balance at acquisition date	$191,976
Gross loans and fees receivable balance at December 31, 2008	$74,126

The impairment of accretable yield in 2007 arose based on our then-revised forecast, which indicated delayed and lower cash flows relative to our acquisition date expectations for the acquired portfolio of loans.  In the fourth quarter of 2008 we revised our expectation related to these cash flows which increased the anticipated yield from this portfolio, in accordance with SOP 03-3.  As actual cash flows come in, we will continue to measure against revised forecasts and adjust our accretable yield as necessary to appropriately reflect anticipated yield.

Loans and fees receivable associated with our micro-loan activities primarily include principal balances and associated fees due from customers (such fees being recognized as earned—generally over a two-week period in the case of our retail operations and over a one-month period in the case of our Internet operations). Loans and fees receivable associated with our auto finance business include principal balances and associated fees and interest due from customers, net of the unearned portion of loan discounts which we recognize over the life of each loan.

In December 2007, we securitized a significant portfolio of lower-tier credit card receivables. In financial reporting periods prior to this securitization transaction, the receivables associated with these lower-tier credit card offerings as shown on our consolidated balance sheets included finance charges and fees (both billed and accrued) and principal balances. The fees associated with these product offerings include activation and annual fees (which we recognize as income over the twelve-month period to which they apply), as well as monthly maintenance, late-payment, over-limit, cash-advance and returned-check fees (which we recognize as income when they are assessed to cardholders). In periods prior to securitization, we included these fees within the interest income on consumer loans, including past due fees category and the fees and related income on non-securitized earning assets category on our consolidated statements of operations.

We provide an allowance for uncollectible loans and fees receivable for loans and fees receivable we believe we ultimately will not collect. We determine the necessary allowance for uncollectible loans and fees receivable by analyzing some or all of the following:  historical loss rates; current delinquency and roll-rate trends; vintage analyses based on the number of months an account is open; the effects of changes in the economy on our customers; changes in underwriting criteria; and estimated recoveries. A considerable amount of judgment is required to assess the ultimate amount of uncollectible loans and fees receivable, and we continuously evaluate and update our methodologies to determine the most appropriate allowance necessary.

The components of loans and fees receivable, net (in millions) as of the date of each of our consolidated balance sheets are as follows:

	Balance at December 31, 2007	Additions	Acquisitions	Subtractions	Securitization	Balance at December 31, 2008
Loans and fees receivable, gross	$435.7	$1,239.8	$—	$(1,254.2)	$—	$421.3
Deferred revenue	(27.2)	(86.7)	—	89.1	—	(24.8)
Allowance for uncollectible loans and fees receivable	(51.5)	(72.3)	—	68.0	—	(55.8)
Loans and fees receivable, net	$357.0	$1,080.8	$—	$(1,097.1)	$—	$340.7

	Balance at December 31, 2006	Additions	Acquisitions	Subtractions	Securitization	Balance at December 31, 2007
Loans and fees receivable, gross	$997.0	$3,634.5	$167.4	$(3,083.0)	$(1,280.2)	$435.7
Deferred revenue	(118.0)	(380.3)	—	346.4	124.7	(27.2)
Allowance for uncollectible loans and fees receivable	(225.3)	(958.9)	—	655.7	477.0	(51.5)
Loans and fees receivable, net	$653.7	$2,295.3	$167.4	$(2,080.9)	$(678.5)	$357.0

As of December 31, 2008 and 2007, the weighted average remaining accretion periods for the $24.8 million and $27.2 million, respectively, of deferred revenue reflected in the above tables were 30.5 and 29.3 months, respectively.

A roll-forward of our allowance for uncollectible loans and fees receivable (in millions) is as follows:

	For the year ended December 31,
	2008	2007	2006
Balance at beginning of period	$(51.5)	$(225.3)	$(54.3)
Provision for loan losses	(72.3)	(958.9)	(512.6)
Charge offs	76.3	672.8	352.9
Securitization of lower-tier credit card receivables	—	477.0	—
Recoveries	(8.3)	(17.1)	(11.3)
Balance at end of period	$(55.8)	$(51.5)	$(225.3)

Investments in Previously Charged-Off Receivables. Through Jefferson Capital, our debt collections subsidiary, we pursue, competitively bid for and acquire previously charged-off credit card receivables. A majority of our acquisitions of previously charged-off credit card receivables historically have been from the securitization trusts underlying our retained interest investments. As servicer for the receivables within the securitization trusts underlying our retained interest investments, we subject sales of previously charged-off receivables to a competitive bid process involving other potential third-party portfolio purchasers to ensure that sales are at fair market prices.

Static pools consisting of homogenous previously charged-off accounts and receivables are established for each acquisition by our debt collections business. Once a static pool is established, the receivables within the pool are not changed. Each static pool is recorded at cost and accounted for as a single unit for payment application and income recognition purposes. We account for our investments in previously charged-off receivables by applying the cost recovery method on a portfolio-by-portfolio basis under the guidance of SOP 03-3 and Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans.” Under the cost recovery method, income associated with a particular portfolio is not recognized until cash collections have exceeded the investment. Additionally, until such time as cash collected for a particular portfolio exceeds our investment in the portfolio, we incur commission costs and other internal and external servicing costs associated with the cash collections on the portfolio investment that are charged as operating expenses without any offsetting income amounts. In addition, we perform an impairment test on each static pool each quarter; if the remaining forecasted collections are less than our current carrying value, we record an impairment charge.

We use the cost recovery method for each particular static pool until such time that our experience with that pool will be sufficient to justify use of the interest method (such method being one by which income associated with each static pool is accrued monthly based on each static pool’s effective interest rate) based on criteria communicated to us during 2003 by the Staff of the Securities and Exchange Commission (“SEC”); to date, we have not met this communicated criteria.

The following table shows (in thousands) a roll-forward of our investments in previously charged-off receivables activities:

	2008	2007
Unrecovered balance at beginning of period	$14,523	$12,871
Acquisitions of defaulted accounts	77,436	45,770
Cash collections	(71,778)	(85,144)
Accretion of deferred revenue associated with Encore forward flow contract	(11,321)	(16,587)
Cost-recovery method income recognized on defaulted accounts (included within fees and related income on non-securitized earning assets on our consolidated statements of operations)	38,816	57,613
Unrecovered balance at end of period	$47,676	$14,523
Estimated remaining collections (“ERC”)	$104,761	$67,903

    Our previously charged-off receivables consist of amounts associated with normal delinquency charged-off accounts, accounts for which debtors have filed for bankruptcy protection under Chapter 13 of the United States Bankruptcy Code (“Chapter 13 Bankruptcies”) and accounts participating in or acquired in connection with our balance transfer program prior to such time as we issue credit cards relating to the accounts.

    We estimate the life of each pool of previously charged-off receivables acquired by us generally to be between twenty-four and thirty-six months for normal delinquency charged-off accounts and approximately sixty months for Chapter 13 Bankruptcies. We anticipate collecting 49.4% of the ERC of the existing accounts over the next twelve months, with the balance to be collected thereafter.

Investments in Securities. We periodically have invested in debt and equity securities. We generally have classified our purchased debt and equity securities as trading securities and included realized and unrealized gains and losses in earnings in accordance with Statement No. 115.  Additionally, we occasionally have received distributions of debt securities from our equity-method investees, and we have classified such distributed debt securities as held to maturity. The carrying values (in thousands) of our investments in debt and equity securities are as follows:

	December 31,
	2008	2007
Held to maturity:
Investments in debt securities of equity-method investees	$4,385	$6,819
Trading:
Investments in equity securities	293	2,956
Investments in asset-backed securities	—	17,939
Total investments in debt and equity securities	$4,678	$27,714

Our investments in asset-backed securities generally included a mix of investment grade, non-investment grade, subordinated and distressed asset-backed securities, including CDOs (Collateralized Debt Obligations), CMBS (Collateralized Mortgage Backed Securities), CMOs (Collateralized Mortgage Obligations) and repurchase agreements with respect to the foregoing. The market for these securities became extremely volatile in 2007 and values ascribed to these securities declined significantly during 2007. At the close of the second quarter of 2008, we valued our remaining investments in asset-backed securities (and associated debt) at zero as the remaining assets were liquidated in response to margin calls. Because margin loans underlying these investments were non-recourse, we do not expect to realize any further losses in connection with these investments. Our realized and unrealized losses incurred on these securities totaled $4.3 million during 2008, compared to total realized and unrealized losses of $70.0 million in 2007 and total realized and unrealized gains of $6.7 million in 2006.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets include amounts paid to third parties for marketing and other services. We expense these amounts once services have been performed or marketing efforts have been undertaken. Also included are (1) various deposits (totaling $26.9 million as of December 31, 2008 and $11.3 million as of December 31, 2007) required to be maintained with our third-party issuing bank partners and retail electronic payment network providers (including $6.3 million as of December 31, 2008 and $0.0 million as of December 31, 2007 associated with our ongoing origination and servicing efforts in the United Kingdom) and (2) vehicle inventory held by our buy-here, pay-here auto dealerships which we expense as cost of goods sold as we earn associated sales revenues.

Deferred Costs

The principal components of deferred costs have included unamortized costs associated with our (1) receivables origination activities and (2) issuances of convertible senior notes and other debt (see Note 15, “Convertible Senior Notes,” and Note 14, “Notes Payable,” respectively). We defer direct receivables origination costs for our credit card receivables and amortize them against credit card fee income on a straight-line basis over the privilege period, which is typically one year. We generally amortize deferred costs associated with our convertible senior notes into interest expense over the expected life of the instruments; however, we accelerate the recovery of an appropriate pro-rata portion of these costs against gains on repurchases of our convertible senior notes. On January 1, 2009, we were required to adopt FSP APB 14-1. The adoption of this pronouncement resulted in the reclassification of $4.8 million of deferred loan costs associated with our convertible senior notes as a reduction to equity, and as required, we have retrospectively applied this pronouncement within prior period consolidated financial statements as if FSP APB 14-1 had applied in financial reporting periods prior to the January 1, 2009 effective date of this pronouncement. See Note 15, “Convertible Senior Notes,” for additional effects of our adoption of FSP APB 14-1.

Property at cost, net of depreciation

We capitalize costs related to internal development and implementation of software used in our operating activities in accordance with AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” These capitalized costs consist almost exclusively of fees paid to third-party consultants to develop code and install and test software specific to our needs and to customize purchased software to maximize its benefit to us. We have focused the majority of these efforts on our proprietary information management system that supports our decision-making function, including targeted marketing, solicitation, application processing, account management and collection activities.

We record our property at cost less accumulated depreciation or amortization. We compute depreciation expense using the straight-line method over the estimated useful lives of our assets, which are approximately forty years for buildings, five years for furniture, fixtures and equipment, and three years for software. We amortize leasehold improvements over the shorter of their estimated useful lives or the terms of their respective underlying leases.

We periodically review our property to determine if an impairment exists. During 2008 and 2007, we recorded $2.6 million and $4.9 million, respectively, of impairment charges associated with our property, $2.6 million and $3.4 million, respectively, of which are classified within depreciation expense and $1.5 million of which are included in our loss from discontinued operations on our 2007 consolidated statement of operations. We experienced no such impairments in 2006.

Investments in Equity-Method Investees

We account for investments using the equity method of accounting if the investments give us the ability to exercise significant influence, but not control, over the investees. Significant influence is generally deemed to exist if we have an ownership interest in the voting stock of an investee of between 20% and 50%, although other factors, such as representation on an investee’s board of managers, specific voting and veto rights held by each investor and the effects of commercial arrangements, are considered in determining whether equity method accounting is appropriate. We use the equity method for (1) our 61.25% interest in a limited liability company in which we initially invested in 2002 and increased our investment in 2006, (2) our investments in two 33.3%-owned limited liability companies made during the fourth quarter of 2004 and (3) our 47.5% investment in a limited liability company made during the first quarter of 2005. We record our respective interests in the income or losses of such investees within the equity in income of equity-method investees category on our consolidated statements of operations for each period. The carrying amount of our equity-method investments is recorded on our consolidated balance sheets as investments in equity-method investees. A $14.0 million investment premium in excess of the underlying equity in the net assets of our 61.25%-owned equity-method investee is being recovered against the earnings of this entity’s underlying assets over their remaining lives; as of December 31, 2008, the remaining unrecovered balance of this investment premium was $7.3 million.

We evaluate our investments in the equity-method investees for impairment each quarter by comparing the carrying amount of each investment to its fair value. Because no active market exists for the investees’ limited liability company membership interests, we evaluate our investments in the equity-method investees for impairment based on our evaluation of the fair value of the equity-method investees’ net assets relative to their carrying values. If we ever were to determine that the carrying values of our investments in equity-method investees were greater than their fair values, we would write the investments down to their fair values.

Intangibles

We amortize identifiable intangible assets over their and in proportion to their estimated periods of benefit. The estimated benefit periods range from three years for customer and dealer relationships to three to five years for non-compete agreements. For those intangible assets such as trademarks and trade names that we determined have an indefinite benefit period, no amortization expense is recorded. We periodically (at least annually) evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment. During 2008, 2007 and 2006, we charged off $0.0 million, $1.0 million and $0.8 million, respectively, of impaired intangible assets that were originally determined to have an indefinite benefit period. Also during 2008 and 2007, we charged off $1.3 million and $1.6 million of dealer relationship intangibles, such amount representing a subset of our larger dealer relationship intangibles asset that is being amortized over a three-year period following our acquisition of this asset. Intangibles impairment charges are included within the card and loan servicing costs category on our consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets acquired and accounted for under the purchase method. Goodwill is tested at least annually for impairment. During 2008, 2007 and 2006, we recorded goodwill impairment charges of $32.0 million (of which $1.1 million is included in our loss from discontinued operations), $53.6 million (of which $5.2 million is included in our loss from discontinued operations) and $10.5 million, respectively, to report goodwill at its fair value.

Reportable Segments

Based on the requirements set forth by Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“Statement No. 131”), we have identified five reportable segments:  Credit Cards; Investments in Previously Charged-Off Receivables; Retail Micro-Loans; Auto Finance and Other. See Note 4, “Segment Reporting,” for further discussion of these segments.

Income Taxes

  We account for income taxes based on the liability method required by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In January 2007, we adopted FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes,” (“Interpretation No. 48”).  Interpretation No. 48 requires companies to assess the probability that a tax position taken may not ultimately be sustained on audit. For those positions that are not more than 50% likely to be realized upon ultimate settlement, no benefit may be recognized.  We revaluate the uncertain tax positions on a quarterly basis.  This evaluation is based on factors including, but not limited to, changes in facts and circumstances, changes in tax law, effectively settled issues under audit, and new audit activity.  Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

  Our overall effective tax rates (computed considering both continuing and discontinued operations in the aggregate) were 32.8%, 32.2% and 33.3% for 2008, 2007 and 2006, respectively. There is minimal variation in the effective tax rates between 2008 and 2007 and any changes are substantially related to differing expectations in different periods as to the ratio of our permanent differences to pre-tax GAAP income or loss levels and to the closing of the statutes of limitations for tax years prior to 2005 in 2008. We have experienced no material changes in effective tax rates associated with differences in filing jurisdictions and changes in law between 2007 and 2008.

  We conduct business globally, and as a result, one or more of our subsidiaries files U.S. federal, state and/or foreign income tax returns. In the normal course of business we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as the United States, the United Kingdom, the Netherlands and India. With a few exceptions, we are no longer subject to U.S. federal, state, local, or foreign income tax examinations for years prior to 2005. Currently, we are under audit by various jurisdictions for various years. Although the audits have not been concluded, we do not expect any changes to the tax liabilities reported in those years; if any such changes arise, however, we do not expect them to be material.

  We recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense.  During 2008 and 2007, we recognized $2.5 million and $2.3 million, respectively, in potential interest and penalties associated with uncertain tax positions.  To the extent such interest and penalties are not assessed as a result of a resolution of the underlying tax position, amounts accrued will be reduced and reflected as a reduction of income tax expense.  We recognized such a reduction in the amount of $2.6 million related to the closing of the statute of limitations for the 2004 tax year.

  We generally do not provide income taxes on the undistributed earnings of non-United States subsidiaries because such earnings are intended to be reinvested indefinitely to finance foreign activities.  These additional foreign earnings could be subject to additional tax if remitted, or deemed remitted, as a dividend; however, it is not practicable to estimate the additional amount, if any, of taxes payable.

Lease Impairments

During the second quarter of 2008, we subleased 183,461 square feet of office space at our corporate headquarters. As a result of inadequate rental payments associated with these subleases as compared to our obligations, we recognized a second quarter 2008 impairment charge of $5.5 million. During the third quarter of 2007, we realized an impairment charge of $4.8 million related to a sublease we entered into upon exiting our former Atlanta, GA headquarters office space due to inadequate sublease rental payments. Both charges are included within the other category as a component of other operating expense on our consolidated statements of operations for the years ended December 31, 2008 and 2007, respectively. We are recognizing the rental income associated with these subleases on a straight-line basis as an offset to rental expense also recorded within the other category of expenses as a component of other operating expense.

Fees and Related Income on Non-Securitized Earning Assets

Fees and related income on non-securitized earning assets primarily include:  (1) lending fees associated with our retail and Internet micro-loan activities; (2) fees associated with our lower-tier credit card receivables during periods in which we have held them on balance sheet; (3) income associated with our investments in previously charged-off receivables; (4) gains and losses associated with our investments in securities; and (5) gross profits from auto sales within our Auto Finance segment.

Lending fees underlying our retail micro-loan activities include fees earned on loans made by us directly to consumers, and previously included servicing fees earned associated with third-party-originated micro-loans prior to our discontinuance of such servicing activities in the fourth quarter of 2007, as well as servicing fees earned from a lending bank associated with our servicing and collection activities for the bank’s originated micro-loans prior to our discontinuance of those activities in the second quarter of 2006 based on guidance issued by the FDIC. We recognize (as a component of fees and related income on non-securitized earning assets) fees on the micro-loans that we make to consumers as they are earned—generally over a two-week period. Prior to our discontinuance of servicing activities associated with third-party originated micro-loans, we included the fees associated with those activities within fees and related income on non-securitized earning assets on our consolidated statements of operations, while we reflected the servicing fees we charged with respect to bank-originated micro-loans as a component of servicing income on our consolidated statements of operations. For periods in which we engaged in servicing activities, we recognized micro-loan servicing fees over the period during which the services were provided or the loans were collected; most of these activities were conducted and gave rise to revenue recognition over a two-week period.

As noted above, during February 2006, we learned from our bank partner that the FDIC had effectively asked insured financial institutions to cease deferred presentment cash advance and installment micro-loan activities conducted through processing and servicing agents. As a result of this development, our North Carolina subsidiary closed all of its original fifty-two branch locations and our West Virginia subsidiary closed all of its original eleven branch locations during 2006. However, in our two other affected states, Arkansas and Florida, we began offering loans directly to customers under alternative lending models, in compliance with state regulations and/or licensing requirements.

  With a few minor exceptions noted herein, fees associated with our lower-tier credit card offerings in periods we have held them on balance sheet are similar in nature and in accounting treatment to those identified in Fees and Related Income on Securitized Earning Assets discussed below. Activation fees are unique to our lower-tier credit card offerings. Activation fees are recognized over the estimated life of a customer (approximately one year).

The components (in thousands) of our fees and related income on non-securitized earning assets are as follows:

	For the year ended December 31,
	2008	2007	2006
Retail micro-loan fees	$76,678	$96,323	$86,422
Internet micro-loan fees	42,623	9,772	—
Fees on lower-tier credit card receivables while held on balance sheet	6,367	673,916	436,697
Income on investments in previously charged-off receivables	38,816	57,613	41,811
Gross profit on auto sales	32,389	10,754	—
(Losses) gains on investments in securities	(6,622)	(70,042)	6,674
Other	6,115	12,593	9,889
Total fees and related income on non-securitized earning assets	$196,366	$790,929	$581,493

Fees and Related Income on Securitized Earning Assets

Fees and related income on securitized earning assets include (1) securitization gains, (2) income from retained interests in credit card receivables securitized and (3) returned-check, cash advance and certain other fees associated with our securitized credit card receivables, each of which is detailed (in thousands) in the following table.

	For the year ended December 31,
	2008	2007	2006
Securitization gains	$—	$106,489	$6,193
Income from retained interests in credit card receivables securitized	(135,561)	176,449	174,075
Fees on securitized receivables	28,527	18,957	20,369
Total fees and related income on securitized earning assets	$(107,034)	$301,895	$200,637

We assess fees on credit card accounts underlying our securitized receivables according to the terms of the related cardholder agreements and, except for annual membership fees, we recognize these fees as contributing to income from retained interests in credit card receivables securitized or as fees on securitized receivables when they are charged to the cardholders’ accounts. We accrete annual membership fees associated with our securitized credit card receivables as a contribution to our income from retained interests in credit card receivables securitized on a straight-line basis over the cardholder privilege period. We amortize direct receivables origination costs against fees on securitized receivables. See Asset Securitization above and Note 10, “Securitizations and Structured Financings,” for further discussion on securitization gains and income from retained interests in credit card receivables (including the effects of changes in retained interests’ valuations).

Ancillary and Interchange Revenues

We offer various ancillary products and services to our customers, including memberships, insurance products, debt waiver and subscription services. When we market our own products, we record the fees, net of estimated cancellations, as deferred revenue upon the customer’s acceptance of the product and we amortize them on a straight-line basis over the life of the product (which ranges from one to twelve months). When we market products for third parties under commission arrangements, we recognize the revenue when we earn it, which is generally during the same month the product is sold to the customer. We consider revenue to be earned once delivery has occurred (i.e., when there is no further performance obligation), the commission is fixed and collectibility is reasonably assured. Once these conditions are satisfied, we recognize our commission as ancillary product revenue. Additionally, we receive a portion of the merchant fee assessed by retail electronic payment network providers based on cardholder purchase volumes underlying credit card receivables, and we recognize these interchange fees as we receive them.

Card and Loan Servicing Expenses

Card and loan servicing costs primarily include collections and customer service expenses. Within this category of expenses are personnel, service bureau, cardholder correspondence and other direct costs associated with our collections and customer service efforts. Card and loan servicing costs also include outsourced collections and customer service expenses. We expense card and loan servicing costs as we incur them, with the exception of prepaid costs, which we expense over respective service periods.

Marketing and Solicitation Expenses

We expense credit card account and other product solicitation costs, including printing, credit bureaus, list processing costs, telemarketing, postage and Internet marketing fees, as we incur these costs or expend resources. See Deferred Costs above for a discussion of the accounting for costs considered to be direct receivables origination costs.

 Recent Accounting Pronouncements

In December 2008, the FASB issued a FASB Staff Position, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” No. FAS 140-4 and FIN 46(R)-8. Pursuant to this guidance, we have provided additional disclosures in Note 10, “Securitizations and Structured Financings,” with respect to both our off-balance-sheet qualifying special purpose entities (“QSPE”s) and our on-balance-sheet structured financing transactions.

In September 2008, the FASB issued for exposure a Proposed Statement of Financial Accounting Standards, “Accounting for Transfers of Financial Assets, an Amendment to FASB Statement No. 140,” that among other things would eliminate QSPEs from the guidance in Statement No. 140. Also in September 2008, the FASB issued for exposure a Proposed Statement of Financial Accounting Standards, “Amendments to FASB Interpretation No. 46(R),” that among other things would change the criteria for determining whether to consolidate variable interest entities under FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—An Interpretation of ARB No. 51,” (“FIN 46R”). If ultimately finalized as proposed, these proposed statements would be effective for us at the beginning of our 2010 calendar year financial reporting period, with earlier application prohibited. While the ultimate changes remain uncertain, our preliminary assessment is that we could be required to change our accounting for our securitized credit card receivables and consolidate some or all of the QSPEs and variable interest entities associated with our securitizations. We currently treat our transfers to QSPEs as sales, remove the receivables from our consolidated balance sheets, and reflect only our retained interests in the securitization trusts on our consolidated balance sheets. The changes in the proposed FASB statements may require us to reflect the gross amount of the transferred receivables as well as the liabilities of the QSPE securitization trusts on our consolidated balance sheets. We are unable to determine the ultimate potential effects of these proposed statements on our consolidated financial statements until the FASB issues them in final form. However, because we carry our retained interests in securitized credit card receivables at fair value under Statement No. 115 and Statement No. 159 and because we anticipate carrying such underlying credit card receivables upon any potential consolidation of our QSPEs at fair value pursuant to our Statement 159 election made in 2008, we do not anticipate that these proposed statements, if adopted as proposed, would have a materially adverse effect on our consolidated results of operations, financial position or cash flows. We believe this in part because we have no debt covenants based on leverage ratios or on-balance-sheet debt levels.

In June 2008, the FASB ratified the consensus reached in Emerging Issues Task Force Issue 07-5, “Determining whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” (“EITF 07-5”). This EITF provided additional guidance on determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity's own stock. After considering EITF 07-5, we re-affirmed our conclusion reached in 2005 that we are not required to bifurcate and separately account for any of the embedded features within our senior convertible notes.

In June 2008, the FASB issued FSP EITF 03-6-1.  This EITF addresses whether unvested equity-based awards are participating securities and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in FASB Statement No. 128, “Earnings per Share.”  FSP EITF 03-6-1 was effective for us January 1, 2009. All prior period earnings per share data presented in our consolidated financial statements have been adjusted retrospectively to conform to the new guidance.  See Note 18, “Net Income Attributable to Controlling Interests Per Common Share,” for further information regarding the computation of earnings per share.  See also the table below for a roll-forward of the impacts of our adoption of this pronouncement on all periods presented.

In May 2008, the FASB issued FSP APB 14-1, addressing convertible instruments that may be settled in cash upon conversion (including partial cash settlement). FSP APB 14-1 addresses instruments commonly referred to as Instrument C from EITF Issue No. 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion.” Those instruments essentially require the issuer to settle the principal amount in cash and the conversion spread in cash or net shares at the issuer’s option. FSP APB 14-1 is effective for fiscal periods beginning after December 15, 2008, does not permit early application, and is to be applied retrospectively to all periods presented pursuant to the guidance in FASB Statement No. 154, “Accounting Changes and Error Corrections.” Our January 1, 2009, adoption of FSP APB 14-1 resulted in an increase in equity of $56.1 million.  See the table below for a roll-forward of the impacts of our adoption of this pronouncement on all periods presented.

    In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” (“FSP No. 157”). FSP No. 157 applies to non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually).  FSP No. 157 defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. We do not expect the implementation of FSP No. 157-2 to have a material effect on our consolidated results of operations, financial position or cash flows.

 In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007), “Business Combinations,” (“Statement No. 141R”). Statement No. 141R will significantly change the accounting for business combinations. Under Statement No. 141R, an acquiring entity will be required, with limited exceptions, to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value. Statement 141R will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;

•	Noncontrolling interests (formerly known as minority interests) will be valued at fair value at the acquisition date;

•
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

Statement No. 141R also includes a substantial number of new disclosure requirements. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. While Statement No. 141R will significantly affect the way that we account for future acquisitions, we adopted this statement on January 1, 2009 with no material effects on our consolidated results of operations, financial position or cash flows.

Also in December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51,” (“Statement No. 160”). Statement No. 160 establishes new accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interests (minority interests) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interests will be included in consolidated net income on the face of the income statement. Statement No. 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. Statement No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and earlier adoption is prohibited. We adopted this statement on January 1, 2009 with no material effects (other than the effects of reclassification of our noncontrolling interests as a component of equity) on our consolidated results of operations, financial position or cash flows.  These changes have been retrospectively applied to our consolidated financial statements for all periods presented.  See the table below for a roll-forward of the impacts of our adoption of this pronouncement on all periods presented.

In February 2007, the FASB issued Statement No. 159, which allows companies to elect to carry the vast majority of their financial assets and liabilities at fair value, with changes in fair value recorded into earnings. Statement No. 159 is effective for fiscal years beginning after November 15, 2007, and we have elected under Statement No. 159 at the date of adoption to carry our retained interests in securitized credit card receivables (our securitized earning assets category on our consolidated balance sheets) at fair value—an election which extends to any of our securitized credit card receivables that may later be consolidated on our balance sheet pursuant to the September 2008 proposed statements discussed above or otherwise. We have limited our election under Statement No. 159 to these financial assets because we have a great deal of experience in assessing (and we have existing models and systems in place to assess) the fair value of these financial assets; whereas, we do not have a similar level of experience, models and systems in place to routinely assess the fair value of other financial assets (e.g., Auto Finance or Retail Micro-Loans Segment receivables). Our election under Statement No. 159 has had no material effect on our consolidated financial statements as we historically have classified our retained interests in securitized credit card receivables as trading securities and have reflected the changes in the value of these retained interests within our consolidated statements of operations in accordance with Statement No. 115.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” (“Statement No. 157”). Statement No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, except accounting pronouncements that address share-based payment transactions and their related interpretive accounting pronouncements, and does not eliminate the practicability exceptions to fair value measurements in accounting pronouncements within the scope of the Statement. Statement No. 157 is effective for fiscal years beginning after November 15, 2007, and we adopted this statement on January 1, 2008 with no material effects on our consolidated results of operations, financial position or cash flows.

  The following details (in thousands, except per share data) the effects of retrospective application of FSP APB 14-1, Statement No. 160, and FSP EITF 03-6-1 for all periods presented:

	As originally reported	Retrospective application of FSP APB 14-1	Retrospective application of Statement No. 160	Retrospective application of FSP EITF 03-6-1	As adjusted
Additional paid-in capital (as of December 31, 2008)	$413,857	$108,714	$—	$—	$522,571
Retained earnings (as of December 31, 2008)	$505,728	$(52,579)	$—	$—	$453,149
Total equity (as of December 31,2008)	$665,844	$56,135	$24,878	$—	$746,857
Income from continuing operations (for year ended December 31, 2008)	$(95,168)	$(37,891)	$(2,145)	$—	$(135,204)
Net income (for the year ended December 31, 2008)	$(101,582)	$(37,891)	$(2,145)	$—	$(141,618)
Income from continuing operations attributable to controlling interests per common share (for the year ended December 31, 2008)—basic	$(2.03)	$(0.77)	$—	$—	$(2.80)
Income from continuing operations attributable to controlling interests per common share (for the year ended December 31, 2008)—diluted	$(2.03)	$(0.77)	$—	$—	$(2.80)
Net income attributable to controlling interests per common share (for the year ended December 31, 2008)—basic	$(2.17)	$(0.77)	$—	$0.01	$(2.93)
Net income attributable to controlling interests per common share(for the year ended December 31, 2008)—diluted	$(2.17)	$(0.77)	$—	$0.01	$(2.93)
	As originally reported	Retrospective application of FSP APB 14-1	Retrospective application of Statement No. 160	Retrospective application of FSP EITF 03-6-1	As adjusted
Additional paid-in capital (as of December 31, 2007)	$409,964	$108,714	$—	$—	$518,678
Retained earnings (as of December 31, 2007)	$606,435	$(14,688)	$—	$—	$591,747
Total equity (as of December 31,2007)	$792,579	$94,026	$32,732	$—	$919,337
Income from continuing operations (for the year ended December 31, 2007)	$(24,968)	$(5,825)	$1,600	$—	$(29,193)
Net income (for the year ended December 31, 2007)	$(50,996)	$(5,825)	$1,600	$—	$(55,221)
Income from continuing operations attributable to controlling interests per common share (for the year ended December 31, 2007)—basic	$(0.51)	$(0.11)	$—	$—	$(0.62)
Income from continuing operations attributable to controlling interests per common share (for the year ended December 31, 2007)—diluted	$(0.51)	$(0.11)	$—	$—	$(0.62)
Net income attributable to controlling interests per common share (for the year ended December 31, 2007)—basic	$(1.04)	$(0.11)	$—	$—	$(1.15)
Net income attributable to controlling interests per common share(for the year ended December 31, 2007)—diluted	$(1.04)	$(0.11)	$—	$—	$(1.15)
	As originally reported	Retrospective application of FSP APB 14-1	Retrospective application of Statement No. 160	Retrospective application of FSP EITF 03-6-1	As adjusted
Additional paid-in capital (as of December 31, 2006)	$321,010	$108,714	$—	$—	$429,724
Retained earnings (as of December 31, 2006)	$661,392	$(8,863)	$—	$—	$652,529
Total equity (as of December 31,2006)	$883,940	$99,851	$40,567	$—	$1,024,358
Income from continuing operations (for the year ended December 31, 2006)	$132,999	$(5,299)	$12,898	$—	$140,598
Net income (for the year ended December 31, 2006)	$107,475	$(5,299)	$12,898	$—	$115,074
Income from continuing operations attributable to controlling interests per common share (for the year ended December 31, 2006)—basic	$2.73	$(0.14)	$—	$—	$2.59
Income from continuing operations attributable to controlling interests per common share (for the year ended December 31, 2006)—diluted	$2.65	$(0.13)	$—	$—	$2.52
Net income attributable to controlling interests per common share (for the year ended December 31, 2006)—basic	$2.21	$(0.14)	$—	$—	$2.07
Net income attributable to controlling interests per common share(for the year ended December 31, 2006)—diluted	$2.14	$(0.13)	$—	$0.01	$2.02

3.      Discontinued Operations

In the fourth quarter of 2007, we adopted a formal plan to discontinue (through sale or otherwise) 105 Retail Micro-Loans segment branches located within Florida, Oklahoma, Colorado, Arizona, Louisiana and Michigan, and we classified the net assets of these operations as then held for sale and wrote them down to their estimated fair value, resulting in a write down to fair value for the tangible assets associated with these operations of $2.6 million. Subsequently, in the third quarter of 2008, we decided to retain a limited number of retail storefronts in Oklahoma and Colorado for which we now expect to be able to earn our desired returns. Our continuing operations and discontinued operations results within our consolidated statements of operations for 2008 and 2007 reflect our decision to continue operating the limited number of storefronts in Oklahoma and Colorado. All other discontinued storefronts within the affected states have either been sold or closed as of December 31, 2008.

Also during the fourth quarter of 2007, we shut down several business operations within our Other segment, including our stored value card operations, our U.S.-based Internet installment loan operations and operations under which we purchased and serviced motorcycle, all-terrain vehicle and personal watercraft loans through and for pre-qualified networks of dealers.

The components (in thousands) of our discontinued operations are as follows:

	For the year ended December 31,
	2008	2007	2006
Net interest income, fees and related income on non-securitized earning assets	$5,986	$6,521	$8,608
Other operating income	—	—	1,780
Other operating expense	13,814	38,802	49,655
Estimated loss upon sale	908	2,602	—
Goodwill impairment	1,132	5,160	—
Loss before income taxes	(9,868)	(40,043)	(39,267)
Income tax benefit	3,454	14,015	13,743
Net loss	$(6,414)	$(26,028)	$(25,524)

The table below presents the components (in thousands) of our consolidated balance sheet accounts classified as assets held for sale and liabilities related to assets held for sale:

	December 31, 2008	December 31, 2007
Assets held for sale:
Loans and fees receivable, net	$-	$7,304
Property at cost, net of depreciation	-	1,010
Prepaid expenses and other assets	-	421
Total assets held for sale	$-	$8,735
Liabilities related to assets held for sale:
Accounts payable and accrued expenses	$-	$373
Total liabilities related to assets held for sale	$-	$373

4.	Segment Reporting

Our segment accounting policies are the same as policies described in Note 2, “Significant Accounting Policies and Consolidated Financial Statement Components.”

We operate primarily within one industry consisting of five reportable segments by which we manage our business. Our five reportable segments are:  Credit Cards; Investments in Previously Charged-Off Receivables; Retail Micro-Loans; Auto Finance; and Other.

 During the first quarter of 2007, we acquired (1) the assets of ACC, a purchaser of auto loans generated through its relationships with franchised and independent auto dealers, and a related portfolio of auto loans for which ACC acts as servicer and (2) a 75-percent ownership interest in Just Right Auto Sales (“JRAS”), which sells vehicles to consumers and provides the underlying consumer financing associated with these vehicle sales and in which our ownership interest had grown to 90% at December 31, 2008. We have included the post-acquisition financial results from these operations in our consolidated financial statements and Auto Finance segment data.

During the second quarter of 2007, we acquired (1) a portfolio of approximately £490 million ($970 million) in face amount of Monument-branded credit card receivables in the United Kingdom (the “U.K. Portfolio”) from Barclaycard, a division of Barclays Bank PLC and (2) MEM Capital Limited and its subsidiaries (“MEM”), a U.K.-based, Internet, micro-loans provider. We include the post-acquisition results from the U.K. Portfolio within our Credit Cards segment while we include those for MEM within our Other segment. Considering the effects of these U.K. acquisitions, only $29.3 million of our total of over $514.8 million in 2008 revenue and $81.3 million of our total of over $1.6 billion in 2007 was attributed to customers in the U.K. Also, as of both December 31, 2008 and 2007, we did not have a material amount of long-lived assets located outside of the U.S.

Our Credit Cards segment consists of our credit card receivables origination, acquisition and servicing activities (excluding those pre-card issuance activities associated with our balance transfer program within our Investments in Previously Charged Off Receivables segment), as well as our cash management and investments in debt and equity securities activities. This segment represents aggregate activities associated with substantially all of our credit card products, including our lower-tier credit card offerings. Revenues associated with our lower-tier credit card receivables include interest income (along with late fees), fees and related income during periods while we have held them on our consolidated balance sheets (e.g., for all periods prior to our securitization of these receivables in December 2007). Revenues for our securitized credit card receivables are included within our fees and related income on securitized earning assets category within the Credit Cards segment and include (1) securitization gains, (2) income from retained interests in credit card receivables securitized and (3) fees and related income. Revenue sources we also include within our Credit Cards segment are servicing income and equity in income of equity-method investees (related only to those equity-method investees that have purchased and securitized credit card receivables portfolios). We earn servicing income from the trusts underlying our credit card receivables securitizations and the credit card receivables securitizations of our equity-method investees. With respect to periods in which we have held credit card receivables on our consolidated balance sheets, the Credit Cards segment revenue category most affected by delinquency and credit loss trends was the net interest income and the fees and related income on non-securitized earnings assets category (which is net of a provision for loan losses). For credit card receivables we have securitized in off-balance-sheet arrangements, the income from retained interests in credit card receivables securitized category is the category most affected by delinquency and credit loss trends.

The Investments in Previously Charged-Off Receivables segment consists of our debt collections subsidiary. Through this business, we pursue, competitively bid for and acquire previously charged-off credit card receivables. A significant majority of our acquisitions of previously charged-off credit card receivables have been from the securitization trusts underlying our retained interest investments. Revenues earned in this segment consist of sales and deferred revenue accretion under our Encore forward flow contract (see Note 6, “Sale of Previously Charged-Off Receivables and Forward Flow Contract”), revenues earned with respect to normal delinquency charged off receivables purchased and held for collection (particularly since the contractual dispute arose with Encore under its forward flow contract in July 2008),  revenues earned with respect to investments in Chapter 13 Bankruptcies, and revenues associated with collections on accounts acquired through a balance transfer program prior to such time as credit cards are issued relating to the program’s underlying accounts. All of these revenues are classified as fees and related income on non-securitized earning assets in the accompanying consolidated statements of operations.

The Retail Micro-Loans segment consists of a network of storefront locations that, depending on the location (and financial reporting period), provide (or provided) some or all of the following products or services: (a) small-denomination, short-term, unsecured cash advances that are typically due on the customer’s next payday; (b) installment loans, title loans, and other credit products; and (c) money transfer, bill payment and other financial services. Revenues currently earned within this segment are classified as fees and related income on non-securitized earning assets in the accompanying consolidated statements of operations. Servicing fees associated with this segment’s prior activities as a servicer and processor of bank-originated micro-loans are classified within servicing income.

For all periods presented, our Auto Finance segment includes the activities of our nationwide network of pre-qualified auto dealers in the buy-here, pay-here used car business from which we purchase auto loans at a discount or for which we service auto loans for a fee. We generate revenues on these purchased loans through interest earned on the face value of the installment agreements combined with our accretion of our purchase discounts into income generally over the life of each applicable loan. We also include within our Auto Finance segment the post-acquisition activities of our ACC and JRAS acquisitions as noted above.

Our Other segment has recently encompassed various operations that were start-up in nature, did not individually meet the disclosure criteria of Statement No. 131, and most of which we discontinued by December 31, 2007. Our discontinued operations historically included our stored-value card operations, other installment loan and cash advance micro-loan offerings marketed through the Internet and our investment and servicing activities with respect to consumer finance receivables secured by motorcycles, all-terrain vehicles, personal watercraft and the like. Our MEM, U.K.-based, Internet, micro-loan operations represent the only significant continuing operations within the Other segment as of December 31, 2008.

    We measure the profitability of our reportable segments based on their income after allocation of specific costs and corporate overhead. Overhead costs are allocated based on headcounts and other applicable measures to better align costs with the associated revenues. Summary operating segment information (in thousands) is as follows:
Year ended December 31, 2008	Credit Cards	Investments in Previously Charged-off Receivables	Retail Micro- Loans	Auto Finance	Other	Total
Interest income:
Consumer loans, including past due fees	$3,823	$—	$—	$89,095	$—	$92,918
Other	4,123	259	28	659	2	5,071
Total interest income	7,946	259	28	89,754	2	97,989
Interest expense	(35,128)	(90)	—	(16,636)	(1,024)	(52,878)
Net interest income (expense) before fees and related income on non-securitized earning assets and provision for loan losses	(27,182)	169	28	73,118	(1,022)	45,111
Fees and related income on non-securitized earning assets	5,066	38,816	76,678	33,183	42,623	196,366
Provision for loan losses	(2,762)	—	(12,401)	(41,480)	(15,619)	(72,262)
Net interest income (expense), fees and related income on non-securitized earning assets	(24,878)	38,985	64,305	64,821	25,982	169,215
Other operating income:
Fees and related income (loss) on securitized earning assets	(107,034)	—	—	—	—	(107,034)
Servicing income	181,502	—	—	381	—	181,883
Ancillary and interchange revenues	54,652	631	—	—	—	55,283
Gain on extinguishment of debt	61,671	—	—	—	—	61,671
Equity in income of equity-method investees	22,319	—	—	—	—	22,319
Total other operating income	213,110	631	—	381	—	214,122
Total other operating expense	(365,976)	(27,214)	(54,530)	(110,001)	(26,357)	(584,078)
(Loss) income from continuing operations before income taxes	$(177,744)	$12,402	$9,775	$(44,799)	$(375)	$(200,741)
Loss from discontinued operations before income taxes	$—	$—	$(8,622)	$—	$(1,246)	$(9,868)
Securitized earning assets	$813,793	$—	$—	$—	$—	$813,793
Non-securitized earning assets, net	$4,236	$48,652	$33,597	$291,559	$15,044	$393,088
Loans and fees receivable, gross	$712	$—	$40,099	$359,662	$20,771	$421,244
Loans and fees receivable, net	$534	$—	$33,597	$291,559	$15,044	$340,734
Total assets	$961,428	$59,850	$99,175	$342,465	$62,193	$1,525,111
Notes payable	$7,186	$—	$—	$181,449	$11,304	$199,939

Year ended December 31, 2007	Credit Cards	Investments in Previously Charged-off Receivables	Retail Micro- Loans	Auto Finance	Other	Total
Interest income:
Consumer loans, including past due fees	$364,444	$—	$—	$75,640	$—	$440,084
Other	20,965	845	—	850	22	22,682
Total interest income	385,409	845	—	76,490	22	462,766
Interest expense	(74,077)	(172)	(292)	(16,347)	(139)	(91,027)
Net interest income (expense) before fees and related income on non-securitized earning assets and provision for loan losses	311,332	673	(292)	60,143	(117)	371,739
Fees and related income on non-securitized earning assets	614,687	57,613	96,323	12,534	9,772	790,929
Provision for loan losses	(895,675)	—	(16,925)	(44,184)	(2,074)	(958,858)
Net interest income, fees and related income on non-securitized earning assets	30,344	58,286	79,106	28,493	7,581	203,810
Other operating income:
Fees and related income on securitized earning assets	301,895	—	—	—	—	301,895
Servicing income	94,892	—	—	2,052	—	96,944
Ancillary and interchange revenues	66,715	1,125	—	—	—	67,840
Equity in income of equity-method investees	34,360	—	—	—	—	34,360
Total other operating income	497,862	1,125	—	2,052	—	501,039
Total other operating expense	(539,936)	(26,252)	(107,346)	(64,182)	(8,499)	(746,215)
(Loss) income from continuing operations before income taxes	$(11,730)	$33,159	$(28,240)	$(33,637)	$(918)	$(41,366)
Loss from discontinued operations before income taxes	$—	$—	$(25,242)	$—	$(14,801)	$(40,043)
Securitized earning assets	$1,015,579	$—	$—	$—	$—	$1,015,579
Non-securitized earning assets, net	$49,848	$14,879	$39,391	$285,514	$9,632	$399,264
Loans and fees receivable, gross	$28,054	$—	$49,464	$345,843	$12,354	$435,715
Loans and fees receivable, net	$22,473	$—	$39,391	$285,531	$9,632	$357,027
Total assets	$1,314,854	$31,819	$112,516	$380,783	$30,431	$1,870,403
Notes payable	$25,367	$—	$—	$205,727	$4,497	$235,591

Year ended December 31, 2006	Credit Cards	Investments in Previously Charged-off Receivables	Retail Micro- Loans	Auto Finance	Other	Total
Interest income:
Consumer loans, including past due fees	$230,317	$—	$—	$48,577	$—	$278,894
Other	18,032	707	—	352	—	19,091
Total interest income	248,349	707	—	48,929	—	297,985
Interest expense	(50,009)	—	(3,001)	(8,145)	—	(61,155)
Net interest income (expense) before fees and related income on non-securitized earning assets and provision for loan losses	198,340	707	(3,001)	40,784	—	236,830
Fees and related income on non-securitized earning assets	452,553	41,811	86,422	707	—	581,493
Provision for loan losses	(484,836)	—	(11,942)	(9,340)	—	(506,118)
Net interest income, fees and related income on non-securitized earning assets	166,057	42,518	71,479	32,151	—	312,205
Other operating income:
Fees and related income on securitized earning assets	200,637	—	—	—	—	200,637
Servicing income	84,024	—	4,238	838	—	89,100
Ancillary and interchange revenues	43,010	283	—	—	—	43,293
Equity in income of equity-method investees	106,911	(28)	—	—	—	106,883
Total other operating income	434,582	255	4,238	838	—	439,913
Total other operating expense	(415,989)	(17,100)	(78,566)	(28,646)	—	(540,301)
Income (loss) from continuing operations before income taxes	$184,650	$25,673	$(2,849)	$4,343	$—	$211,817
Loss from discontinued operations before income taxes	$—	$—	$(7,807)	$—	$(31,460)	$(39,267)
Securitized earning assets	$811,012	$—	$—	$—	$—	$811,012
Non-securitized earning assets, net	$649,962	$12,871	$82,522	$113,466	$—	$858,821
Loans and fees receivable, gross	$760,934	$—	$90,615	$137,169	$8,322	$997,040
Loans and fees receivable, net	$451,738	$—	$82,522	$113,466	$5,990	$653,716
Total assets	$1,689,732	$28,988	$218,809	$157,500	$14,681	$2,109,710
Notes payable	$278,349	$—	$5,000	$75,345	$—	$358,694

5.    Shareholders’ Equity

Retired Shares

In 2008, we received 2,026,881 of shares as a return to us of shares we had previously lent. We retired these shares upon their receipt, and as of December 31, 2008, we had 3,651,069 loaned shares outstanding.

Treasury Stock

During 2008, our Board of Directors authorized a program to repurchase up to an additional 10 million shares of our outstanding common stock through June 2010; this program is a successor program to others that have been in place over the past several years with similar authorizations for share repurchases. Under the plan, we may repurchase shares of our common stock from time to time either on the open market or through privately negotiated transactions in compliance with SEC guidelines.

In 2007, we repurchased an aggregate of 3,884,163 shares of our common stock for $95.9 million in 2 separate privately negotiated transactions and 1,000,000 shares of our common stock in the open market for $12.0 million. The repurchased shares were placed in treasury.

At our discretion, we use treasury shares to satisfy option exercises and restricted stock vesting, and we use the cost approach when accounting for the repurchase and reissuance of our treasury stock. We reissued treasury shares totaling 207,125 during 2008, 598,724 during 2007 and 82,060 during 2006 at gross costs of $3.7 million, $10.2 million, and $1.0 million, respectively, in satisfaction of option exercises and share vestings under our restricted stock plan. We also effectively purchased shares totaling 58,013 during 2008 and 277,059 during 2007 at gross costs of $0.6 million and $3.7 million, respectively, by having employees who were exercising options or vesting in their restricted stock grants exchange a portion of their stock for our payment of required minimum tax withholdings; no such transactions transpired in 2006.

Warrants

In connection with a securitization facility into which we entered during the first quarter of 2004, we issued warrants to acquire 2.4 million shares of our common stock at an exercise price of $22.45 per share. The costs associated with these warrants were recorded at fair value ($25.6 million determined using the Black-Scholes model) within deferred costs, net, on our consolidated balance sheets, and the initial deferred cost amount was amortized against income from retained interests in credit card receivables securitized (which is a component of fees and related income from securitized earning assets) over the initial term of the associated debt. In January 2007, the then-current warrant holders exercised their warrants by paying us an aggregate $53.9 million in exercise price.

6.    Sale of Previously Charged-Off Receivables and Forward Flow Contract

In June 2005, our debt collections business sold a portfolio of previously charged-off credit card receivables having a face amount of $2.9 billion to Encore and agreed to sell Encore up to $3.25 billion in face amount of the future charged-off credit card receivables at an established price over the following five years under a forward flow contract. As consideration for these transactions, we received $143.0 million in cash. The purchase price included $76.0 million related to the portfolio of previously charged-off credit card receivables and $67.0 million of deferred revenue related to the forward flow contract. The sale of the portfolio of previously charged-off credit card receivables resulted in a gain of $69.6 million, which we recorded in fees and related income on non-securitized earning assets on our 2005 consolidated statement of operations. Ten million dollars of the original $67.0 million in deferred revenue related to the forward flow contract was required to be held in escrow, and $8.7 million of this amount (net of dollars in escrowed funds previously released to us and as adjusted for accrued but as of yet undistributed interest income) is included in restricted cash on our consolidated balance sheet as of December 31, 2008. We are recognizing into income only the portions of the original $10.0 million of escrowed monies with respect to which the escrow conditions have been satisfied and only at such time that the conditions have been satisfied (which generally corresponds with when the monies are distributed to us out of escrow). We are accreting the remaining $57.0 million of the original deferred revenue into income over the life of the contract as our debt collections business delivers its associated volumes of charged-off credit card receivables to Encore. Based on the forward flow contract, our debt collections business is expected to purchase for delivery to Encore over the life of the contract certain previously charged-off receivables from trusts, the receivables of which are serviced by us, as well as certain previously charged-off receivables associated with credit card receivables that we have held on our consolidated balance sheet. Any shortfalls in delivery of minimum periodic dollar amounts of previously charged-off receivables to Encore could result in the business being required to return a portion of the purchase price related to the forward flow contract. During 2008, 2007 and 2006, we accreted $11.3 million, $16.6 million and $12.5 million, respectively, of previously escrowed monies and deferred revenue associated with the forward flow contract into fees and related income on non-securitized earning assets on our accompanying consolidated statements of operations.

On July 10, 2008, Encore did not purchase certain accounts as contemplated by the forward flow contract, alleging that we breached certain representations and warranties set forth in the agreements, generally as a result of now-settled allegations made by the FTC as described below in Note 16, “Commitments and Contingencies.” Because of the ongoing disputes, we ceased recognizing income associated with the escrowed funds in the third quarter of 2008. Moreover, we have not recognized any of the remaining amount of the initial $57.0 million of deferred revenue associated with charge offs that we have made available to Encore and that Encore has failed to purchase in each month since July 2008.

7.    Investments in Equity-Method Investees

We (generally through one or more of our wholly owned subsidiaries) have made several acquisitions for which we account using the equity-method of accounting.  Our equity-method investments include:

•
Our January 2005 purchase of a 47.5% interest in a joint venture for $10.9 million, including transaction costs—such joint venture being formed to purchase $376.3 million (face amount) in credit card receivables;

•
Our fourth quarter 2004 purchase of a 33.3% interest in a joint venture (“Transistor”) for $48.3 million, including transaction costs—such joint venture being formed to purchase a portfolio of credit card receivables ($996.5 million face amount) from Fleet Bank (RI), National Association, a portfolio which Transistor subsequently sold in a Statement No. 140 transfer in exchange for a subordinated interest in a trust, thereby resulting in a securitization gain of $36.2 million, of which 33.3% or $12.1 million was included in our equity in income of equity-method investees in the third quarter of 2006; and

•
Our July 2002 purchase for $34.9 million, including transaction costs, of our original 50% interest in CSG, LLC (“CSG”), which was formed to acquire retained interests in a securitization that included $1.2 billion in credit card receivables originated by Providian Financial Corporation and in which we invested another $16.5 million in July 2006 to purchase an additional 11.25% interest, thereby increasing our CSG ownership interest to 61.25%.

 Because of specific voting and veto rights held by each investor in CSG, we do not control (as defined by FASB Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-Owned Subsidiaries”) this entity, and therefore we continue to account for our CSG investment using the equity method of accounting. We will recover a $14.0 million premium paid for this 11.25% interest against the earnings of CSG’s underlying assets over their remaining lives.

In the following tables, we summarize (in thousands) combined balance sheet and results of operations data for our equity-method investees:

	December 31,
	2008	2007	2006
Securitized earning assets	$116,510	$127,514	$168,288
Non-securitized earning assets, net	$—	$—	$—
Total assets	$118,962	$134,621	$179,107
Total liabilities	$1,967	$2,929	$10,147
Members’ capital	$116,995	$131,692	$168,960

	For the year ended December 31,
	2008	2007	2006
Net interest income, fees and related income on non-securitized earning assets	$2	$8	$88,644
Fees and related income on securitized earning assets	$44,438	$65,523	$168,111
Total other operating income	$53,048	$77,277	$184,411
Net income	$49,464	$72,287	$251,594

8.    Acquisitions

In January 2007, we acquired a 75% ownership interest in JRAS for $3.3 million from its former owners. Equity contributions we made to JRAS subsequent to our acquisition in 2007 have increased our common ownership interest in JRAS to 90% as of December 31, 2008. At its acquisition date, JRAS operated four retail locations in Georgia. As of December 31, 2008, JRAS had twelve retail locations, but has undertaken steps to close four locations in the first quarter of

2009. JRAS sells vehicles to consumers and provides the underlying financing associated with the vehicle sales. Customer purchases are financed for periods of time between twenty-four and forty-two months and credit is approved and payments are received in each store front; this type of operation is commonly referred to as a buy-here, pay-here operation. JRAS currently retains all loans and servicing for all customer financing contracts and, at December 31, 2008, had a $30.0 million line of credit provided by a commercial finance company, $27.1 million of which was outstanding at that date. As part of the JRAS acquisition transaction, we recorded $0.7 million of intangible assets and $1.7 million of goodwill.  In the fourth quarter of 2008, based on impairment testing performed, we wrote off the $1.7 million of goodwill.

In February 2007, we acquired all of the assets of San Diego, California-based ACC. At acquisition date, ACC serviced approximately $275 million in auto finance receivables. ACC operates in eighteen states with collection centers in San Diego, California and Lake Mary, Florida and has 139 employees. Contemporaneously with this purchase, we also acquired a $189.0 million auto loan portfolio from Patelco. The original purchase of these assets was brokered by ACC, and the underlying receivables were serviced by ACC on behalf of Patelco. The total purchase price paid for the two acquisitions was $168.5 million. ACC serves a consumer niche that, from a credit quality perspective, is slightly above the niche served by CAR, which we acquired in April 2005. As part of the ACC transaction, we recorded $7.0 million of goodwill, which we subsequently wrote off in the third quarter of 2008, and $1.3 million of intangible assets, which we subsequently wrote off in the fourth quarter of 2008.

In April 2007, we acquired 95% of the outstanding shares of MEM, our U.K.-based, Internet, micro-loan operations, for £11.6 million ($22.3 million) in cash. Under the original purchase agreement, a contingent performance-related earn-out could be payable to the sellers on achievement of certain earnings measurements for the years ended 2007, 2008 and 2009. The maximum amount payable under this earn-out is £120.0 million, although none of the earn-out performance conditions was satisfied for 2007 and 2008. The MEM acquisition agreement was amended in early 2009 to remove the seller’s earn-out rights and in exchange to increase the seller’s continuing noncontrolling ownership interest in MEM from 5.0% to 24.0%.

Also in April 2007, we acquired our U.K. Portfolio of approximately £490 million ($970 million) in face amount of credit card receivables from Barclaycard, a division of Barclays Bank PLC. We paid the purchase price of £383.5 million ($766.4 million) in cash. A substantial portion of the cash purchase price obligation was funded through a traditional securitization pursuant to a Statement No. 140 transfer in exchange for notes and a subordinated, certificated interest issued by the trust, thereby resulting in a securitization gain of $100.4 million. See Note 10, “Securitizations and Structured Financings,” for further discussion.

9.    Goodwill and Intangible Assets

Goodwill

Goodwill represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets acquired and accounted for under the purchase method. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“Statement No. 142”) requires that entities assess the fair value of all acquisition-related goodwill on a reporting unit basis. We review the recorded value of goodwill for impairment at least annually at the beginning of the fourth quarter of each year, or earlier if events or changes in circumstances indicate that the carrying amount may exceed fair value. As part of our purchase price allocations for our Auto Finance segment’s acquisitions of ACC and JRAS in the first quarter of 2007, our Auto Finance segment recorded goodwill of $7.0 million and $1.7 million, respectively.

As part of our purchase price allocations for our acquisition of MEM in the second quarter of 2007, we recorded goodwill of £11.0 million ($21.7 million).

In connection with our first quarter 2008 decision to sell our Texas retail micro-loans operations and hold those operations for sale, we allocated goodwill between our retained Retail Micro-Loans segment operations and our discontinued Texas operations, thereby resulting in a $1.1 million impairment loss that is reported within loss from discontinued operations in 2008.  Additionally, based on September 2008 amendments to financing facilities within one of our Auto Finance segment’s reporting units, we determined that the carrying amount of this reporting unit more likely than not exceeded its fair value.   We reassessed the carrying value of the reporting unit’s goodwill and determined that the current fair value would not support the stated goodwill balance, and we recorded a third quarter 2008 goodwill impairment loss of $29.2 million. Lastly, in our annual goodwill impairment testing for JRAS, we determined that the total goodwill balance of $1.7 million was impaired, and we wrote it off.  These valuation analyses were based on current internal projections and existing market data supporting valuation prices of similar companies.

During December 2007, we approved a formal plan to sell our Retail Micro-Loan operations located in six states and representing 105 storefront locations. Based on our annual assessment of the fair value of our Retail Micro-Loans segment in accordance with Statement No. 142, we recorded a fourth quarter of 2007 goodwill impairment charge of $53.6 million (of which $5.2 million is included in the loss from discontinued operations) to properly report goodwill at its fair value at December 31, 2007. We determined this impairment based on current market conditions, information available used in conjunction with our calculation of the expected present value of future cash flows associated with the business and the prices of comparable businesses.

 During February 2006, we learned from our principal Retail Micro-Loans segment bank partner that the FDIC had effectively asked insured financial institutions to cease deferred-presentment and installment micro-loan activities conducted through processing and servicing agents. Cessation of these activities directly affected our micro-loan subsidiaries’ ability to continue operating as a processing and servicing agent in four states. As such, we conducted an assessment of the fair value of our Retail Micro-Loans segment using, in accordance with Statement No. 142, a combination of the expected present value of future cash flows associated with the business and the prices of comparable businesses. Based on this assessment, we recorded during the first quarter of 2006 a goodwill impairment charge of $10.5 million to properly report goodwill at its fair value.

Changes (in thousands) in the carrying amount of goodwill for 2008 and 2007 by reportable segment are as follows:

	Retail Micro- Loans	Auto Finance	Other	Consolidated
Balance as of December 31, 2006	$97,955	$22,160	$—	$120,115
Goodwill acquired during the period	—	8,708	21,725	30,433
Impairment loss	(53,609)	—	—	(53,609)
Foreign currency translation	—	—	230	230
Balance as of December 31, 2007	44,346	30,868	21,955	97,169
Impairment loss	(1,132)	(30,868)	—	(32,000)
Foreign currency translation	—	—	(6,040)	(6,040)
Balance as of December 31, 2008	$43,214	$—	$15,915	$59,129

Intangible Assets

We had $2.3 million of intangible assets that we determined had an indefinite benefit period as of December 31, 2008 and 2007. As part of our purchase price allocations for the acquisitions of ACC and JRAS during the first quarter of 2007, we recorded $2.4 million of intangible assets subject to amortization related to customer relationships and trade names.

As part of our purchase price allocation for the purchase of the then remaining noncontrolling interest in our merchant credit subsidiary, Cards, LLC, in August 2006, we recorded $3.6 million of intangible assets subject to amortization related to customer relationships and intellectual property. While we closed the operations of our merchant credit subsidiary in 2007, the intangible assets of those operations have ongoing utility and were transferred to our Credit Cards segment.

The net unamortized carrying amount of intangible assets subject to amortization was $2.2 million and $5.9 million as of December 31, 2008 and 2007, respectively. Intangible asset-related amortization expense was $3.7 million, $6.5 million and $5.0 million during 2008, 2007 and 2006, respectively. Included in 2008, 2007 and 2006 amortization expense are $1.3 million, $2.6 million and $0.8 million of impairment charges, respectively.

Estimated future amortization expense (in thousands) associated with intangible assets is as follows:

2009	$1,551
2010	415
2011	265
Total	$2,231

10.     Securitizations and Structured Financings

As of both December 31, 2008 and 2007, we had transferred substantially all of our credit card receivables to securitization trusts. As noted previously, we refer in our notes to our consolidated financial statements to such transfers of financial assets to off-balance-sheet securitization trusts as “securitizations,” as contrasted with our use of the term “structured financings” to refer to non-recourse, on-balance-sheet debt financings.

 Securitizations

We securitize certain credit card receivables that we purchase on a daily basis through our third-party financial institution relationships. Prior to December 2007, we had not previously securitized our lower-tier credit card receivables, but with our decision in December 2007 to securitize these lower-tier credit card receivables, we now securitize substantially all of our credit card receivables. In connection with our securitization transactions, we transfer receivables associated with credit card accounts originated by our third-party financial institution relationships to two separate trusts (an “upper-tier originated portfolio” master trust and a “lower-tier originated portfolio” master trust), which issue notes representing undivided ownership interests in the assets of the respective master trusts. Additionally, in various transactions, we have acquired portfolios of receivables from third parties and subsequently securitized them; the latest of these transactions was the acquisition of our U.K. Portfolio and our securitization of its approximately $970 million of gross face amount of underlying credit card receivables in the second quarter of 2007.

Our only interest in the credit card receivables we securitize is in the form of retained interests in the securitization trusts. GAAP requires us to treat our transfers to the securitization trusts as sales and to remove the receivables from our consolidated balance sheets. Under Statement No. 140, an entity recognizes the assets it controls and liabilities it has incurred, and derecognizes the financial assets for which control has been surrendered and all liabilities that have been extinguished. An entity is considered to have surrendered control over the transferred assets and, therefore, to have sold the assets if the following conditions are met:

1.	The transferred assets have been isolated from the transferor and put presumptively beyond the reach of the transferor and its creditors.

2.
Each transferee has the right to pledge or exchange the assets it has received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor.

3.
The transferor does not maintain effective control over the transferred assets through either (i) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity, or (ii) the ability to unilaterally cause the holder to return specific assets, other than through a clean-up call.

Our securitization transactions do not affect the relationship we have with our customers, and we continue to service the securitized credit card receivables. Our ownership of retained interests in our securitized credit card receivables, the guarantee and note purchase agreements with respect to securitizations of acquired credit card receivables portfolios as described in Note 16, “Commitments and Contingencies,” and our obligation to service securitized receivables represent our only continuing involvement with our securitized credit card receivables.

The table below summarizes (in thousands) our securitization activities for the periods presented. As with other tables included herein, it does not include the securitization activities of our equity-method investees:

	For the year ended December 31,
	2008	2007	2006
Gross amount of receivables securitized at year end	$2,643,079	$3,600,917	$1,623,822
Proceeds from new transfers of financial assets to securitization trusts	$1,284,333	$1,502,248	$1,163,872
Proceeds from collections reinvested in revolving-period securitizations	$1,361,665	$1,183,792	$1,142,927
Excess cash flows received on retained interests	$163,446	$175,458	$254,514
Securitization gains	$—	$106,489	$6,193
Income from retained interests in credit card receivables securitized	(137,032)	176,040	173,670
Fees on securitized receivables	28,527	18,957	20,369
Total fees and related income on securitized earning assets	$(108,505)	$301,486	$200,232

    The investors in our securitization transactions have no recourse against us for our customers’ failure to pay their credit card receivables. However, most of our retained interests are subordinated to the investors’ interests until the investors have been fully paid.

 Generally, we include all collections received from the cardholders underlying each securitization in our securitization cash flows. This includes collections from the cardholders for interest, fees and other charges on the accounts and collections from those cardholders repaying the principal portion of their account balances. In general, the cash flows are then distributed to us as servicer in the amounts of our contractually negotiated servicing fees, to the investors as interest on their outstanding notes, to the investors to repay any portion of their outstanding notes that becomes due and payable and to us as the seller to fund new purchases. Any collections from cardholders remaining each month after making the various payments noted above generally are paid to us on our retained interests.

We carry the retained interests associated with the credit card receivables we have securitized at estimated fair market value within the securitized earning assets category on our consolidated balance sheets, and because we classify them as trading securities and have made a fair value election under Statement No. 159 with respect to them, we include any changes in fair value in income. Because quoted market prices for our retained interests generally are not available, we estimate fair value based on the estimated present value of future cash flows using our best estimates of key assumptions.

The measurements of retained interests associated with our securitizations are dependent upon our estimate of future cash flows using the cash-out method. Under the cash-out method, we record the future cash flows at a discounted value. We discount the cash flows based on the timing of when we expect to receive the cash flows. We base the discount rates on our estimates of returns that would be required by investors in investments with similar terms and credit quality. We estimate yields on the credit card receivables based on stated annual percentage rates and applicable terms and conditions governing fees as set forth in the credit card agreements, and we base estimated default and payment rates on historical results, adjusted for expected changes based on our credit risk models. We typically charge off credit card receivables when the receivables become 180 days past due, although earlier charge offs may occur specifically related to accounts of bankrupt or deceased customers. We generally charge off bankrupt and deceased customers’ accounts within 30 days of verification.

Our retained interests in credit card receivables securitized (labeled as securitized earning assets on our consolidated balance sheets) include the following (in thousands):

	December 31,
	2008	2007
I/O strip	$132,360	$96,313
Accrued interest and fees	22,723	32,768
Net servicing liability	(3,202)	(23,821)
Amounts due from securitization	12,369	24,104
Fair value of retained interests	659,156	887,215
Issuing bank partner continuing interests	(9,613)	(1,000)
Securitized earning assets	$813,793	$1,015,579

The I/O strip reflects the fair value of our rights to future income from securitizations arranged by us and includes certain credit enhancements. Accrued interest and fees represent the estimated collectible portion of fees earned but not billed to the cardholders underlying the credit card receivables portfolios we have securitized. Amounts due from securitization represent cash flows that are distributable to us from the prior month’s cash flows within each securitization trust; we generally expect to receive these amounts within 30 days from the close of each respective month. Lastly, we measure retained interests at fair value as set forth within the fair value of retained interests category in the above table.

 The net servicing liability in the above table reflects on a net basis, for those securitization structures for which servicing compensation is not adequate, the fair value of the net costs to service the receivables above and beyond the net servicing income we expect to receive from the securitizations. We initially record a servicing asset or a servicing liability associated with a securitization structure when the servicing fees we expect to receive do not represent adequate compensation for servicing the receivables. We record these initial servicing assets and servicing liabilities at estimated fair market value, and then we evaluate and update our servicing asset and servicing liability fair value estimates at the end of each financial reporting period. We present the net of our servicing assets and liabilities (i.e., a net servicing liability) in the above table, and we include changes in net servicing liability fair values within fees and related income on securitized earning assets on our consolidated statements of operations (and more specifically as a component of income from retained interests in credit card receivables securitized). Because quoted market prices generally are not available for our servicing liabilities, we estimate fair values based on the estimated present value of future cash flows.

The primary risk inherent within the determination of our net servicing liability is our ability to control our servicing costs relative to the servicing revenues we receive from our securitization trusts. We do not consider our servicing revenue stream to be a particularly significant risk because, with respect to a substantial majority of the receivables we service, even in the event of early amortization of our securitization facilities, we will continue to receive servicing revenues through the securitization waterfalls in the same manner and in no lower rate of compensation than we do currently. We have no instruments that we use to mitigate the income statement effects of changes in the fair value of our net servicing liability.

Reflected within servicing income on our consolidated statements of operations are servicing income (fees) we have received from both our securitization trusts and equity-method investees that have contracted with us to service their assets. The servicing fees received exclusively from our securitization trusts were $181.9 million, $94.9 million and $84.0 million in 2008, 2007 and 2006, respectively. Changes in our net servicing liability for each financial reporting period presented are summarized (in millions) in the following table:

	For the year ended December 31,
	2008	2007	2006
Net servicing liability at beginning of period	$23.8	$8.8	$—
Additional net servicing liability undertaken during period	—	8.9	—
Changes in fair value of net servicing liability due to changes in valuations inputs (including receivables levels within securitization trusts, length of servicing period, and servicing costs)	(12.0)	6.1	8.8
Balance at end of period	$11.8	$23.8	$8.8

Changes in any of the assumptions used to value our retained interests in our securitizations could affect our fair value estimates. The weighted-average key assumptions we used to estimate the fair value of our retained interests in the receivables we have securitized are presented below:

	December 31,
	2008	2007	2006
Net collected yield (annualized)	38.7%	33.5%	26.2%
Principal payment rate (monthly)	4.2%	5.4%	6.7%
Expected principal credit loss rate (annualized)	20.8%	18.8%	9.3%
Residual cash flows discount rate	22.6%	24.6%	16.9%
Servicing liability discount rate	14.0%	14.0%	14.0%
Life (in months) of securitized credit card receivables	23.8	18.5	14.9

 The 2007 net collected yield, principal payment rate and expected principal credit loss rate in the above table were all significantly affected by the weightings associated with our December 2007 securitization of our lower-tier credit card receivables, which have higher yields and charge offs and lower payment rates than our more traditionally securitized upper-tier credit card receivables. Additionally, actions taken on credit card accounts since December 31, 2007 have resulted in lower average outstanding balances while fixed fee billings have increased, thus increasing the net collected yield. The decrease in December 31, 2008 residual cash flows discount rate relative to December 31, 2007 is a result of (1) significant central bank interest rate reductions, which have significantly reduced the base one-month LIBOR interest rate index applicable in most of our securitizations and (2) increased collateral enhancement levels within our lower-tier originated portfolio master trust because a securitization facility with a very high advance rate within that trust is amortizing and the collateral balances underlying that facility are now supporting draws at a much lower advance rate under the other facility within that trust—both of these factors being offset by a general and significant widening of market spreads above the one-month LIBOR interest rate index applicable in most of our securitizations due to ongoing turbulence in the global liquidity markets. Our Statement No. 140 models recognize in computing the residual cash flows discount rate that variations in collateral enhancement levels affect the returns that investors require on residual interests within securitization structures; specifically, with lower levels of collateral enhancement (and hence greater investment risk), investors in securitization structure residual interests will require higher investment returns and with higher levels of collateral enhancement (and hence lower investment risk), investors in securitization structure residual interests will require lower investment returns.

The following illustrates the hypothetical effect on the December 31, 2008 value of our retained interests in credit card receivables securitized (dollars in thousands) of an adverse 10 and 20 percent change in our key valuation assumptions:

Assumptions and valuation effects of changes thereto
Net collected yield (annualized)	38.7%
Impact on fair value of 10% adverse change	$(59,811)
Impact on fair value of 20% adverse change	$(119,529)
Payment rate (monthly)	4.2%
Impact on fair value of 10% adverse change	$(14,608)
Impact on fair value of 20% adverse change	$(26,277)
Expected principal credit loss rate (annualized)	20.8%
Impact on fair value of 10% adverse change	$(38,141)
Impact on fair value of 20% adverse change	$(76,232)
Residual cash flows discount rate	22.6%
Impact on fair value of 10% adverse change	$(10,944)
Impact on fair value of 20% adverse change	$(21,502)
Servicing liability discount rate	14.0%
Impact on fair value of 10% adverse change	$(275)
Impact on fair value of 20% adverse change	$(552)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% and a 20% variation in assumptions generally cannot be extrapolated because the relationship of a change in assumption to the change in fair value of our retained interests in credit card receivables securitized may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumptions; in reality, changes in one assumption may result in changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which could magnify or counteract the sensitivities.

In 2007, we engaged in two significant credit card receivables securitization transactions, one in April 2007 involving our U.K. Portfolio and one in December 2007 involving our lower-tier credit card receivables. Key assumptions used to value our retained interests in these securitizations immediately upon their respective securitizations are as follows:

	April 2007 securitization	December 2007 securitization
Net collected yield (annualized)	25.0%	48.1%
Payment rate (monthly)	4.1	5.5
Expected principal credit loss rate (annualized)	12.4	31.4
Residual cash flows discount rate	20.0	31.7
Servicing liability discount rate	14.0	14.0

Our managed receivables portfolio underlying our securitizations (including only those of our consolidated subsidiaries) is comprised of our retained interests in the credit card receivables we have securitized and other investors’ shares of these securitized receivables. The investors’ shares of securitized credit card receivables are not our assets. The following table summarizes (in thousands) the balances included within, and certain operating statistics associated with, our managed receivables portfolio underlying both the outside investors’ shares of and our retained interests in our credit card receivables securitizations. Although we did not securitize our lower-tier credit card receivables until December 2007, our 2007 net charge offs disclosure in the table below includes all 2007 net charge offs on these receivables.

	December 31,
	2008	2007
Total managed principal balance	$2,157,626	$2,855,762
Total managed finance charge and fee balance	485,453	745,155
Total managed receivables	2,643,079	3,600,917
Cash collateral at trust and amounts due from QSPEs	125,051	40,501
Total assets held by QSPEs	2,768,130	3,641,418
QSPE-issued notes to which we are subordinated (1)	(1,728,996)	(2,165,083)
Face amount of residual interests in securitizations	$1,039,134	$1,476,335
Receivables delinquent—60 or more days	$458,795	$711,146
Net charge offs during each year	$559,261	$313,092

(1) Includes Class B notes issued out of our Embarcadero Trust owned by one of our consolidated subsidiaries and our noncontrolling interest partners.

Data in the above table are aggregated from the various QSPEs that underlie our securitizations. QSPE-issued notes (in millions) to which we are subordinated within our various securitization structures are our most significant source of liquidity and include the following:

	December 31,
	2008	2007
One-year variable funding securitization facility (expired September 2008) issued out of our upper-tier originated portfolio master trust	$—	$109.0
Six-year term securitization facility (expiring October 2010) issued out of our upper-tier originated portfolio master trust	264.0	264.0
Two-year variable funding securitization facility with renewal options (expiring January 2010) issued out of our upper-tier originated portfolio master trust	370.0	290.0
Five-year term securitization facility (expiring October 2009) issued out of our upper-tier originated portfolio master trust	286.6	286.6
Two-year variable funding securitization facility (expiring October 2010) issued out of our lower-tier originated portfolio master trust	260.5	238.8
Two-year amortizing securitization facility (expiring December 2009) issued out of our lower-tier originated portfolio master trust	137.5	300.0
Multi-year variable funding securitization facility (expiring September 2014) issued out of the trust associated with our securitization of $92.0 million and $72.1 million (face amount) in credit card receivables acquired in 2004 and 2005, respectively	16.4	21.8
Amortizing term securitization facility (denominated and referenced in U.K. sterling and expiring April 2014) issued out of our U.K. Portfolio securitization trust	310.3	539.0
Ten-year amortizing term securitization facility issued out of our Embarcadero Trust, including our subsidiary’s ownership in the Class B notes (expiring January 2014)	83.7	115.8
Total QSPE-issued notes to which we are subordinated	$1,729.0	$2,165.0

Because we hold residual retained interests in our securitization trusts, we remain subject to largely the same types and levels of risks to which we would be subject if we did not transfer our credit card receivables to our securitization trusts. These risks include:  regulatory risks related to the origination and servicing of the receivables; interest rate risks; payment, default and charge-off risks; credit card fraud risks; risks associated with employment base and infrastructure that we maintain for servicing the receivables; and risks associated with the availability and cost of funding the securitizations.  Adverse developments in one or more of the factors underlying these risks could result in an early amortization of one or more of the outstanding series of notes issued by our securitization trusts. Moreover, as these notes mature, there can be no assurance that we will be able to renew or replace them, or if renewed or replaced, that the terms will be as favorable as the terms that currently exist.

Except as described below or as set forth in Note 16, “Commitments and Contingencies,” concerning guarantee agreements and note purchase agreements associated with our securitization of certain acquired credit card receivables portfolios, we have no explicit or implicit arrangements under which we have provided or could be called upon to provide financial support to our securitization trusts or their beneficiaries, and there are no events or circumstances that could expose us to losses in excess of the carrying amounts of our retained interests. However, as servicer for the receivables held in our securitization trusts, we have significant continuing involvement in overseeing the receivables and their collection, and we perform a variety of functions that benefit our securitization trusts (and their beneficiaries, including our transferor subsidiaries). We incur significant costs associated with this continuing involvement (costs that are reflected in the determination of our net servicing liability in cases where we do not receive adequate compensation for our servicing obligations).

As servicer, we provide call center customer support and collections services on behalf of the securitization trusts. The objective of the collections process is to maximize the amount collected in the most cost effective and customer friendly manner possible. To fulfill this objective, on behalf of the securitization trusts (and their beneficiaries, including our transferor subsidiaries), we employ the traditional cross-section of letters and telephone calls to encourage payment, and we exercise broad discretion under our credit card servicing guidelines to apply customer payments to finance charges or principal; to waive interest and fees or otherwise provide promotional or matching payments and other credits to avoid negative amortization and to encourage prompter and larger payments; to send out mailings for promotional marketing-oriented collection programs or to facilitate balance transfer marketing programs on behalf of our bank partners; and to re-age customer accounts that meet applicable regulatory qualifications for re-aging or otherwise adjust billing cycles and practices to reflect operational objectives. These and other collection-oriented techniques and practices have varying effects on the statistical performance of the receivables held by our securitization trusts and thereby have varying effects on the beneficiaries of the securitization trusts, including our transferor subsidiaries.

Structured Financings

Beyond the securitizations discussed above, we have entered into certain non-recourse, asset-backed structured financing transactions within our Auto Finance segment. We consolidate the assets (auto finance receivables, which are a subset of loans and fees receivable, net on our consolidated balance sheets) and debt (classified within notes payable and other borrowings on our consolidated balance sheets) associated with these structured financings on our balance sheet because the transactions do not meet the legal isolation and other criteria within Statement No. 140 and because we are the primary beneficiary of the structured financing transactions. Structured financing notes outstanding, the carrying amount of the auto finance receivables that provide the exclusive means of repayment for the notes (i.e., lenders have recourse only to the specific auto finance receivables underlying each respective facility and cannot look to our general credit for repayment), and the maximum exposure to loss (which represents the carrying amount of the auto finance receivables minus the non-recourse notes) are scheduled (in millions) as follows:

	December 31,
	2008	2007
Carrying amount of auto finance receivables underlying structured financings	$235.1	$261.4
Structured financing notes outstanding, average rate 6.8% as of December 31, 2008, payable 2009 through 2013 ($106.9 of December 31, 2008 balance payable in September 2009 and $45.2 of December 31, 2008 balance amortizing with liquidation of underlying purchased auto finance receivables pool 2009 through 2013)	$(152.1)	$(196.0)
Maximum exposure to loss under structured financings	$83.0	$65.4

Much like with our credit card securitizations, there is a waterfall within these structured financings that provides for a priority distribution of cash flows to us to service the underlying auto finance receivables (cash flows that we consider adequate to meet our costs of servicing the receivables), a distribution of cash flows to pay interest and principal due on the notes, and a distribution of all excess cash flows to us. Our failure at any time to meet the various covenants within the structured financings could cause early amortization of the facilities, and when two of these structured financings with an aggregate outstanding balance of $106.9 million mature in September 2009, there can be no assurance that lenders will renew the debt facilities under attractive terms and conditions or at all. Beyond our role as servicer of the underlying assets within these structured financings, we have provided no other financial or other support to the structures, and we have no explicit or implicit arrangements that could require us to provide financial support to the structures. See Note 14, “Notes Payable,” for a detail of all notes payable and other borrowings, including these structured financings.

11. Fair Values of Assets

  In February 2007, the FASB issued Statement No. 159, which allows companies to elect to carry the vast majority of financial assets and liabilities at fair value, with changes in fair value recorded into earnings. Statement No. 159 is effective for fiscal years beginning after November 15, 2007, and we adopted this statement with respect to our securitized earning assets (and their underlying credit card receivables) effective January 1, 2008.

  In January 2008, we adopted Statement No. 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Statement No. 157 applies under other accounting pronouncements that require or permit fair value measurements, except accounting pronouncements that address share-based payment transactions and their related interpretive accounting pronouncements, and does not eliminate the practicability exceptions to fair value measurements in accounting pronouncements within the scope of the Statement. In general, fair values determined by Level 1 inputs use quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Fair values determined by Level 2 inputs use inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Where inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input that is significant to the fair value measurement in its entirety.

Valuations and Techniques for Assets Measured at Fair Value on a Recurring Basis

 Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. For our assets measured on a recurring basis at fair value, the table below summarizes (in thousands) fair values as of December 31, 2008 by fair value hierarchy:

Assets	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total assets measured at fair value
Investment securities—trading	$293	$—	$—	$293
Securitized earning assets	$—	$—	$813,793	$813,793

For Level 3 assets measured at fair value on a recurring basis using significant unobservable inputs, the following table presents (in thousands) a reconciliation of the beginning and ending balances for 2008:

		2008
	Investment securities—trading	Securitized earning assets	Total
Beginning balance	$17,939	$1,015,577	$1,033,516
Total gains (losses)—realized/unrealized:
Net revaluations of/additions to retained interests	—	320,969	320,969
Total realized and unrealized losses	(17,939)	—	(17,939)
Purchases, issuances, and settlements, net	—	(522,753)	(522,753)
Net transfers in and/or out of Level 3	—	—	—
Ending balance	$—	$813,793	$813,793

		2008
	Investment securities—trading	Securitized earning assets	Total
Total gains for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at year end	$—	$320,969	$320,969

The unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables above include changes in fair value that are attributable to both observable and unobservable inputs. We provide below a brief description of the valuation techniques used for Level 3 assets and liabilities.

 Net Revaluation of Retained Interests. We record the net revaluation of retained interests in the fees and related income from securitized earning assets category in our consolidated statements of operations, specifically as income from retained interests in credit card receivables securitized. The net revaluation of retained interests includes revaluations of our I/O strip, accrued interest and fees, servicing liabilities associated with our residual interests, amounts due from securitization, residual interests and issuing bank partner continuing interests. We estimate the present value of future cash flows using a valuation model consisting of internally developed estimates of assumptions third-party participants would use in determining fair value, including estimates of net collected yield, principal payment rates, expected principal credit loss rates, costs of funds and discount rates.

 Total Realized and Unrealized Losses. We record total realized and unrealized losses within the fees and related income from non-securitized earning assets category in our consolidated statements of operations. We formerly held certain securities available for sale that we classified as Level 3, indicating that significant valuation assumptions are not readily observable in the market due to limited trading activity. For those securities, the last of which we disposed of in the second quarter of 2008, we measured fair value using the best available data, in the form of quotes provided directly by various dealers associated with the securities and third-party valuations.

 Valuations and Techniques for Assets Measured at Fair Value on a Non-Recurring Basis

 We also have assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include those associated with acquired businesses, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more of these assets is determined to be impaired.

We were required to make a determination of the fair value of goodwill and intangible assets associated with our Retail Micro-Loans segment in the first quarter of 2008 by reason of our decision to discontinue and sell that segment’s Texas operations. We estimated the fair value of these assets using Level 3 inputs, specifically discounted cash flow projections reflecting our best estimate of what third-party participants would use in determining fair value, including estimates of yield, default rates, same store growth rates and payment rates. We recorded within loss from discontinued operations a non-cash goodwill impairment charge of $1.1 million in the first quarter of 2008—a charge that leaves the goodwill of our continuing Retail Micro-Loans segment operations at its estimated fair value. While fair value measurements of Retail Micro-Loans segments assets held for sale were required in the second and third quarters of 2008, no fair value measurements of goodwill and intangible assets were required of us within the Retail Micro-Loans segment during the second and third quarters of 2008. Lastly, our fair value measurements of Retail Micro-Loans segment goodwill on our annual testing date in the fourth quarter of 2008 yielded no impairment charges on that date.

We also were required to make a determination of the fair value of goodwill and intangible assets associated with one of the reporting units within our Auto Finance segment in the third quarter of 2008 because our refinancing of certain debt facilities within the reporting unit in September 2008 under higher pricing and reduced leverage (i.e., advance rates against underlying asset values) is expected to cause both lower profit margins and higher capital requirements for us (and hence diminished profit and growth potential relative to our acquisition date expectations). We estimated the fair value of these assets using Level 3 inputs, specifically discounted cash flow projections reflecting our best estimate of what third-party participants would use in determining fair value, including estimates of yield, default rates, growth rates and payment rates. We concluded that this Auto Finance segment reporting unit’s goodwill had no continuing value as of September 30, 2008, and we recorded a non-cash goodwill impairment charge of $29.2 million in the third quarter of 2008. Under the same methodology described herein, we also concluded that another reporting unit within our Auto Finance segment experienced full goodwill impairment as of our annual testing date in the fourth quarter of 2008 in the amount of $1.7 million.

 For our assets measured on a non-recurring basis at fair value, the table below summarizes (in thousands) fair values as of December 31, 2008 by fair value hierarchy:

	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total assets measured at fair value
Assets:
Goodwill	$—	$—	$59,129	$59,129
Intangibles, net	$—	$—	$4,547	$4,547

12.	Property

Details (in thousands) of our property on our consolidated balance sheets are as follows:
	December 31,
	2008	2007
Software	$87,020	$79,573
Furniture and fixtures	20,415	21,368
Data processing and telephone equipment	84,574	83,412
Leasehold improvements	35,226	45,245
Vehicles	1,167	533
Buildings	1,008	1,336
Land	2,456	4,956
Other	649	1,419
Total cost	232,515	237,842
Less accumulated depreciation	(184,218)	(153,376)
Property, net	$48,297	$84,466

As of December 31, 2008, the weighted-average remaining depreciable life of our depreciable property was 5.3 years.

13.	Leases

We lease premises and certain equipment under cancelable and non-cancelable leases, some of which contain renewal options under various terms. Total rental expense associated with these operating leases was $31.7 million (including $5.5 million of lease termination and impairment expense), $36.6 million (including $5.6 million of lease termination and impairment expense) and $21.1 million for 2008, 2007 and 2006, respectively. During the fourth quarter of 2006, we entered into a 15-year lease for 411,125 square feet, 183,461 square feet of which we subleased in the second quarter of 2008 and the remainder of which houses our corporate offices and certain Atlanta-based call center operations. This sublease resulted in an impairment charge of $5.5 million. Construction of this new space began in January 2007, and we moved into the new building in June 2007. In connection with this lease, we received a $21.2 million construction allowance for the build-out of our new corporate offices. We are amortizing the construction allowance as a reduction of rent expense over the term of the lease. Additionally, during the third quarter of 2007, we realized an impairment charge of $4.8 million related to a sublease we entered into upon exiting our former Atlanta, GA headquarters office space.  As of December 31, 2008, the future minimum rental commitments (in thousands) for all non-cancelable operating leases with initial or remaining terms of more than one year (both gross and net of any sublease income) are as follows:

	Gross	Sub-lease income	Net
2009	$29,059	$(4,959)	$24,100
2010	25,225	(6,172)	19,053
2011	19,961	(6,219)	13,742
2012	15,280	(4,569)	10,711
2013	14,146	(4,595)	9,551
Thereafter	97,073	(43,252)	53,821
Total	$200,744	$(69,766)	$130,978

In addition, we lease certain equipment under cancelable and non-cancelable leases, which are accounted for as capital leases in our consolidated financial statements. As of December 31, 2008, the future minimum commitments (in thousands) for all non-cancelable capital leases with initial or remaining terms of more than one year are as follows:

	Note	Interest	Gross
2009	$3,052	$129	$3,181
2010	646	30	676
2011	158	3	161
2012	3	—	3
2013	1	—	1
	$3,860	$162	$4,022

14.     Notes Payable

Notes payable consists of the following (in millions) as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Structured financings within our Auto Finance segment, average rate 6.8% at December 31, 2008 and average rate of 7.2% at December 31, 2007, payable to 2009 through 2013	$152.1	$196.0
Third-party financing of Auto Finance segment receivables, rate of 9.5%, due January 2010	27.1	9.5
Third-party financing of Auto Finance segment inventory, average rate of 6.4%, month-to-month	1.8	0.2
Vendor-financed software and equipment acquisitions, rates from 5% to 11% at December 31, 2008, payable to 2009 through 2013	3.9	11.8
MEM secured debt, average rate of 4.1% at December 31, 2008, payable upon demand	7.2	4.0
MEM secured debt, average rate of 3.1% at December 31, 2008, payable through 2009	3.3
MEM subordinated debt, rate of 9% at December 31, 2008, payable through 2009	.4	0.5
Jefferson Capital charged-off receivable purchase financing, rate of 12% at December 31, 2008, payable through 2011	4.1	—
Repurchase agreements, average rate of 6.2% at December 31, 2007	—	13.6
Total notes payable	$199.9	$235.6

The scheduled maturities of our notes payable are $154.6 million in 2009, $44.4 million in 2010 and $0.9 million thereafter.

In November 2007, our MEM, U.K.-based, Internet, micro-loan operations entered into a financing agreement that we have guaranteed, which allows it to borrow up to £6.5 million ($9.4 million at December 31, 2008 exchange rates) to finance its operations. This financing arrangement is payable upon demand and is secured by MEM’s underlying assets; MEM had drawn an equivalent of $7.2 million against this facility as of December 31, 2008.

In September 2008, we renewed two structured financing agreements through which we fund auto loan originations within our Auto Finance segment. One of the facilities allows for a maximum capacity of $150.0 million, has a floating interest rate, matures in September 2009 and is recourse only to the auto finance receivables that serve as collateral under the facility; as of December 31, 2008, $69.9 million was drawn under this facility, which approximates the maximum allowed given required collateral levels. The second facility allows for a maximum capacity of $50.0 million, has a floating interest rate, matures in September 2009 and is recourse only to the auto finance receivables that serve as collateral under the facility; as of December 31, 2008, $36.9 million was drawn under this second facility, which approximates the maximum allowed given required collateral levels.

To finance our February 2007 acquisition of the portfolio of ACC-serviced auto finance receivables that we acquired contemporaneous with our ACC acquisition, we entered into a financing facility with a maximum capacity of $146.0 million. This facility has a floating interest rate, matures in April 2013 and is recourse only to the acquired portfolio of ACC-serviced auto finance receivables. This financing facility is being repaid as the portfolio of acquired ACC-serviced auto finance receivables is repaid, and as of December 31, 2008, $45.2 million was outstanding under this facility.

JRAS, acquired within the Auto Finance segment in January 2007, has a financing facility with a maximum capacity of $30.0 million that is recourse only to its auto finance receivables, and a liquidating financing facility previously used to fund inventory.

The repurchase agreements outstanding as of December 31, 2007 related to our investments in debt securities, were made through a wholly owned subsidiary and were recourse only to the specific debt security investments underlying each individual repurchase agreement.

We are in compliance with the covenants underlying our various notes payable.

15.               Convertible Senior Notes

Upon our January 1, 2009 required adoption of FSP APB 14-1, we (1) reclassified a portion of our outstanding convertible senior notes to additional paid-in capital, (2) established a discount to the face amount of the notes as previously reflected on our consolidated balance sheets, (3) created a deferred tax liability related to the discount on the notes, and (4) reclassified out of our originally reported deferred loan costs and into additional paid-in capital the portion of those costs considered under FSP APB 14-1 to have been associated with the equity component of the convertible senior notes issuance.  The discount to the face amount of the notes is being amortized to interest expense over the expected life of the notes and will result in a corresponding release of our associated deferred tax liability. In accordance with the required retrospective application of FSP APB 14-1, amortization for the years ended December 31, 2008, 2007 and 2006 totaled $10.1 million, $9.5 million and $8.7 million, respectively.  The remaining discount at December 31, 2008 will be amortized to interest expense over the expected term of the convertible senior notes (currently expected to be May 2012 and October 2035 for the 3.625% and 5.875% notes, respectively). The weighted average effective interest rate for the 3.625% and 5.875% notes was 9.2% for all periods presented.

The following summarizes (in thousands) components of our consolidated balance sheets associated with our convertible senior notes after giving effect to our required retrospective application of the adoption of FSP APB 14-1:

	December 31, 2008	December 31, 2007
Face amount of outstanding convertible senior notes	$389,851	$550,000
Discount	(90,017)	(150,693)
Net carrying value	$299,834	$399,307
Carrying amount of equity component included in additional paid-in capital	$108,714	$108,714
Excess of instruments’ if-converted values over face principal amounts	$—	$—

3.625% Convertible Senior Notes Due 2025

In May 2005, we issued $250.0 million aggregate principal amount of 3.625% convertible senior notes due 2025 to qualified institutional buyers in a private placement, and we subsequently registered the notes for resale with the SEC. The outstanding balances of these notes are reflected within our convertible senior notes balance on our consolidated balance sheets. In June 2008 we repurchased $13.3 million in face amount and in December 2008 we repurchased $4.9 million in face amount of these notes. The June 2008 purchase price for these notes totaled $6.2 million (including accrued interest) and resulted in an aggregate gain of $4.5 million (net of the notes’ applicable share of deferred costs, which were written off in connection with the purchases). The December 2008 purchase price for these notes totaled $1.4 million (including accrued interest) and resulted in an aggregate gain of $2.6 million (net of the notes’ applicable share of deferred costs, which were written off in connection with the purchases).The repurchased convertible senior notes are held in treasury and have been netted against the face amount of originally issued convertible senior notes on our December 31, 2008 consolidated balance sheet. Per FSP APB 14-1, upon a repurchase of an outstanding instrument, the consideration transferred should be allocated between the related liability and equity components.  Because we determined that only de minimis value could be ascribed to the repurchase of the equity component, we used the total consideration given to calculate gain on the repurchase of the liability component.

During certain periods and subject to certain conditions, the remaining $231.8 million of outstanding notes as of December 31, 2008 will be convertible by holders into cash and, if applicable, shares of our common stock at an initial effective conversion rate of 23.0309 shares of common stock per $1,000 principal amount of notes, subject to adjustment; the conversion rate is based on an initial conversion price of $43.42 per share of common stock. Upon conversion of the notes, we will deliver to holders of the notes cash of up to $1,000 per $1,000 aggregate principal amount of notes and, at our option, either cash or shares of our common stock in respect of the remainder of the conversion obligation, if any. The maximum number of common shares that any note holder may receive upon conversion is fixed at 23.0309 shares per $1,000 aggregate principal amount of notes, and we have a sufficient number of authorized shares of our common stock to satisfy this conversion obligation should it arise. We may redeem the notes at our election commencing May 30, 2009 if certain conditions are met. In addition, holders of the notes may require us to repurchase the notes on each of May 30, 2012, 2015, and 2020 and upon certain specified events. Beginning with the six-month period commencing on May 30, 2012, we will pay contingent interest on the notes during a six-month period if the average trading price of the notes is above a specified level.

5.875% Convertible Senior Notes Due 2035

In November 2005, we issued $300.0 million aggregate principal amount of 5.875% convertible senior notes due 2035 to qualified institutional buyers in a private placement, and we subsequently registered the notes for resale with the SEC. These notes are reflected within our convertible senior notes balance on our consolidated balance sheets.

In June 2008 we repurchased $36.7 million in face amount and in December 2008 we repurchased $105.2 million in face amount of these notes. The June 2008 purchase price for these notes totaled $15.2 million (including accrued interest) and resulted in an aggregate gain of $9.2 million (net of the notes’ applicable share of deferred costs, which were written off in connection with the purchases). The December 2008 purchase price for these notes totaled $24.4 million (including accrued interest) and resulted in an aggregate gain of $45.4 million (net of the notes’ applicable share of deferred costs, which were written off in connection with the purchases).The repurchased convertible senior notes are held in treasury and have been netted against the face amount of originally issued convertible senior notes on our December 31, 2008 consolidated balance sheet. As mentioned above, we used total consideration given to calculate gain on the repurchase of the liability component and made no allocation to the equity component.

During certain periods and subject to certain conditions, the remaining $158.1 million of outstanding notes as of December 31, 2008 will be convertible by holders into cash and, if applicable, shares of our common stock at an initial effective conversion rate of 18.9265 shares of common stock per $1,000 principal amount of notes, subject to adjustment; the conversion rate is based on an initial conversion price of $52.84 per share of common stock. Upon conversion of the notes, we will deliver to holders of the notes cash of up to $1,000 per $1,000 aggregate principal amount of notes and, at our option, either cash or shares of our common stock in respect of the remainder of the conversion obligation, if any. The maximum number of common shares that any note holder may receive upon conversion is fixed at 18.9265 shares per $1,000 aggregate principal amount of notes, and we have a sufficient number of authorized shares of our common stock to satisfy both this conversion obligation and the conversion obligation under the 3.625% convertible senior notes should they arise. Beginning with the six-month period commencing on January 30, 2009, we will pay contingent interest on the notes during a six-month period if the average trading price of the notes is above a specified level. In addition, holders of the notes may require us to repurchase the notes upon certain specified events.

In conjunction with the 2035 convertible senior notes offering, we entered into a thirty-year share lending agreement with Bear, Stearns International Limited (“BSIL”) and Bear, Stearns & Co. Inc, as agent for BSIL, pursuant to which we lent BSIL 5,677,950 shares of our common stock in exchange for a loan fee of $0.001 per share. BSIL is required to return the loaned shares to us at the end of the thirty-year term of the share lending agreement or earlier upon the occurrence of specified events. BSIL has agreed to use the loaned shares for the purpose of directly or indirectly facilitating the hedging of our convertible senior notes by the holders thereof or for such other purpose as reasonably determined by us. In 2008, 2,026,881 of these lent shares were returned to us and retired.

We analogize the share lending agreement to a prepaid forward contract, which we have evaluated under the guidance of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” We determined that the instrument was not a derivative in its entirety and that the embedded derivative would not require separate accounting. The net effect on equity of the shares lent pursuant to the share lending agreement, which includes our requirement to lend the shares and the counterparties’ requirement to return the shares, is the fee received upon our lending of the shares.

Under Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“Statement No. 150”), entities that have entered into a forward contract that requires physical settlement by repurchase of a fixed number of the issuer’s equity shares of common stock in exchange for cash shall exclude the common shares to be redeemed or repurchased when calculating basic and diluted net income attributable to controlling interests per common share. While the share lending agreement does not provide for cash settlement, it does require physical settlement (i.e., the shares must be returned to us by the end of the arrangement). As such, we have applied the guidance in Statement No. 150 so that the prepaid forward contract represented by the share lending agreement results in a reduction in the number of outstanding shares used to calculate basic and diluted net income attributable to controlling interests per common share. Consequently, the shares of common stock subject to the share lending agreement are excluded from our net income attributable to controlling interests per common share calculations.

16.	Commitments and Contingencies

General

    In the normal course of business through the origination of unsecured credit card receivables, we incur off-balance-sheet risks. These risks include our commitments of $520.6 million at December 31, 2008 to purchase receivables associated with cardholders who have the right to borrow in excess of their current balances up to the maximum credit limit on their credit card accounts. These commitments involve, to varying degrees, elements of credit risks in excess of the amounts we have securitized. We have not experienced a situation in which all of our customers have exercised their entire available line of credit at any given point in time, nor do we anticipate this will ever occur in the future. We also have the effective right to reduce or cancel these available lines of credit at any time.

    For various receivables portfolio investments we have made through our subsidiaries and equity-method investees, we have entered into guarantee agreements and/or note purchase agreements whereby we have agreed to guarantee the purchase of or purchase directly additional interests in portfolios of credit card receivables owned by trusts, the retained interests in which are owned by our subsidiaries and equity-method investees, should there be net new growth in the receivables or should collections not be available to fund new cardholder purchases. As of December 31, 2008, neither we nor any of our subsidiaries or equity-method investees had purchased or been required to purchase any additional notes under the note purchase agreements. Our guarantee is limited to our respective ownership percentages in the various subsidiaries and equity-method investees multiplied by the total amount of the notes that each of the subsidiaries and equity-method investees could be required to purchase. As of December 31, 2008, the maximum aggregate amount of our collective guarantees and direct purchase obligations related to all of our subsidiaries and equity-method investees was $152.0 million—a decrease from the $369.3 million level at December 31, 2007 as a result of account actions and declines in our liquidating portfolios. In general, this aggregate contingency amount will decline in the absence of portfolio acquisitions as the aggregate amounts of credit available to cardholders for future purchases declines along with our liquidation of the purchased portfolios and a corresponding reduction in the number of open cardholder accounts. The acquired credit card receivables portfolios of all of our affected subsidiaries and equity-method investees have declined with each passing quarter since acquisition and we expect them to continue to decline because we expect payments and charge-offs combined to exceed new purchases each month. We currently do not have any liability recorded with respect to these guarantees or direct purchase obligations, but we will record one if events occur that make payment probable under the guarantees or direct purchase obligations. The fair value of these guarantees and direct purchase obligations is not material.

    Additionally, we have entered into an agreement whereby we have agreed to guarantee the payment obligations of one of our subsidiaries servicing a portfolio of auto loans owned by another of our subsidiaries. We currently do not have any liability recorded with respect to this guarantee, but we will record one if events occur that make payment probable under this guarantee.

    Our agreements with our third-party originating financial institutions require us to purchase on a daily basis the credit card receivables that are originated in the accounts maintained for our benefit. To secure this obligation for one of our third-party originating financial institutions, we have provided the financial institution a $10.0 million standby letter of credit and have pledged retained interests carried at $22.7 million at December 31, 2008. Our arrangements with this particular originating financial institution expire in March 2009.

    Our other third-party originating financial institution relationships require security for our daily purchases of their credit card receivables, and we have pledged $21.7 million in collateral as such security as of December 31, 2008. In addition, in connection with our April 2007 U.K. Portfolio acquisition, we guarantee certain obligations of our subsidiaries and our third-party originating financial institution to one of the European payment systems ($5.2 million as of December 31, 2008). Those obligations include, among other things, compliance with one of the European payment system’s operating regulations and by-laws. We also guarantee certain performance obligations of our servicer subsidiary to the indenture trustee and the trust created under the securitization relating to our U.K. Portfolio.

     Also, under the agreements with our third-party originating financial institutions, we have agreed to indemnify the financial institutions for certain costs associated with the financial institutions’ card issuance and other lending activities on our behalf. Our indemnification obligations generally are limited to instances in which we either (1) have been afforded the opportunity to defend against any potentially indemnifiable claims or (2) have reached agreement with the financial institutions regarding settlement of potentially indemnifiable claims.

    Total System Services, Inc. provides certain services to us as a system of record provider. Were we to terminate our U.S. relationship with Total System Services, Inc. prior to the contractual termination period, we would incur significant penalties ($33.4 million as of December 31, 2008); we have no intention, however, of terminating this agreement, which in May 2008 was renegotiated and extended through May 2015.

Litigation

    We are involved in various legal proceedings that are incidental to the conduct of our business. The material proceedings in which we have been involved in 2008 are described below.

    We and five of our subsidiaries are defendants in a purported class action lawsuit entitled Knox, et al., vs. First Southern Cash Advance, et al. , No 5 CV 0445, filed in the Superior Court of New Hanover County, North Carolina, on February 8, 2005. The plaintiffs allege that in conducting a so-called “payday lending” business, certain of our Retail Micro-Loans segment subsidiaries violated various laws governing consumer finance, lending, check cashing, trade practices and loan brokering. The plaintiffs further allege that we are the alter ego of our subsidiaries and are liable for their actions. The plaintiffs are seeking damages of up to $75,000 per class member. We are vigorously defending this lawsuit. These claims are similar to those that have been asserted against several other market participants in transactions involving small balance, short-term loans made to consumers in North Carolina.

    Commencing in June 2006, the FDIC began investigating the policies, practices and procedures used in connection with our credit card originating financial institution relationships. In December 2006, the FTC commenced a related investigation. In general, the investigations focused upon whether marketing and other materials contained misrepresentations regarding, among other things, fees and credit limits and whether servicing and collection practices were conducted in accordance with applicable law. We provided substantial information to both the FDIC and FTC, and held settlement discussions with the FDIC and FTC. In April 2008, we entered into an agreement in principle with the FTC and FDIC in order to resolve the investigations. The agreement contemplated formal settlement agreements with both the FTC and FDIC and was conditioned on the FDIC’s entering into settlement agreements with three of our issuing banks. Under the agreement in principle, and under the contemplated settlement agreements, we would have issued approximately $80 million in credits, the cash cost and pre-tax earnings effects of which would have been approximately $7.5 million—an amount we have had accrued as a reserve on our consolidated balance sheets since March 31, 2008. Even though we reached agreement with the FTC and FDIC on the terms of our settlement agreements, two of the three issuing banks were unable to reach agreement with the FDIC at that time. As a result, on June 10, 2008, the FTC commenced an action against us and one of our subsidiaries in the United States District Court for the Northern District of Georgia entitled  Federal Trade Commission vs. CompuCredit et al ., Case No. 1:08ev01976-BBM-RGV, and the FDIC commenced three administrative proceedings against us (each of which was assigned dual case numbers), Nos. FDIC-08-139b, FDIC-08-140k, FDIC-07-256b, FDIC-07-257k, FDIC 07-228b and FDIC-07-260k, two of which also were against the issuing banks that did not reach agreement with the FDIC.  One of these two issuing banks has settled its dispute with the FDIC.  In general, the actions allege that we and our bank partners overstated the amount of available credit and inadequately disclosed up-front fees and that one of our subsidiaries misrepresented when certain new credit cards would be issued and certain previously charged-off balances would be reported to the credit bureaus as “paid in full” and utilized prohibited telephone collection practices. Although we believe that our marketing and other materials and servicing and collection practices previously complied with, and continue to comply with, applicable law, we settled all outstanding litigation with the FTC and FDIC in December of 2008. While the $7.5 million that we had previously accrued related to this litigation has proven adequate to cover refunds and payments that we will be making to cardholders under the settlement agreements, we also agreed to pay a $2.4 million civil money penalty, which we paid and expensed in the fourth quarter of 2008.

    On May 23, 2008, CompuCredit and one of our subsidiaries filed a complaint against Columbus Bank and Trust Company and Synovus Financial Corporation (collectively, “CB&T”) in the Georgia State Court, Fulton County, (subsequently transferred to the Georgia Superior Court, Fulton County) in an action entitled  CompuCredit Corporation et al. vs. CB&T et al ., Civil Action No. 08-EV-004730-F. Among other things, the complaint as now amended alleges that CB&T, in violation of its contractual obligations, failed to provide CompuCredit rebates, marketing fees, revenues or other fees or discounts that were paid or granted by Visa ® , MasterCard ® , or other card associations with respect to or apportionable to accounts covered by CB&T’s agreements with us and other consideration due to us. The complaint also alleges that CB&T refused to approve changes requested by us to the terms of the credit card accounts and refused to transfer credit card accounts to our third-party designees, all in violation of the agreements among the parties.

    On June 11, 2008, CB&T filed a complaint against us and one of our subsidiaries in the United States District Court for the Middle District of Georgia,  CB&T vs. CompuCredit Corporation et al ., Civil Action no. 4:08cv78. In general, the complaint requested that the court order us to implement certain changes to the terms of the CB&T-issued credit cards. Our motion to dismiss this complaint was granted.

     On July 14, 2008, CompuCredit and four of our officers, David G. Hanna, Richard R. House, Jr., Richard W. Gilbert and J. Paul Whitehead III, were named as defendants in a purported class action securities case filed in the United States District Court for the Northern District of Georgia entitled  Waterford Township General Employees Retirement System vs. CompuCredit Corporation, et al. , Civil Action No. 08-CV-2270. On August 22, 2008, a virtually identical case was filed

entitled Steinke vs. CompuCredit Corporation et al., Civil Action No. 08-CV-2687.   In general, the complaints alleged that we made false and misleading statements (or concealed information) regarding the nature of our assets, accounting for loan losses, marketing and collection practices, exposure to sub-prime losses, ability to lend funds, and expected future performance. The complaints recently were consolidated, and a consolidated complaint has now been filed. We are vigorously contesting this complaint, and the defendants intend to file a motion to dismiss.

    We received a demand dated August 25, 2008, from Sue An that we take action against all of our directors and two of our officers for alleged breaches of fiduciary duty. In general, the alleged breaches are the same as the actions that are the subject of the class action securities case. Our Board of Directors has appointed a special litigation committee to investigate the allegations and to determine how to proceed.

    Our debt collections subsidiary, Jefferson Capital, is a party to a series of agreements with Encore. In general, Encore is obligated to purchase from Jefferson Capital certain defaulted credit card receivables. The agreements also require Encore to sell certain charged off receivables to Jefferson Capital under its balance transfer program and chapter 13 bankruptcy agreements. On July 10, 2008, Encore did not purchase certain accounts as contemplated by the agreements, alleging that we breached certain representations and warranties set forth in the agreements, generally as a result of the allegations made by the FTC as described above. We are vigorously contesting this dispute. This dispute has been submitted to the American Arbitration Association for resolution.

17.           Income Taxes

    Deferred tax assets and liabilities reflect the effects of tax losses, credits, and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    The current and deferred portions (in thousands) of federal and state income tax benefit or expense as the case may be are as follows:

	For the year ended December 31,
	2008	2007	2006
Federal income tax (benefit) expense:
Current tax (benefit) expense	$(18,943)	$(58,769)	$27,241
Deferred tax (benefit) expense	(50,753)	32,510	29,902
Total federal income tax (benefit) expense	(69,696)	(26,259)	57,143
Foreign income tax expense:
Current tax expense (benefit)	1,067	(51)	—
Deferred tax expense (benefit)	691	(541)	—
Total foreign income tax expense (benefit)	1,758	(592)	—
State and other income tax (benefit) expense:
Current tax expense (benefit)	364	(49)	152
Deferred tax (benefit) expense	(1,417)	712	181
Total state and other income tax (benefit) expense	(1,053)	663	333
Total income tax (benefit) expense	$(68,991)	$(26,188)	$57,476

    Income tax (benefit) expense in 2008, 2007 and 2006 differed from amounts computed by applying the statutory U.S. federal income tax rate to pretax income from consolidated operations principally as a result of the impact of foreign tax expense as well as the establishment of valuation allowances on certain foreign deferred tax assets, unfavorable state income tax effects in certain jurisdictions and unfavorable permanent differences, including the effects of accruals pursuant to Interpretation No. 48. The following table reconciles our effective tax rates to the federal statutory rate:

	For the year ended December 31,
	2008	2007	2006
Statutory rate	35.0%	35.0%	35.0%
(Decrease in income tax benefit) increase in income tax expense resulting from:
Non-taxable noncontrolling interests	(0.1)	0.8	(2.7)
Interest and penalties under Interpretation No. 48	(0.6)	(0.6)	—
Foreign income taxes , including indefinitely invested earnings of foreign subsidiaries	(1.2)	(1.0)	—
State and other income taxes and other differences, net	(0.3)	(2.0)	1.0
Effective tax rate	32.8%	32.2%	33.3%

    As of December 31, 2008 and December 31, 2007, the significant components (in thousands) of our deferred tax assets and liabilities were:

	December 31,
	2008	2007
Deferred tax assets:
Software development costs/fixed assets	$2,797	$1,791
Equity in income of equity-method investees	4,791	5,991
Goodwill and intangible assets	25,890	16,156
Deferred costs	2,724	868
Mark-to-market	2,803	3,881
Provision for loan loss	20,138	17,919
Equity based compensation	6,813	5,508
Charitable contributions	5,119	5,003
Other	7,703	4,974
Federal net operating loss carryforward	46,122	—
AMT credit carryforward	3,931	—
State Tax Benefits	32,694	30,671
	161,525	92,762
Valuation allowance	(34,750)	(30,671)
	126,775	62,091
Deferred tax liabilities:
Prepaid expenses	(2,391)	(1,582)
Securitization-related income	(136,445)	(116,816)
Interest on debentures	(67,132)	(74,371)
	(205,968)	(192,769)
Net deferred tax liability	$(79,193)	$(130,678)

    The amounts reported for both 2008 and 2007 have been adjusted to account for the reclassification of unrecognized tax benefits as required by Interpretation No. 48, as well as for the effects of the adoption of FSP APB 14-1 which created a discount to the face amount of our convertible senior notes and a related change to debt issuance costs, which will be amortized to interest expense over the life of the notes.

    We incurred federal and state net operating losses during 2008 that we will carry forward to future tax years to reduce future federal and state tax due. As such, the net operating losses are included as deferred tax assets in the table above.

    Certain of the deferred tax assets related to state net operating losses have been offset by valuation allowances as discussed below.

    We incurred federal and state net operating losses in 2007 for which a claim was filed to carry the federal net operating loss back to tax years 2005 and 2006. Due to the alternative minimum tax (“AMT”) limitation on net operating loss carry-backs, we generated an AMT credit carry-forward which can be carried forward indefinitely.

    Our deferred tax asset valuation allowances are primarily the result of uncertainties regarding the future realization of recorded tax benefits on tax loss or credit carry-forwards from operations in various state and foreign jurisdictions. Approximately $33.7 million of our valuation allowances relate to entities that have not yet generated a taxable profit in these states and foreign tax jurisdictions and are not expected for the foreseeable future to generate a taxable profit in these states and foreign tax jurisdictions. Therefore, it is more likely than not that these net operating losses or credits will never be utilized to reduce future state and foreign tax liabilities in these jurisdictions. There are no other net operating loss or credit carry-forwards other than those described herein.

    We generally do not provide income taxes on the undistributed earnings of non-United States subsidiaries because such earnings are intended to be reinvested indefinitely to finance foreign activities. These additional foreign earnings could be subject to additional tax if remitted, or deemed remitted, as a dividend; however, it is not practicable to estimate the additional amount, if any, of taxes payable.

    We conduct business globally, and as a result, one or more of our subsidiaries files U.S. federal, state and/or foreign income tax returns. In the normal course of business we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as the United States, the United Kingdom, the Netherlands and India. With a few exceptions, we are no longer subject to U.S. federal, state, local, or foreign income tax examinations for years prior to 2005. Currently, we are under audit by various jurisdictions for various years. Although the audits have not been concluded, we do not expect any changes to the tax liabilities reported in those years; if any such changes arise, however, we do not expect them to be material.

    We recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. During 2008 and 2007, we recognized $2.5 million and $2.3 million, respectively, in potential interest and penalties associated with uncertain tax positions, and to the extent such interest and penalties are not assessed as a result of a resolution of the underlying tax position, amounts accrued will be reduced and reflected as a reduction of income tax expense. We recognized such a reduction in the amount of $2.6 million related to the closing of the statute of limitations for the 2004 tax year.

    A reconciliation (in thousands) of unrecognized tax benefits from the beginning to the end of 2008 is as follows:

2008
Balance at January 1,	$(76,701)
Additions based on tax positions related to the prior year	(2,940)
Reductions based on tax positions related to the prior year	19,739
Additions based on tax positions related to the current year	(7,527)
Interest and penalties accrued	(2,477)
Reductions for tax positions of prior years for lapses of applicable statute of limitations	2,644
Balance at December 31,	$(67,262)

    Unrecognized tax benefits that, if recognized, would affect the effective tax rate totaled $13.6 million and $11.9 million at December 31, 2008 and 2007, respectively.

    The total amount of unrecognized tax benefits with respect to certain of our unrecognized tax positions will significantly change as a result of the lapse of applicable state and federal limitations periods in the next 12 months. However, it is not reasonably possible to determine which (if any) limitations periods will lapse in the next 12 months due to the effect of existing and new tax audits and tax agency determinations.  Moreover, the net amount of such change cannot be reasonably estimated because our operations over the next 12 months may cause other changes to the total amount of unrecognized tax benefits. Due to the complexity of the tax rules underlying our Interpretation No. 48 liabilities, and the unclear timing of tax audits, tax agency determinations, and other events (such as the outcomes of tax controversies involving related issues with unrelated taxpayers), we cannot establish reasonably reliable estimates for the periods in which the cash settlement of our Interpretation No. 48 liabilities will occur.

 18.           Net Income Attributable to Controlling Interests Per Common Share

We compute earnings per share (“EPS”) attributable to CompuCredit Corporation common shareholders by dividing income from continuing operations attributable to controlling interests, by the weighted-average common shares outstanding including participating securities outstanding during the period, as discussed below.  Diluted EPS reflects the potential dilution beyond shares for basic EPS that could occur if securities or other contracts to issue common stock were exercised, were converted into common stock or were to result in the issuance of common stock that would share in our earnings.

On January 1, 2009, we adopted FSP EITF 03-6-1, which requires us to include all unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in the number of shares outstanding in our basic and diluted EPS calculations.  As a result, we have included all of these outstanding restricted stock awards in our calculation of basic and diluted EPS for all periods presented.  Common stock and unvested share-based payment awards earn dividends equally as shown in the table below.

The following table sets forth the computation of net income attributable to controlling interests per common share (in thousands, except per share data):

	For the year ended December 31,
	2008	2007	2006
Numerator:
(Loss) income from continuing operations attributable to controlling interests	$(133,059)	$(30,793)	$127,700
Loss from discontinued operations attributable to controlling interests	$(6,414)	$(26,028)	$(25,524)
Net (loss) income attributable to controlling interests	$(139,473)	$(56,821)	$102,176
Denominator:
Basic (including unvested share-based payment awards) (1)	47,586	49,426	49,256
Effect of dilutive stock options and warrants	—	—	1,370
Diluted (including unvested share-based payment awards)	47,586	49,426	50,626
(Loss) income from continuing operations attributable to controlling interests per common share—basic	$(2.80)	$(0.62)	$2.59
(Loss) income from continuing operations attributable to controlling interests per common share—diluted	$(2.80)	$(0.62)	$2.52
Loss from discontinued operations attributable to controlling interests per common share—basic	$(0.13)	$(0.53)	$(0.52)
Loss from discontinued operations attributable to controlling interests per common share—diluted	$(0.13)	$(0.53)	$(0.50)
Net (loss) income attributable to controlling interests per common share—basic	$(2.93)	$(1.15)	$2.07
Net (loss) income attributable to controlling interests per common share—diluted	$(2.93)	$(1.15)	$2.02

(1) Included in our basic share counts are 804,000, 709,000 and 522,000 shares related to unvested share-based payment awards for the years ended December 31, 2008, 2007 and 2006, respectively.

As their effects were anti-dilutive due to our net losses in 2008 and 2007, we excluded all of our stock options and unvested restricted shares from our 2008 and 2007 net loss attributable to controlling interests per common share calculations. Excluded from the 2006 net income attributable to controlling interests per common share calculation were 520,000 of stock options as their effects were anti-dilutive. Also excluded from the 2008, 2007, and 2006 net income attributable to controlling interests per common share calculations are shares associated with our share lending agreement discussed in Note 15, “Convertible Senior Notes.”

For the years ended December 31, 2008, 2007 and 2006, under the guidance of Emerging Issues Task Force 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” there were no shares potentially issuable and thus includible in the diluted net income attributable to controlling interests per common share calculation under our 3.625% convertible senior notes due 2025 issued in May 2005 and 5.875% convertible senior notes due 2035 issued in November 2005. However, in future reporting periods during which our closing stock price is above the respective $43.42 and $52.83 conversion prices for the May 2005 and November 2005 convertible senior notes, and depending on the closing stock price at conversion, the maximum potential dilution under the conversion provisions of the May 2005 and November 2005 convertible senior notes is approximately 5.5 million and 4.9 million shares, respectively, which could be included in diluted share counts in net income attributable to controlling interests per common share calculations. See Note 15, “Convertible Senior Notes,” for a further discussion of these convertible securities.

19.	Stock-Based Compensation

As of December 31, 2008, we had two stock-based employee compensation plans (our Employee Stock Purchase Plan and our 2008 Equity Incentive Plan). The 2008 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock awards, restricted stock units and incentive awards. The maximum aggregate number of shares of common stock that may be issued under this plan and to which awards may relate is 2,000,000 shares, and as of December 31, 2008, 1,589,697 shares remained available for grant under this plan. Upon shareholder approval of the 2008 Equity Incentive Plan in May 2008, all remaining shares available for grant under our previous stock option and restricted stock plans were terminated. Exercises and vestings under our stock-based employee compensation plans resulted in our recognition of an income tax-related charge to additional paid-in capital of $1.4 million in 2008, while we recognized income tax-related benefits within additional paid-in capital of $2.5 million and $0.2 million in 2007 and 2006, respectively.

Stock Options

  Our 2008 Equity Incentive Plan and its predecessor plans provide that we may grant options on or shares of our common stock to members of the Board of Directors, employees, consultants and advisors. The exercise price per share of the options may be less than, equal to or greater than the market price on the date the option is granted. The option period may not exceed 10 years from the date of grant. The vesting requirements for options granted by us range from immediate to 5 years. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” using the modified prospective application. During 2008, 2007 and 2006, we expensed compensation costs of $2.0 million, $2.2 million and $1.7 million, respectively, related to our stock options. We recognize stock-option-related compensation expense for any awards with graded vesting on a straight-line basis over the vesting period for the entire award.

Information related to options outstanding is as follows:

	For the year ended December 31, 2008
	2007		2006
	Number of shares	Weighted- average exercise price	Number of shares	Weighted- average exercise price
Outstanding at beginning of year	1,079,889	$23.96	655,388	$9.44
Granted	50,000	34.75	500,000	40.99
Exercised	(462,625)	6.39	(74,550)	10.69
Cancelled/Forfeited	(1,000)	7.15	(949)	11.38
Outstanding at end of year	666,264	$36.99	1,079,889	$23.96

	For the year ended December 31, 2008
	Number of shares	Weighted- average exercise price	Weighted- average of remaining contractual life	Aggregate intrinsic value
Outstanding at January 1, 2008	666,264	$36.99
Granted	200,000	8.66
Exercised	(11,000)	6.72
Cancelled/Forfeited	(14,600)	14.67
Outstanding at December 31, 2008	840,664	$31.04	3.9	$—
Exercisable at December 31, 2008	90,664	$23.47	1.2	$—

The following table summarizes information about stock options outstanding as of December 31, 2008:

	Options outstanding			Options exercisable
Exercise price	Number outstanding	Weighted remaining average contractual life (in years)	Weighted average exercise price	Number exercisable	Weighted remaining average contractual life (in years)	Weighted average exercise price
$0.00 – $12.00	220,000	4.2	$8.49	20,000	3.3	$6.79
$12.01 – $25.00	50,664	0.2	$19.97	50,664	0.2	$19.97
$25.01 – $50.00	570,000	4.2	$40.72	20,000	1.7	$49.00
	840,664	3.9	$31.04	90,664	1.2	$23.47

As of December 31, 2008, our unamortized deferred compensation costs associated with non-vested stock options were $4.3 million. We received $74,000 in cash proceeds from stock option exercises during 2008.

    We have estimated the fair value of granted options at the date of grant using a Black-Scholes option-pricing model with the assumptions described below.

Assumptions	2008	2007	2006
Fair value per share	$2.16	$11.14	$16.34
Dividend yield	—	—	—
Volatility factors of expected market price of stock(1)	30.00%	30.00%	30.00%
Risk-free interest rate	2.00%	5.25%	5.00%
Expected option term (in years)	3.50	4.00	6.00

(1)	We use the implied volatility evidenced within our publicly traded convertible bonds, warrants and over-the-counter stock options as a basis for the expected volatility assumption.

Restricted Share Awards

Under our 2008 Equity Incentive Plan and its predecessor plans, we granted 712,545 shares, 213,579 shares, and 391,116 shares to our employees and directors, with fair values of $6.9 million, $6.8 million and $15.8 million for the years ended 2008, 2007 and 2006, respectively. (Included within the 2006 grant amounts are 250,000 shares with a fair value of $10.2 million that we issued to our President.) When we grant restricted shares, we defer the grant date value of the restricted shares and amortize the grant date values of these shares (net of anticipated forfeitures) as compensation expense with an offsetting entry to the additional paid in capital component of our consolidated equity. Our issued restricted shares generally vest over a range of twenty-four to sixty months and are being amortized to salaries and benefits expense ratably over the respective vesting periods. As of December 31, 2008, our unamortized deferred compensation costs associated with non-vested restricted stock awards were $12.1 million with a weighted-average remaining amortization period of 2.2 years.

Occasionally, we issue or sell stock in our subsidiaries to certain members of the subsidiaries’ management teams. The terms of these awards vary but generally include vesting periods comparable to those of stock issued under our restricted stock plan. Generally, these shares can be converted to cash or our stock at our discretion after the specified vesting period or the occurrence of other contractual events. Ownership in these shares constitutes noncontrolling interests in the subsidiaries. We are amortizing this compensation cost commensurate with the applicable vesting period. The weighted average remaining vesting period for stock still subject to restrictions was 2.2 years as of December 31, 2008.

20.	Employee Benefit Plans

We maintain a defined contribution retirement plan (“401(k) plan”) for our U.S. employees that provides for a matching contribution by us. All full time U.S. employees are eligible to participate in the 401(k) plan. Our U.K. credit card subsidiary offers eligible employees membership in a Group Personal Pension Plan which is set up with Friend’s Provident. This plan is a defined contribution plan in which all permanent employees who have completed three months of continuous service are eligible to join the plan. Company matching contributions are available to U.K. employees who contribute a minimum of 3%. We contributed matching contributions under our U.S. and U.K. plans of $1.1 million, $0.8 million and $0.5 million per year in 2008, 2007 and 2006, respectively.

We also have an Employee Stock Purchase Plan (“ESPP”). All employees, excluding executive officers, are eligible to participate in the ESPP. Under the ESPP, employees can elect to have up to the lesser of 100% of their annual wages or $8,500 withheld to purchase CompuCredit common stock. The amounts deducted and accumulated by each participant are used to purchase shares of common stock at the end of each one-month offering period. The price of stock purchased under the ESPP is approximately 85% of the fair market value per share of our common stock on the last day of the offering period. Employees contributed $0.4 million to purchase 65,054 shares of common stock in 2008, $0.5 million to purchase 24,904 shares of common stock in 2007 and $0.6 million to purchase 19,382 shares of common stock in 2006 under the ESPP. The ESPP covers up to 150,000 shares of common stock. Our charge to expense associated with the ESPP was $84,000, $255,000 and $88,000 in 2008, 2007 and 2006, respectively.

21.	Related Party Transactions

During 2008, two of our executive officers and a member of our Board of Directors separately purchased an aggregate $3.4 million (face amount) of our outstanding convertible senior notes.  The purchases were made at prevailing market prices from unrelated third parties.

Under a shareholders agreement into which we entered with David G. Hanna, Frank J. Hanna, III, Richard R. House, Jr. (our President), Richard W. Gilbert (our Chief Operating Officer and Vice Chairman) and certain trusts that were or are affiliates of the Hanna’s following our initial public offering (1) if one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding common stock, each of the other shareholders that are a party to the agreement may elect to sell their shares to the purchaser on the same terms and conditions, and (2) if shareholders that are a party to the agreement owning more than 50% of the common stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

Richard R. House, Jr. and Richard W. Gilbert each indirectly owned 9.5% of VSI, the third-party developer of our database management system prior to the sale of VSI in 2004 to an unaffiliated third party. During 2007 and 2006, we paid $8.8 million and $8.4 million, respectively, to VSI and its subsidiaries for software development, account origination and consulting services. Under the terms of the VSI sale agreement, Mr. House and Mr. Gilbert were entitled to receive earn-out payments based on VSI gross revenue increases in 2004, 2005 and 2006, when compared to the prior year. Mr. House and Mr. Gilbert received earn-out payments of $146,000, $79,000 and $79,000 each during 2005, 2006 and 2007, respectively.

From 2001 until August 2007, we subleased 7,316 square feet of excess office space to Frank J. Hanna, Jr., who is the father of our Chairman and Chief Executive Officer, David G. Hanna, and one of our directors, Frank J. Hanna, III. The sublease rate per square foot was the same as the rate that we paid on the prime lease. Total rent for the sublease was $0.1 million for 2007 and $0.2 million in 2006.

In June 2007, we entered into a sublease for 1,000 square feet of excess office space at our new Atlanta headquarters office location, to HBR Capital, Ltd., a corporation co-owned by David G. Hanna and Frank J. Hanna, III. The sublease rate of $22.44 per square foot is the same as the rate that we pay on the prime lease. This sublease expires in May of 2022.

We have been a long-term contributor to the Solidarity School, a philanthropically-funded grade school program serving the children of Hispanic immigrant families. A substantial portion of our contributions to the Solidarity School historically have been funded by proceeds from our Aspiré a Mas credit card, one of our credit card offerings marketed primarily to the Hispanic community and some offerings of which have contained our promise that at least 1% of cardholder purchases will be reinvested in the Hispanic community through contributions to qualifying charitable organizations (which include the Solidarity School). David G. Hanna (our Chief Executive Officer and Chairman of the Board of Directors) and Frank J. Hanna, III (a member of our Board of Directors) are both members of the board of directors of the Solidarity School and, consistent with prior philanthropic activities, Frank J. Hanna, III also has personally guaranteed the mortgage on the school’s facility. Historically we have made charitable contributions to a variety of worthy causes and we expect to continue to support the Solidarity School and other organizations that are aimed at helping others through social, educational and spiritual means. While we made no contributions to the Solidarity School in 2007 or 2008, we gave $0.8 million to the Solidarity School in 2006.

In June, 2007, a partnership formed by Richard W. Gilbert (our Chief Operating Officer and Vice Chairman of our Board of Directors), Richard R. House, Jr. (our President and a member of our Board of Directors), J. Paul Whitehead III (our Chief Financial Officer), Krishnakumar Srinivasan (President of our Credit Cards segment), and other individual investors (including an unrelated third-party individual investor), acquired £4.7 million ($9.2 million) of class “B” notes originally issued to another investor out of our U.K. Portfolio securitization trust. This acquisition price of the notes was the same price at which the original investor had sold $60 million of notes to another unrelated third party. As of December 31, 2008, the outstanding balance of the notes held by the partnership was £1.1 million ($1.7 million). The notes held by the partnership comprise 0.5% of the $310.3 million in total notes within the trust on that date and are subordinate to the senior tranches within the trust. The “B” tranche bears interest at LIBOR plus 9%.

In December 2006, we established a contractual relationship with Urban Trust Bank, a federally chartered savings bank (“Urban Trust”), pursuant to which we purchase credit card receivables underlying specified Urban Trust credit card accounts. Under this arrangement, in general Urban Trust is entitled to receive 5% of all payments received from cardholders and is obligated to pay 5% of all net costs incurred by us in connection with managing the program, including the costs of purchasing, marketing, servicing and collecting the receivables. Because the parties agreed in 2008 to waive Urban Trust’s requirements to pay 5% of all net costs incurred by us, Urban Trust’s interest in future net payments received from cardholders is only 2.7% as of December 31, 2008; its interests are netted against securitized earnings assets on our consolidated balance sheets as noted in Note 10, “Securitizations and Structured Financings.” Frank J. Hanna, Jr., owns a substantial noncontrolling interest in Urban Trust and serves on its Board of Directors. In December 2006, Urban Trust deposited $0.7 million with us to cover its share of future expenses of the program. Also in December 2006, we deposited $0.3 million with Urban Trust to cover purchases by Urban Trust cardholders. Through December 31, 2008, Urban Trust used all of the $0.7 million deposit to fund its share of the net costs of the program and made certain net additional contributions to cover further growth. As of December 31, 2008, our deposit with Urban Trust grew to $2.4 million, corresponding to growth in purchases by Urban Trust cardholders.